UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cable One, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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210 E. Earll Drive Phoenix, AZ 85012

March 28, 2017

Dear Fellow Stockholders:

I am pleased to invite you to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Cable One, Inc. The Annual Meeting will be held at the Millenium Hilton, 55 Church Street, New York, New York, 10007, on Tuesday, May 2, 2017, at 8:30 a.m., local time.

Included with this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by returning a proxy card or voting instruction form in the envelope provided. If you plan to attend the Annual Meeting, kindly so indicate in the space provided on the proxy card or when prompted if voting over the Internet or by telephone.

Sincerely,

/s/ Thomas O. Might

Thomas O. Might

Executive Chairman and

Chairman of the Board

CABLE ONE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 2, 2017

The 2017 Annual Meeting of Stockholders of Cable One, Inc. (the “Company”) will be held at the Millenium Hilton, 55 Church Street, New York, New York, 10007, on Tuesday, May 2, 2017, at 8:30 a.m., local time, for the following purposes:

1.

To elect two Class II directors to hold office until the 2020 annual meeting of stockholders and until their respective successors are elected and qualified, as more fully described in the accompanying Proxy Statement.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2017.

3.	To approve the compensation of our named executive officers for 2016 on an advisory basis.

4.	To select the frequency of future advisory votes on executive compensation on an advisory basis.

5.	To approve the Amended and Restated Cable One, Inc. 2015 Omnibus Incentive Compensation Plan.

6.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of the Company has fixed the close of business on March 10, 2017, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

It is important that your shares be represented and voted at the meeting. Please sign and return your proxy card at your earliest convenience. You may also vote your shares by telephone or over the Internet. If you choose to vote your shares by telephone or over the Internet, please follow the instructions in the enclosed Proxy Statement and proxy card. You may revoke your proxy at any time before it has been voted at the meeting. You may vote in person at the meeting even if you have previously given your proxy. For shares held through a broker, bank or other nominee, you may vote submitting voting instructions as provided by your broker, bank or other nominee; however, you may not vote such shares in person at the meeting unless you have a proxy executed in your favor by your broker, bank or other nominee.

By Order of the Board of Directors,

/s/ Alan H. Silverman

Alan H. Silverman

Secretary

Phoenix, Arizona

March 28, 2017

CABLE ONE, INC.

210 E. Earll Dr.

Phoenix, Arizona 85012

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

May 2, 2017

This Proxy Statement contains information relating to the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Cable One, Inc. (the “Company, “we,” “us,” “our,” or “Cable ONE”) to be held at the Millenium Hilton, 55 Church Street, New York, New York, 10007, on Tuesday, May 2, 2017, at 8:30 a.m., local time, or any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors (the “Board”) of the Company is making this proxy solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to Be Held on May 2, 2017

Our Proxy Statement and Annual Report to Stockholders are available at

www.proxyvote.com

These proxy solicitation materials, including this Proxy Statement and the accompanying proxy card or voting instruction form, were first distributed and made available on or about March 28, 2017 to all stockholders entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS

Q:	What am I voting on?
A:	There are five proposals scheduled to be voted on at the Annual Meeting:

■

The election of two Class II directors to hold office until the 2020 annual meeting of stockholders and until their respective successors are elected and qualified or as otherwise provided in our Amended and Restated By-laws (“By-laws”);

■	The ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of our Company for the year ending December 31, 2017;

■	The approval of the compensation of our named executive officers for 2016 on an advisory basis (also referred to as the “say-on-pay” vote);

■	The selection of the frequency of future advisory votes on executive compensation on an advisory basis (also referred to as the “say-on-frequency” vote); and

■	The approval of the Amended and Restated Cable One, Inc. 2015 Omnibus Incentive Compensation Plan (the “2015 Omnibus Plan”).

In the event that any nominee for election withdraws or for any reason is not able to serve as a director, Kevin P. Coyle and Alan H. Silverman, acting as your proxies, may vote for such other person as the Board may nominate.

Q:	What are the voting recommendations of the Board?
A:	The Board unanimously recommends you vote as follows:

	Board Vote Recommendation	Page Reference for Additional Detail
Election of Directors	“FOR” each nominated director	5
Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017	“FOR”	15
Advisory Vote on the Approval of Executive Compensation for 2016	“FOR”	40
Advisory Vote on the Frequency of Future Executive Compensation Advisory Votes	“1 YEAR”	41
Approval of the 2015 Omnibus Plan	“FOR”	42

The Board knows of no reason that would cause any director nominee to be unable to act or to refuse to accept his or her nomination or election.

Q:	Will any other matters be voted on?
A:

We are not aware of any matters to be voted on other than those referred to in this Proxy Statement. If any other matter is properly brought before the Annual Meeting, Kevin P. Coyle and Alan H. Silverman, acting as your proxies, will vote for you at their discretion.

Q:	How do I vote?
A:	If you are a stockholder of record (that is, if your shares are registered in your name and not in “street name”), there are four ways to vote:

■	Over the Internet at www.proxyvote.com or scan the QR code on your proxy card with your mobile device. We encourage you to vote this way;

■	By toll-free telephone at 1-800-690-6903;

■	By completing and mailing your proxy card; or

■	By attending the Annual Meeting and voting in person.

If you hold shares in “street name” (that is, your shares are held in a brokerage account by a broker, bank or other nominee, also known as “beneficial owners”), you should follow the voting instructions provided by your broker, bank or other nominee.

If you wish to vote over the Internet or by telephone, your vote must be received by 11:59 p.m., Eastern Time, on the day before the Annual Meeting. After that time, Internet and telephone voting will not be permitted, and a stockholder of record wishing to vote who has not previously submitted a signed proxy card must vote in person at the Annual Meeting. Stockholders of record will be on a list held by the inspector of elections. Street name stockholders must obtain a proxy executed in their favor from the institution that holds their shares, whether it is their brokerage firm, bank or other nominee, and present it to the inspector of elections in order to vote at the Annual Meeting. Voting in person by a stockholder at the Annual Meeting will replace any previous votes submitted by proxy.

Your shares will be voted as you indicate. If you do not indicate your voting preferences, Kevin P. Coyle and Alan H. Silverman, acting as your proxies, will vote your shares in accordance with the Board’s recommendations specified above under “What are the voting recommendations of the Board?”

Q:	Who can vote?
A:

You can vote if you were a stockholder as of the close of business on March 10, 2017 (the “Record Date”). Each of your shares—whether held (i) directly in your name as stockholder of record or (ii) in street name—entitles you to one vote with respect to each proposal to be voted on at the Annual Meeting. However, street name stockholders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee how to vote their shares.

Q:	Can I change my vote?
A:	Yes. If you are a stockholder of record, you can change your vote or revoke your proxy at any time before the Annual Meeting:

■	By entering a new vote over the Internet or by telephone by 11:59 p.m., Eastern Time, on the day before the Annual Meeting;

■	By returning a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

■	By voting in person at the Annual Meeting.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares. Only the latest validly executed proxy that you submit will be counted.

Q:	What vote is required to approve a proposal?
A:

Each proposal requires the affirmative vote of majority of the votes cast at the Annual Meeting in order to be approved. “Abstentions” and “broker non-votes” will not be counted as votes cast with respect to that proposal, although they will have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated. Approval of Proposal 5 (approval of the 2015 Omnibus Plan) additionally requires that a majority of the outstanding shares on the Record Date actually cast votes on the matter. Abstentions and “broker non-votes” will have the practical effect of reducing the likelihood that this requirement will be satisfied.

Regarding Proposal 1 (election of the Company’s directors), in accordance with our By-laws, any incumbent director who fails to receive a majority of the votes cast must submit an offer to resign from the Board no later than two weeks after the Company certifies the voting results. In that case, the remaining members of the Board would consider the resignation offer and may either (i) accept the offer or (ii) reject the offer and seek to address the underlying cause(s) of the majority-withheld vote. The Board must decide whether to accept or reject the resignation offer within 90 days following the certification of the stockholder vote, and, once the Board makes its decision, the Company must promptly make a public announcement of the Board’s decision (including a statement regarding the reasons for its decision in the event the Board rejects the offer of resignation).

Q:	Who will count the vote?
A:	A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of elections.

Q:	Who can attend the Annual Meeting?
A:	All stockholders of record as of the close of business on March 10, 2017, can attend. Street name stockholders must show proof of ownership in order to be admitted to the Annual Meeting.

Q:	What do I need to do to attend the Annual Meeting?
A:

In order to be admitted to the Annual Meeting, you must present proof of ownership of our common stock as of the Record Date. This can be a brokerage statement or letter from a broker, bank or other nominee indicating your ownership as of the Record Date, a proxy card, or a legal proxy or voting instruction card provided by your broker, bank or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxyholders may also be asked to present a form of photo identification such as a driver’s license or passport.

In addition, please follow these instructions:

■	If you vote by using the enclosed proxy card, check the appropriate box on the card to indicate that you plan to attend the Annual Meeting.

■	If you vote over the Internet or by telephone, follow the instructions provided to indicate that you plan to attend the Annual Meeting.

Seating at the Annual Meeting will be on a first-come, first-served basis upon arrival at the Annual Meeting.

Backpacks, cameras, cell phones with cameras, recording equipment and other electronic recording devices will not be permitted inside the Annual Meeting. Failure to follow the Annual Meeting rules or permit inspection will be grounds for exclusion from the Annual Meeting.

Q:	Can I bring a guest?
A:	No. The Annual Meeting is for stockholders only.

Q:	What is the quorum requirement of the Annual Meeting?
A:

A majority of the votes entitled to be cast by the outstanding shares of common stock entitled to vote generally on the business properly brought before the Annual Meeting must be present in person or by proxy to constitute a quorum for the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present at the Annual Meeting. As of the Record Date, there were 5,724,508 shares of our common stock outstanding and entitled to vote.

If you hold your shares in street name and do not provide voting instructions to your broker, New York Stock Exchange (“NYSE”) rules grant your broker discretionary authority to vote your shares on “routine matters” at the Annual Meeting, including for the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017 in Proposal 2. However, the proposals regarding the election of directors, the say-on-pay vote, the say-on-frequency vote and the approval of the 2015 Omnibus Plan are not considered “routine matters.” As a result, if you do not provide voting instructions to your broker, your shares will be voted on Proposal 2 but will not be voted on Proposals 1, 3, 4 and 5 (resulting in a “broker non-vote” with respect to each of Proposals 1, 3, 4 and 5). Although “broker non-votes” will be counted as present for purposes of determining a quorum, we urge you to promptly provide voting instructions to your broker or other nominee so that your shares are voted on all proposals.

Q:	Who is soliciting proxies?
A:

Solicitation of proxies is being made by the Company’s management through the mail, in person, over the Internet or by telephone, without any additional compensation being paid to such members of the Company’s management. The cost of such solicitation will be borne by the Company. In addition, the Company has requested brokers and other custodians, nominees and fiduciaries to forward proxy cards and proxy soliciting material to stockholders, and the Company will pay their fees and reimburse them for their expenses in so doing.

Q:	What other information about Cable ONE is available?
A:	The following information is available:

■

The Company maintains on its website, http://ir.cableone.net, copies of its Annual Report on Form 10-K; Annual Report to Stockholders; Corporate Governance Guidelines; Statement of Ethical Principles; Code of Business Conduct; charters of the Audit, Compensation, Executive, and Nominating and Governance Committees; Policy Statement Regarding Director Nominations and Stockholder Communications (the “Policy Statement”); and other information about the Company.

■

In addition, printed copies of these documents will be furnished without charge (except exhibits) to any stockholder upon written request addressed to the Secretary of the Company at 210 E. Earll Drive, Phoenix, Arizona 85012.

■	Amendments to, or waivers granted to the Company’s directors and executive officers under, the Code of Business Conduct, if any, will be posted on the Company’s website.

Q:	Can I receive materials relating to the Annual Meeting electronically?
A:

To assist the Company in reducing costs related to the Annual Meeting, stockholders who vote over the Internet may consent to electronic delivery of mailings related to future annual stockholder meetings. The Company also makes its Proxy Statements and Annual Reports available online and may eliminate mailing hard copies of these documents to those stockholders who consent in advance to electronic distribution. If you are voting over the Internet, you may consent online at www.proxyvote.com when you vote. If you hold shares in street name, please also refer to information provided by the broker, bank or other nominee for instructions on how to consent to electronic distribution.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board is divided into three classes, designated Class I, Class II and Class III. Directors are elected by class for three-year terms, which continue until the third annual meeting of stockholders following the director’s election and until the director’s successor is elected and qualified. Our Amended and Restated Certificate of Incorporation (“Charter”) and By-laws provide that the number of the directors of the Company will be fixed from time to time by the Board.

There are three Class II directors whose term of office expires in 2017. The nominees for election as Class II directors, to serve for a three-year term until the 2020 annual meeting of stockholders and until his successor is elected and qualified, are Alan G. Spoon and Wallace R. Weitz. All nominees are currently directors of the Company and were previously elected by the then-sole stockholder of the Company, Graham Holdings Company (“GHC”), at the effective time of the Company’s spin-off from GHC (the “spin-off”). Naomi M. Bergman will not stand for re-election at the conclusion of her term of office in 2017, and the size of the Board will be fixed at eight directors effective immediately upon the conclusion of Ms. Bergman’s term.

The candidates for election have been nominated by the Board based on the recommendation of the Nominating and Governance Committee. In choosing directors and nominees, the Company seeks individuals of the highest personal and professional ethics, integrity and business acumen, who are committed to representing the long-term interests of our stockholders. In respect of its composition, the Board considers the diversity, skills and experience of prospective nominees in the context of the needs of the Board and seeks directors who are “independent” under applicable law and listing standards. Although the Company’s Corporate Governance Guidelines and the Policy Statement do not prescribe specific standards regarding Board diversity, the Board considers, as a matter of practice, the diversity of prospective nominees (including incumbent directors), both culturally and in terms of the variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Directors are elected by the affirmative vote of majority of the votes cast at the Annual Meeting. The Board knows of no reason that would cause any nominee to be unable to act or to refuse to accept his or her nomination or election. In the event that any nominee withdraws or for any reason is not able to serve as a director, the individuals acting as your proxies may vote for such other person as the Board may nominate.

The following table presents certain information, as of March 10, 2017, concerning each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

Name	Age	Director Since	Position	Expiration of Term as Director
Mr. Thomas O. Might	65	1995	Executive Chairman, Chairman of the Board, and Director	2018
Ms. Julia M. Laulis	54	2017	President, Chief Executive Officer, and Director	2019
Mr. Brad D. Brian*	64	2016	Director	2019
Mr. Thomas S. Gayner*	55	2016	Lead Independent Director	2018
Ms. Deborah J. Kissire*	59	2016	Director	2018
Mr. Alan G. Spoon*	65	2016	Director	2017
Mr. Wallace R. Weitz*	67	2016	Director	2017
Ms. Katharine B. Weymouth*	50	2016	Director	2019

   * Independent Director

In addition to the information presented below regarding each nominee’s specific qualifications, skills, attributes and experience that led the Board to conclude that he or she should serve as a director, the Board believes that each nominee has demonstrated established records of accomplishment in areas relevant to the Company’s strategy and operations and share characteristics identified in the Company’s Corporate Governance Guidelines, Statement of Ethical Principles and the Policy Statement as essential to a well-functioning deliberative body, including honesty, integrity, judgment, acumen, ethics, financial literacy, independence, competence, diligence and commitment to the interests of all stockholders to build long-term stockholder value.

All of the directors and nominees have held senior positions as leaders of complex organizations and gained expertise in core management skills, such as strategy and business development, innovation, line operations, brand management, finance, compensation and leadership development, compliance and risk management. They have significant experience in corporate governance and oversight through their positions as senior executives and as directors of public companies and other institutions. These skills and experience are pertinent to the Company’s current and evolving business strategies, as well as to the Board’s oversight role, and enable the directors to provide diverse perspectives about the complex issues facing the Company.

The following matrix and biographies highlight specific qualifications, skills, attributes and experience of each of our directors who is a nominee for election as a director or whose term of office will continue after the Annual Meeting. The matrix is a summary only; therefore, it does not include all of the qualifications, skills, attributes and experience that each director offers, and the fact that a particular qualification, skill, attribute or experience is not listed does not mean that a director does not possess it.

	Cable / Communications / Media Industry Experience	Leadership Experience	Governance / Board Experience	Financial / Accounting Expertise	Legal Expertise	Diversity
Brad D. Brian		✓			✓
Thomas S. Gayner	✓	✓	✓	✓
Deborah J. Kissire		✓	✓	✓		✓
Thomas O. Might	✓	✓	✓
Julia M. Laulis	✓	✓				✓
Alan G. Spoon	✓	✓	✓	✓
Wallace R. Weitz		✓	✓	✓
Katharine B. Weymouth	✓	✓	✓		✓	✓

Nominees for Election for a Term Expiring at the 2020 Annual Meeting of Stockholders

Alan G. Spoon

Mr. Spoon is currently Partner Emeritus at Polaris Partners, a private investment firm that provides venture capital to development-stage companies. He has been with Polaris Partners since May 2000, previously serving as Managing General Partner and General Partner. Mr. Spoon was Chief Operating Officer and a director of The Washington Post Company from March 1991 through May 2000 and served as President of The Washington Post Company from September 1993 through May 2000. Prior to that, he held a wide variety of positions at The Washington Post Company, including President of Newsweek from September 1989 to May 1991. Mr. Spoon began his career at, and later became a partner of, The Boston Consulting Group.

Mr. Spoon serves on the boards of Danaher Corporation, Fortive Corporation, IAC/InterActiveCorp and Match Group, Inc. and previously served as a director of Cable ONE from 1991 to 2000. Additionally, he has served on the boards of Getty Images, TechTarget, Inc., Human Genome Sciences, Ticketmaster and American Management Systems. Previously, Mr. Spoon was a member of the Board of Regents at the Smithsonian Institution (formerly Vice Chairman). He is a member of the MIT Corporation (member of the Executive Committee), where he also serves on the board of edX (an online education platform).

Mr. Spoon’s public company leadership experience gives him insight into business strategy, leadership and executive compensation, and his public company and private equity experience give him insight into technology trends, acquisition strategy and financing. With more than 20 years of experience with The Washington Post Company, including nine years as a director of Cable ONE, he also has knowledge of Cable ONE’s business.

Wallace R. Weitz

Mr. Weitz founded the investment management firm Weitz Investment Management, Inc. in 1983 as Wallace R. Weitz & Company and has since served in various roles at Weitz Investment Management, including Chief Investment Officer, President and Portfolio Manager. Mr. Weitz manages the Partners III Opportunity Fund and co-manages the Partners Value Fund and Hickory Fund, each of which is managed by Weitz Investment Management. Mr. Weitz has served as a Trustee of the Weitz Funds since 1986. Mr. Weitz began his career in New York as a securities analyst before joining Chiles, Heider & Co. in Omaha, Nebraska in 1973. There, he spent 10 years as an analyst and portfolio manager. Mr. Weitz is on the Board of Trustees for Carleton College and serves on various other non-profit boards.

Mr. Weitz brings to the Board his substantial finance experience as an investor in public companies.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

Directors Continuing in Office

Brad D. Brian

Mr. Brian is a Co-Managing Partner at the California law firm Munger, Tolles & Olson LLP, having been with the firm for over 30 years. A complex civil and criminal litigator, Mr. Brian is a Fellow in the American College of Trial Lawyers and the International Academy of Trial Lawyers. Mr. Brian has represented numerous Fortune 500 corporations in lawsuits and government investigations. This work has included trials, regulatory investigations and internal corporate investigations. He also has defended companies against more than 40 lawsuits filed under the qui tam provisions of the False Claims Act. Mr. Brian is the co-editor of Internal Corporate Investigations (ABA 3rd Ed. 2007). Mr. Brian was named a “Litigator of the Year” by The American Lawyer in 2016.

Mr. Brian brings to the Board his experience as a litigator and understanding of legal matters that may arise at Cable ONE.

Thomas S. Gayner

Mr. Gayner has served as Co-Chief Executive Officer of Markel Corporation, a publicly traded financial holding company headquartered in Glen Allen, Virginia, since January 2016 and as a director since August 2016. He also served as President and Chief Investment Officer of Markel Corporation from May 2010 until December 2015, and as a director of Markel Corporation from 1998 to 2003. Since 1990, he has served as President of Markel-Gayner Asset Management Corporation. Previously, he was a certified public accountant at PricewaterhouseCoopers LLP and a Vice President of Davenport & Company LLC in Virginia. Mr. Gayner serves on the boards of GHC, Colfax Corporation and The Davis Series Mutual Funds. He also serves on the boards of the non-profit entities Bon Secours Health System and the Community Foundation of Richmond.

Mr. Gayner brings to the Board the leadership, management oversight and financial skills gained in his role as a senior manager and director of Markel Corporation as well as other public company boards.

Deborah J. Kissire

Ms. Kissire retired as a partner of Ernst & Young LLP, an independent registered public accounting firm, in July 2015 after a 36-year career. At the time of her retirement, Ms. Kissire served as Ernst & Young’s Vice Chair and East Central Managing Partner as well as a member of the Americas Executive Board. Ms. Kissire serves on the boards of Axalta Coating Systems Ltd. and Omnicom Group Inc., and she has served on the boards of Goodwill Industries of Greater Washington and Junior Achievement USA.

Ms. Kissire brings to the Board her significant experience in public company financial reporting, accounting and financial control matters.

Julia M. Laulis

Ms. Laulis has been Chief Executive Officer and a member of the Board since January 2017 and President of Cable ONE since January 2015.

Ms. Laulis joined Cable ONE in 1999 as Director of Marketing-NW Division. In 2001, she was named Vice President of Operations for the SW Division. In 2004, she accepted the additional responsibility for starting up Cable ONE’s Phoenix Customer Care Center. In 2008, she was named Chief Operations Officer, and in 2012, she was named Chief Operating Officer of Cable ONE. In January 2015, she was promoted to President and Chief Operating Officer of Cable ONE.

Prior to joining Cable ONE, Ms. Laulis served in various senior marketing positions with Jones Communications. Ms. Laulis began her 30-plus-year career in the cable industry with Hauser Communications.

Ms. Laulis brings to the Board her significant operational and leadership experience as well as intimate knowledge and perspective about the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company based on her various executive roles at Cable ONE.

Thomas O. Might

Mr. Might has been Executive Chairman of Cable ONE since January 2017. He has served as Chairman of the Board of Cable ONE since 2015 and as a member of the Board of Cable ONE since 1995. Mr. Might served as Chief Executive Officer of Cable ONE from 1994 to 2016 and as President of Cable ONE from 1994 to 2014.

Mr. Might joined The Washington Post Company in 1978 as assistant to publisher Donald E. Graham after serving a summer internship at the newspaper in 1977. He was promoted to Vice President-Production in 1982 and served in that position until 1987, when he became Vice President-Production and Marketing. In 1991, Mr. Might was named Vice President-Advertising Sales.

In 1993, Mr. Might was promoted to President and Chief Operating Officer of Cable ONE (formerly named Post-Newsweek Cable). He became President and Chief Executive Officer of Cable ONE in 1994 and was elected to the Board in 1995.

Mr. Might serves on the boards of the American Cable Association, CableLabs, and C-SPAN. Mr. Might was a Combat Engineer Officer in the U.S. Army from 1972 to 1976.

Mr. Might brings to the Board leadership and management oversight skills as well as intimate knowledge and perspective about the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company based on his various executive roles at Cable ONE.

Katharine B. Weymouth

Ms. Weymouth was the Chief Executive Officer of Washington Post Media and Publisher of The Washington Post newspaper from February 2008 until October 2014. She joined The Washington Post Company in 1996 as Assistant General Counsel of The Washington Post newspaper and held various positions within that organization over the course of 18 years. Ms. Weymouth held several positions within The Washington Post’s advertising department, including Director of the department’s jobs unit, Director of Advertising Sales and Vice President of Advertising. She also served as Associate Counsel of Washingtonpost.Newsweek Interactive, then the online publishing subsidiary of The Washington Post Company. Ms. Weymouth has been a director of GHC, from which Cable ONE was spun-off in July 2015, since September 2010. She serves as a Trustee of the Philip L. Graham Fund and of The Field School and is a director of the American Institute of Architects, The Economic Club of Washington, D.C. and the Community Foundation for the Greater Capital Region.

Ms. Weymouth brings to the Board public company leadership, management oversight and operational expertise gained through her various senior roles with and directorship of GHC.

There are no family relationships among any of our directors and executive officers.

CORPORATE GOVERNANCE

Board Committees and Meeting Attendance

The standing committees of the Board include the Audit Committee, Compensation Committee, Executive Committee, and Nominating and Governance Committee. As discussed in more detail below, each of the Audit, Compensation and Nominating and Governance Committees is comprised entirely of independent directors, consistent with the definition of “independent” under NYSE listing standards applicable to boards of directors generally and board committees in particular.

Each committee of the Board operates under a written charter that is maintained on our website, http://ir.cableone.net/govdocs, and has the authority to hire at the expense of the Company independent legal, accounting, financial or other advisors as it deems necessary or appropriate.

The following table summarizes the current membership of the Board and each of its committees, as well as the number of times the Board and each committee met during 2016.

Director	Board	Audit Committee	Compensation Committee	Executive Committee	Nominating and Governance Committee
Thomas O. Might	Chair			✓
Julia M. Laulis*	✓			✓
Naomi M. Bergman**	✓	✓			✓
Brad D. Brian	✓		✓		✓
Thomas S. Gayner	Lead Independent Director			Chair	Chair
Deborah J. Kissire	✓	Chair
Alan G. Spoon	✓	✓	✓	✓
Wallace R. Weitz	✓		Chair
Katharine B. Weymouth	✓
Number of Meetings	7	5	6	4	5
*	As of January 1, 2017, the Board elected Ms. Laulis as a director and a member of the Executive Committee.
**

Ms. Bergman will not stand for re-election at the conclusion of her term of office in 2017. Effective immediately upon the conclusion of Ms. Bergman’s term, it is anticipated that Ms. Weymouth will be appointed to the Audit Committee and Mr. Weitz will be appointed to the Nominating and Governance Committee.

Each director attended at least 75% of the meetings of the Board and the committees of the Board on which the director served in 2016.

Audit Committee

The functions of the Audit Committee include, among other duties, overseeing:

■	management’s conduct of our financial reporting process (including the development and maintenance of systems of internal accounting and financial controls);

■	the integrity of our financial statements;

■	our compliance with legal and regulatory requirements;

■	the qualifications and independence of our outside auditor;

■	the performance of our internal audit function;

■	the outside auditor’s annual audit of our financial statements; and

■	the preparation of certain reports required by the rules and regulations of the Securities and Exchange Commission (the “SEC”).

The Board has determined that all members of the Audit Committee are non-employee, “financially literate,” “independent” directors within the meaning of the listing standards of the NYSE. None of the members of the Audit Committee has accepted, other than in such person’s capacity as a committee or Board member, any consulting, advisory or other compensatory fee from the Company or its affiliates.

The Board has determined that each of Ms. Kissire and Mr. Spoon has the requisite background and experience to be (and is) designated an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K due to his or her extensive experience, as discussed under “Proposal 1: Election of Directors.” In addition, the Board has determined that all of the members of the Audit Committee are well grounded in financial matters and are familiar with generally accepted accounting principles. All of the members of the Audit Committee have a general understanding of internal controls and procedures for financial reporting, as well as an understanding of audit committee functions. To the extent that matters come before the Audit Committee that involve accounting issues, the members of the Audit Committee consult with and rely on management, in addition to consulting with external experts, such as the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. In addition, the Audit Committee has authority to obtain advice from internal or external legal or other advisors.

Compensation Committee

The functions of the Compensation Committee include, among other duties:

■	determining and approving the compensation of our Chief Executive Officer;

■	reviewing and approving the compensation of other members of our senior management;

■	overseeing the administration and determination of awards under our compensation plans; and

■	preparing any report on executive compensation required by the rules and regulations of the SEC.

All members of the Compensation Committee are non-employee directors and have been determined to be “independent” within the meaning of the listing standards of the NYSE applicable to service on compensation committees of emerging growth companies.

Executive Committee

The functions of the Executive Committee include, among other duties:

■	reviewing and providing guidance to the Board and to senior management of the Company regarding the Company’s strategy, operating plans and operating performance; and

■	performing such other duties or responsibilities as may be delegated to the Committee from time to time by the Board.

Nominating and Governance Committee

The functions of the Nominating and Governance Committee include, among other duties:

■	overseeing our corporate governance practices;

■	reviewing and recommending to our Board amendments to our By-laws, Charter, committee charters and other governance policies;

■	reviewing and making recommendations to our Board regarding the structure of our various board committees;

■	identifying, reviewing and recommending to our Board individuals for election to the Board;

■	adopting and reviewing policies regarding the consideration of candidates for our Board proposed by stockholders and other criteria for membership on our Board;

■	overseeing the Chief Executive Officer succession planning process, including an emergency succession plan;

■	reviewing the leadership structure for our Board;

■	overseeing our Board’s annual self-evaluation; and

■	overseeing and monitoring general governance matters, including communications with stockholders and regulatory developments relating to corporate governance.

All members of the Nominating and Governance Committee are non-employee directors and have been determined to be “independent” within the meaning of the listing standards of the NYSE.

Corporate Governance Guidelines and Codes of Conduct

In order to help assure the highest levels of business ethics at Cable ONE, our Board has adopted the following Corporate Governance Guidelines and codes of conduct, which are maintained on our website, http://ir.cableone.net/govdocs.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide a framework for the governance of the Company. Among other things, our Corporate Governance Guidelines address director qualifications, Board operations, director compensation, management review and succession, and director orientation and continuing education. The Corporate Governance Guidelines also provide for annual self-evaluations by the Board and its committees.

The Board has not established limits on the number of terms a director may serve prior to his or her 75th birthday; however, no director may be nominated to a new term if he or she would be age 75 or older at the time of the election.

Code of Business Conduct

Our Code of Business Conduct applies to our employees, including any employee directors. The Code of Business Conduct contains policies pertaining to, among other things, employee conduct in the workplace; electronic communications and information security; accuracy of books, records and financial statements; securities trading; confidentiality; conflicts of interest; fairness in business practices; anti-bribery and anti-corruption laws; antitrust laws; and political activities and solicitations.

Statement of Ethical Principles

Our Statement of Ethical Principles applies to our directors, officers and employees and is designed to deter wrongdoing and to promote, among other things:

■	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

■	the protection of the confidentiality of our non-public information;

■	the responsible use of and control over our assets and resources;

■	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and other regulators and in our other public communications;

■	compliance with applicable laws, rules and regulations; and

■	accountability for adherence to the Statement of Ethical Principles and prompt internal reporting of any possible violation of the Statement of Ethical Principles.

Director Nomination Process

Under our By-laws, stockholders of record are able to nominate persons for election to our Board only by providing proper notice to our Secretary. Proper notice must be timely, generally between 90 and 120 days prior to the relevant meeting (or, in the case of annual meetings, prior to the first anniversary of the prior year’s annual meeting), and must include, among other information, the name and address of the stockholder giving the notice, a representation that such stockholder is a holder of record of our common stock as of the date of the notice, certain information regarding such stockholder’s beneficial ownership of our securities and any derivative instruments based on or linked to the value of or return on our securities as of the date of the notice, certain information relating to each person whom such stockholder proposes to nominate for election as a director, a brief description of any other business such stockholder proposes to bring before the meeting and the reason for conducting such business and a representation as to whether such stockholder intends to solicit proxies.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. Our By-laws provide that any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to our Board, if such stockholder complies with the applicable notice procedures.

Our Corporate Governance Guidelines and the Policy Statement contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating future director candidates. The Policy Statement sets forth our Nominating and Governance Committee’s general policy regarding the consideration of candidates proposed by stockholders; a description of the minimum criteria used by the Nominating and Governance Committee in evaluating candidates for the Board; a description of the Nominating and Governance Committee’s process for identifying and evaluating director nominees (including candidates recommended by stockholders); and the general process for communications between stockholders and the Board.

Majority Voting for Directors

Our By-laws provide for majority voting in uncontested director elections, and any incumbent director who fails to receive a majority of the votes cast must submit an offer to resign from the Board no later than two weeks after the Company certifies the voting results. In that case, the remaining members of the Board would consider the resignation offer and may either (i) accept the offer or (ii) reject the offer and seek to address the underlying cause(s) of the majority-withheld vote. The Board must decide whether to accept or reject the resignation offer within 90 days following the certification of the stockholder vote, and, once the Board makes its decision, the Company must promptly make a public announcement of the Board’s decision (including a statement regarding the reasons for its decision in the event the Board rejects the offer of resignation).

Director Independence

As set forth in our Corporate Governance Guidelines, the majority of directors must be “independent” according to the criteria for independence established by the NYSE. Our Corporate Governance Guidelines also require that all the members of each of the standing committees (other than the Executive Committee) must be independent and may not directly or indirectly accept any consulting, advisory or other compensatory fee (other than pension or other forms of deferred compensation for prior service which is not contingent in any way on continued service) from the Company or its subsidiaries and none of the members of the standing committees may have a material relationship with the Company. In order to determine that a director is independent, the Board must make an affirmative determination that the director satisfies applicable regulatory and NYSE listing requirements to be an independent director of the Company and that the director is free of any other relationship that would interfere with the exercise of independent judgment by such director. The Board has determined that the following directors are independent Naomi M. Bergman, Brad D. Brian, Thomas S. Gayner, Deborah J. Kissire, Alan G. Spoon, Wallace R. Weitz and Katharine B. Weymouth.

Executive Sessions of the Non-Management Directors

The listing standards of the NYSE call for the non-management directors of the Company to meet at regularly scheduled executive sessions without management. Thomas S. Gayner serves as Lead Independent Director of the Board, and he presides at the executive sessions of the Board. In 2016, the non-management directors regularly met in executive sessions outside the presence of any employee director or management, and the non-management directors expect to meet in executive session in 2017 as appropriate.

Board Leadership Structure

The Board supports flexibility in determining its leadership structure by not requiring the separation of the roles of Chairman of the Board and Chief Executive Officer. The Board believes that the Company and its stockholders are best served by maintaining this flexibility rather than mandating a particular leadership structure.

In 2016, Mr. Might served as Chairman of the Board as well as Chief Executive Officer of the Company. Effective January 1, 2017, Ms. Laulis was appointed President and Chief Executive Officer, while Mr. Might continues to serve as Chairman of the Board. Until the separation of the roles in 2017, the Board believed that Mr. Might’s service as both Chairman of the Board and Chief Executive Officer was in the best interests of the Company and that this structure was appropriate because Mr. Might possesses in-depth strategic and operational knowledge of the opportunities and challenges facing the Company and has played a critical role in the growth of the Company during his over-20 years of experience as an executive at and as a member of the Board of Cable ONE.

We currently maintain separate roles between Chairman of the Board and Chief Executive Officer in recognition of the differences between the two responsibilities and because we believe that, at this time, the separation of the roles is in the best interests of the Company. This structure is appropriate because our Chief Executive Officer, Ms. Laulis, is responsible for, among other things, setting our strategic direction and day-to-day leadership and performance of our Company. Meanwhile, Mr. Might continues to serve as an executive officer of the Company. As Chairman of the Board and Executive Chairman, Mr. Might focuses on strategy and business development, provides input to the Chief Executive Officer, develops agendas that focus on matters that merit Board attention, and presides over meetings of the full Board.

To ensure the Board’s independence and proper functioning, the Board also appoints a Lead Independent Director. Thomas S. Gayner currently serves in this capacity. The Lead Independent Director typically chairs executive sessions of Board meetings and consults with Mr. Might, Ms. Laulis and senior management regarding issues to be included in Board meeting agendas. The Lead Independent Director is also expected to collaborate with Mr. Might and Ms. Laulis, along with the other members of the Executive Committee, in reviewing key operational and other matters and to act as a liaison between Mr. Might and Ms. Laulis and the non-management directors. The role of the Lead Independent Director is able to provide strong leadership of the non-management directors and help the Board provide effective independent oversight of the Chairman of the Board and Executive Chairman as well as the Chief Executive Officer.

Board’s Role in Risk Oversight

The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and competitive and financial positions of the Company, and monitors the Company’s risk profile. Board meetings are focused on strategic matters affecting major areas of the Company’s business, including operational, execution and competitive risks and risk management initiatives. The Board fulfills certain risk oversight functions through its standing committees. For example, the Audit Committee plays a key role in risk oversight, particularly with respect to financial reporting, accounting and compliance matters; the Compensation Committee addresses the risk profile of the Company’s compensation program and arrangements; and the Nominating and Governance Committee oversees corporate governance-related risk associated with our governance practices and profile.

Risk oversight activities are supported by internal reporting structures that aim to surface directly to the Board key matters that can affect the Company’s risk exposures. The Company has established a Disclosure Controls Committee that reports directly to the Audit Committee on certain matters relating to the Company’s public disclosures.

Communicating with Directors

In accordance with the Policy Statement, stockholders and other interested persons seeking to communicate with the Board may submit any communications in writing to the Company’s Secretary, at the address of the Company’s headquarters: 210 E. Earll Drive, Phoenix, Arizona 85012. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will review all incoming stockholder communications, except for solicitations, junk mail and obviously frivolous or inappropriate communications, and forward such communications, as appropriate, to the full Board or to any individual director or directors to whom the communication is directed.

Annual Meeting Attendance

The Board does not have a policy of requiring directors to attend annual meetings of stockholders; however, the Company generally schedules a Board meeting in conjunction with its annual meeting of stockholders and encourages directors and nominees for director to attend each annual meeting of stockholders. All of our directors attended our 2016 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

Messrs. Brian, Spoon and Weitz served as members of the Compensation Committee in 2016. None of these individuals has ever been an employee of the Company. During 2016, none of our executive officers served on the board of directors or compensation committee of any other entity for which a member of our Board or Compensation Committee served as an executive officer.

Corporate Governance Policies Related to Compensation and Equity

Please refer to “Compensation Discussion and Analysis—Corporate Governance Policies” beginning on page 27 of this Proxy Statement for discussion of our stock ownership guidelines, and our policies with respect to prohibiting derivative trading, hedging and pledging; clawbacks; and the tax deductibility of compensation.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited the financial statements of our Company for the fiscal year ended December 31, 2016. Our Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017 and recommends that stockholders vote in favor of the ratification of such appointment. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so with respect to our financial statements for the fiscal year ended December 31, 2016 and the firm’s relationship with the Company and will be available to respond to appropriate questions from stockholders.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the duties and responsibilities of the Audit Committee include the pre-approval of audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair our auditor’s independence. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and pre-approve the services that may be provided by the independent registered public accounting firm as well as revise the list of pre-approved services from time to time, based on subsequent determinations.

The Audit Committee will not delegate to management responsibilities to pre-approve services performed by the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code of 1986, as amended (the “Code”), and related regulations.

Audit-related services are assurance and other services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm. The Audit Committee believes that the provision of audit-related services does not impair the independence of the independent registered public accounting firm.

The Audit Committee believes that the independent registered public accounting firm can provide tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing such auditor’s independence. However, the Audit Committee will not permit the retention of the independent registered public accounting firm in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Code and related regulations.

The Audit Committee may grant pre-approval of those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services and would not impair the independence of the auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer (or other designated officer) and must include a statement from that individual as to whether, in his or her view, the request or application is consistent with the SEC’s rules on auditor independence.

Audit and Other Fees

The following table provides information regarding the aggregate fees billed to the Company for professional services rendered by PricewaterhouseCoopers LLP for 2016 and 2015.

	2016	2015
Audit Fees (1)	$1,858,000	$1,064,129
Audit-Related Fees (2)	681,068	35,000
Tax Fees (3)	36,504	40,000
All Other Fees (4)	1,800	1,800
Total	$2,577,372	$1,140,929

(1)

Audit fees for 2016 and 2015 related to the annual audit and reviews of financial statements included in the Company’s quarterly filings, including reimbursable expenses. Audit fees for 2016 also related to the initial annual audit of our internal control over financial reporting. Audit fees for 2015 also related to the filing of a Form S-8 for shares issuable in connection with the Cable One, Inc. 2015 Omnibus Incentive Compensation Plan (the “Existing 2015 Plan”).

(2)

Audit-related fees for 2016 and 2015 related to assurance and other services reasonably related to the performance of the audit or reviews of financial statements and not included under “Audit Fees” above, including reimbursable expenses. Audit-related fees for 2016 also related to due diligence services related to mergers and acquisitions.

(3)	Tax fees for 2016 and 2015 related to tax compliance, tax advice and tax planning, including reimbursable expenses. These fees were primarily for state and local tax consulting.

(4)	All other fees for 2016 and 2015 related to software licensing for a finance and accounting research tool provided by PricewaterhouseCoopers LLP.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Named Executive Officers (“NEOs”)

This Compensation Discussion and Analysis describes the compensation of our NEOs named in the 2016 Summary Compensation Table:

Name	Position
Thomas O. Might*	Chairman of the Board and Chief Executive Officer (“CEO”) (through 12/31/16)
Julia M. Laulis*	President and Chief Operating Officer (through 12/31/16)
Kevin P. Coyle	Senior Vice President and Chief Financial Officer
Stephen A. Fox	Senior Vice President and Chief Network Officer
Alan H. Silverman	Senior Vice President, General Counsel and Secretary

*

As of January 1, 2017, Mr. Might was appointed Executive Chairman and Ms. Laulis was appointed President and CEO. All references to our CEO throughout the Compensation Discussion and Analysis and in the Executive Compensation section of this Proxy Statement refer to Mr. Might, unless the context indicates otherwise.

2016 Highlights

Below are highlights of our financial performance in 2016, including Adjusted EBITDA, which was the performance metric used for the Company’s 2016 Annual Executive Bonus Plan (the “2016 Bonus Plan”) and the annual grant of performance-based restricted stock awards (“PSAs”) in 2016:

■	Net income was $98.9 million in 2016, an increase of 11.1% compared to net income of $89.0 million in 2015.

■

Adjusted EBITDA was $350.5 million, an increase of 10.3% compared to Adjusted EBITDA of $317.7 million in 2015. See Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Metrics,” for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, which is the most directly comparable measure under U.S. generally accepted accounting principles (“GAAP”).

■	Net cash provided by operating activities was $251.8 million, an increase of 2.2% compared to net cash provided by operating activities of $246.4 million in 2015.

■

Adjusted EBITDA less capital expenditures was $225.0 million, an increase of 48.7% compared to Adjusted EBITDA less capital expenditures of $151.4 million in 2015. See Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Metrics,” for the definition of Adjusted EBITDA less capital expenditures and reconciliations to net income, which is the most directly comparable measure under GAAP when this metric is used as a performance measure, and to net cash provided by operating activities, which is the most directly comparable measure under GAAP when this metric is used as a liquidity measure.

Noteworthy Changes to our Compensation Program for 2017

■

Redesigned performance-based equity awards for 2017. The PSAs for 2017 are based on three-year cumulative Adjusted EBITDA less capital expenditures, which as compared to the PSAs for 2016, will extend the performance period from one year to three years and will differentiate the performance metrics between our annual executive bonus plan and our long-term equity incentive awards. For additional details, please see “2017 Compensation Actions” below.

■

Management changes. Effective as of January 1, 2017, Mr. Might was appointed Executive Chairman and Ms. Laulis was appointed President and CEO. In connection with Mr. Might’s appointment, his annual base salary was reduced, he is not eligible to receive an annual bonus under our annual executive bonus plan for 2017, and he received a grant of PSAs. In connection with Ms. Laulis’ appointment, her annual base salary and target annual bonus were increased, and she received a one-time promotional stock appreciation right (“SAR”) grant in addition to her annual PSA grant. For additional details regarding the new compensation terms for Mr. Might and Ms. Laulis, please see “Elements of our Compensation Program” below.

■

Amended stock ownership guidelines in 2017. In 2017, the Board amended our stock ownership guidelines, which, among other things, increased the required stock ownership level for our CEO from a multiple of five times base salary to six times base salary and adopted the same six times base salary multiple for the newly created position of Executive Chairman. The stock ownership guidelines were also revised to provide that PSAs are not counted toward achievement of the applicable guideline multiple until the performance contingencies have been satisfied, and require that if, following the initial five-year compliance period an executive falls below the required ownership level, the executive retain net after-tax shares from SAR exercises or when PSAs or time-based restricted stock awards (“RSAs”) vest until the applicable guideline has been met. For additional details regarding the amended stock ownership guidelines, please see “Corporate Governance Policies—Stock Ownership Guidelines” below.

Corporate Governance “Best Practices”

Below is a summary of best practices that we have implemented with respect to the compensation of our NEOs because we believe they support our compensation philosophy and are in the best interests of our Company and our stockholders.

✓	Our compensation is aligned with a pay-for-performance philosophy where a substantial portion of executive officer compensation is at-risk and tied to objective performance goals.

✓

Both annual bonuses and, with limited exceptions, annual equity incentive awards are 100% based on financial operating performance against pre-defined objective goals with no discretion to increase payouts.

✓	The Compensation Committee engages an independent compensation consultant.

✓	We maintain robust executive and director stock ownership guidelines.

✓	We maintain clawback provisions in our equity award agreements, and our long-term incentive plan permits recoupment under various circumstances for cash awards granted thereunder as well.

✓	We prohibit all executives and directors from hedging and pledging our securities.

✓	The Compensation Committee conducts an annual risk assessment of our compensation program.

✓	We do not provide any “single trigger” acceleration of payments or benefits upon a change of control of the Company.

✓	We do not provide gross-up payments on excise taxes under Section 280G of the Code.

✓	We provide only limited perquisites to our NEOs.

Prior to December 31, 2016, we were considered an “emerging growth company” under federal securities laws and, as a result, we did not hold a say-on-pay vote at our 2016 annual meeting of stockholders. This Proxy Statement marks the first time we are providing a comprehensive Compensation Discussion and Analysis. Because we are no longer an emerging growth company, we are required to conduct an advisory say-on-frequency vote at the Annual Meeting. In addition, we are voluntarily conducting our say-on-pay vote at the Annual Meeting, although we are not yet required to hold such a vote. Our Board and the Compensation Committee greatly value the benefits of maintaining a dialogue with our stockholders to understand their views on our executive compensation program and practices. The Compensation Committee intends to consider the outcome of future say-on-pay votes and is devoted to consistently reviewing and enhancing our compensation programs.

Our Executive Compensation Program and Practices

The Compensation Committee believes that our executive compensation program is appropriately designed to advance stockholder interests through effective performance-based incentives with retention features. The primary components and associated purposes of our compensation program are as follows:

■	Base Salary — Provide the security of a competitive fixed cash payment for services rendered.

■	Annual Cash Incentives — Motivate superior annual performance and support our objectives by tying any payout to the achievement against pre-established operating goals.

■

Long-Term Equity Incentives — Retain executives and align their interests with those of our long-term stockholders by motivating them to build stockholder value over the life of the grants and beyond. We generally tie long-term equity incentives to the achievement against pre-established long-term operating goals (through PSAs) or the appreciation of our common stock (through SARs).

■

Other Benefits — Provide other benefits that are competitive and consistent with the market. We offer general health and welfare benefits, limited perquisites, and severance benefits in the event of involuntary termination, which are generally limited to partial vesting of outstanding equity awards. We have not entered into any agreements with our executives that provide cash severance. Retirement benefits are generally limited to participation in a tax-qualified 401(k) plan, which includes a Company match. In addition, there are certain legacy deferred compensation plans in which our NEOs (other than Messrs. Coyle and Fox) currently participate and legacy retirement plans in which our NEOs (other than Messrs. Coyle and Silverman) currently participate, which carried over from the spin-off.

Under our executive compensation program, performance-based incentive compensation comprises a substantial portion of target compensation, and our NEOs have a larger percentage of compensation at-risk than is fixed relative to total compensation. The Compensation Committee considers each component of compensation collectively with other components when establishing the various forms, components, and levels of compensation for our NEOs. In determining the appropriate mix of compensation elements for each NEO, our compensation program seeks to provide a balance between the various components by rewarding performance through annual performance-based cash incentive compensation that encourages achieving and exceeding annual goals and milestones designed to advance our long-term growth strategy and also through long-term equity incentive compensation to align our NEOs interests with those of our stockholders.

Objectives of our Executive Compensation Program

Our performance-based compensation philosophy for executive officers aims to provide incentives to achieve both short- and long-term business objectives, align the interests of our executive officers and stockholders, and ensure that we can hire and retain talented individuals in a competitive marketplace.

Key objectives of our executive compensation program are as follows:

■	Attract and retain highly qualified and productive executives.

■	Motivate executives to enhance our overall performance and profitability through the successful execution of the Company’s short- and long-term business strategies, with an emphasis on the long-term.

■	Align the long-term interests of our executives and stockholders through ownership of Cable ONE stock by executives and by rewarding stockholder value creation.

■	Reflect our pay-for-performance philosophy.

■	Ensure that compensation opportunities are competitive.

Role of the Compensation Committee and the CEO

The Board has delegated to the Compensation Committee the responsibility of overseeing the administration of the Company’s compensation plans and the preparation of all reports and documents required by the rules and regulations of the SEC. The Compensation Committee annually reviews and approves the corporate goals and objectives upon which the executive compensation program is based. The Compensation Committee evaluates the CEO’s performance in light of these goals and objectives. Furthermore, the Compensation Committee reviews and makes recommendations to the Board with respect to any incentive compensation plans, including equity-based plans, to be adopted or submitted to the Company’s stockholders for approval.

The Compensation Committee meets at least quarterly throughout the year, and may meet more often, as required to address ongoing events. In 2016, the Compensation Committee met six times. Meeting agendas are determined by the Chair of the Compensation Committee with the assistance of our CEO. Our CEO attended all six Compensation Committee meetings, and representatives from the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”) attended all four meetings of the Compensation Committee following their engagement by the Compensation Committee in 2016. At the Compensation Committee meetings, our CEO made recommendations to the Compensation Committee regarding the annual base salary, annual cash incentive compensation, and equity compensation of our NEOs (other than our CEO). If needed, external legal counsel also attended Committee meetings.

Compensation Setting Process

The Compensation Committee makes compensation determinations for our CEO after a deliberation of individual and Company performance for the year, along with an examination of external market data of our industry peer group, based on the surveys described below under “Use of Peer Companies.”

The Compensation Committee makes compensation determinations for our NEOs (other than our CEO) based on recommendations made by our CEO, taking into account each NEO’s individual performance (with an assessment of the individual’s accomplishments provided by our CEO) and Company performance, along with an examination of external market data, based on the surveys described below under “Use of Peer Companies.”

Independent Compensation Consultant

The Compensation Committee has the sole authority to retain and dismiss an independent compensation consultant. In 2016, the Compensation Committee engaged FW Cook, a national executive compensation consulting firm, as its independent consultant. FW Cook reviewed and provided recommendations concerning all of the components of the Company’s executive compensation programs for 2017. FW Cook performs services solely on behalf of the Compensation Committee and has no relationship with the Company or management except as it may relate to performing such services. The Compensation Committee assessed the independence of FW Cook pursuant to the rules of the SEC and the NYSE and concluded that FW Cook is independent and no conflict of interest exists with respect to the services they provided to the Compensation Committee.

Use of Peer Companies

In 2015 and 2014, prior to the spin-off, compensation for each of our NEOs was determined by the Compensation Committee of GHC’s board of directors (the “GHC Compensation Committee”) based on recommendations made by GHC’s senior management, and, for our NEOs (other than our CEO), in consultation with our CEO. In determining our NEOs’ compensation for 2015 and 2014, GHC’s senior management and the GHC Compensation Committee also referred to the composite market information included in, for Mr. Might, the Equilar Executive Compensation Survey and the U.S. Mercer Benchmark Database (MBD): Executive Survey, which contained compensation information for a broader group of companies in a range of industries with revenues similar to our annual revenues, and, for Ms. Laulis and Mr. Fox, the Croner CTHRA Cable and Satellite MSO Compensation Survey, which contained compensation information for a broader group of companies in the multichannel video programming distributor industry.

The Compensation Committee determined the compensation of each of our NEOs for 2016. For our NEOs (other than our CEO), the Compensation Committee’s determination was based on the recommendations of our CEO. In determining our NEOs’ 2016 compensation, the Compensation Committee reviewed the March 2014 Croner CTHRA Cable and Satellite MSO Compensation Survey (the “2014 CTHRA Survey”), the tenure of the NEOs and their internal and external pay equity. The 2014 CTHRA Survey was selected because it provided market data specific to our industry. Since the 2014 CTHRA Survey used for 2016 compensation determinations provided information with respect to 2014 compensation, in determining recommended adjustments to NEO compensation, the figures reflected in the 2014 CTHRA Survey were increased by 6%, representing an assumed rate of inflation. In making its executive compensation decisions, the Compensation Committee does not target a specific percentile for pay, but uses the market data as a guide for making its pay decisions with respect to all pay elements. The factors that influence the amount of compensation awarded include market competition for a particular position, an individual’s experience and past performance inside or outside the Company, compensation history, role and responsibilities within the Company, past and future performance objectives, value of the position within the Company, the Company’s financial performance and the relative cost of living in the Phoenix, Arizona market.

The Compensation Committee, with the help of FW Cook and for the first time in 2016, compared each element of compensation to that of a related industry peer group. The peer group was primarily comprised of publicly traded cable, Internet, and telecommunications companies of similar size and was supplemented by technology companies with broadly comparable gross margins and capital expenditures as a percentage of revenues. Across key size metrics, we approximate the peer median. Our annual revenues are slightly below the peer median, but this is counter-balanced by our above-median market capitalization value.

In assessing the competitiveness of compensation provided to our NEOs, FW Cook utilized comparative data disclosed in peer companies’ publicly available proxy statements along with other documents filed with the SEC.

The following chart shows the peer group developed by us in 2016, along with relevant size and performance data.

				12 Mo. Avg.		Capex as
	Revenue	EBITDA	Total	Market Cap	Gross	a Percent
Company	(in millions)	(in millions)	Employees	(in millions)	Margin	of Revenue
Akamai Technologies	$2,303	$714	6,084	$9,905	65%	8%
ATN International	$411	$140	1,200	$1,172	71%	24%
Cincinnati Bell	$1,190	$284	3,250	$853	43%	22%
COGECO	$2,308	$1,025	4,740	$893	44%	17%
Cogent Communications	$433	$130	828	$1,697	57%	10%
Consolidated Communications	$755	$269	1,783	$1,271	57%	17%
General Communication	$943	$286	2,370	$628	67%	20%
Gogo	$574	$62	1,073	$911	54%	24%
Inteliquent	$349	$71	177	$624	27%	7%
NII Holdings	$981	$22	2,875	$359	58%	7%
Range Resources	$1,142	$178	744	$6,727	31%	45%
SBA Communications	$1,624	$1,060	1,310	$13,136	74%	9%
Shenandoah Telecommunications	$467	$202	696	$1,420	64%	28%
Telephone and Data Systems	$5,100	$950	10,400	$3,060	52%	13%
ViaSat	$1,482	$255	3,800	$3,595	31%	34%
Vonage Holdings	$939	$106	1,752	$1,250	64%	3%
Zayo Group Holdings	$1,860	$837	3,224	$6,910	66%	40%

Peer Median	$981	$255	1,783	$1,271	57%	17%

Cable ONE	$816	$334	1,972	$2,968	63%	18%
- Percent Rank	35%	67%	52%	66%	60%	52%

Source: Standard & Poor's Capital IQ.

In determining the structure of our 2017 executive compensation program, as well as the individual pay levels of our NEOs, the Compensation Committee reviewed competitive market data provided by FW Cook, which compared the various elements of compensation provided to our NEOs, relative to compensation paid to individuals holding similar positions at companies in our executive compensation peer group. FW Cook worked with management to assess the data and review our compensation practices.

Elements of our Compensation Program

Base Salary

The Compensation Committee reviews executive officer base salaries each year (or otherwise at the time of a new hire or promotion) and makes any adjustments it deems necessary. In setting annual base salary levels, the Compensation Committee takes into account competitive considerations, changes in responsibilities, individual performance, tenure in position, internal pay equity, Company performance, market data for individuals in similar positions, retention and advice from our independent compensation consultant. The Compensation Committee gives no specific weighting to any one factor in setting the level of base salary and the process ultimately relies on the subjective exercise of the Compensation Committee’s judgment. As part of the annual review process, Messrs. Coyle and Silverman each received a base salary increase for 2016 to bring them in line with market standards, and all other NEO salaries remained the same as compared to 2015 because the Compensation Committee determined that market conditions did not warrant any other adjustments, as reflected in the table below.

Name	2016 Base Salary	Percent Change from 2015
Thomas O. Might	$900,000	No change
Julia M. Laulis	$450,000	No change
Kevin P. Coyle	$315,000	5%
Stephen A. Fox	$299,000	No change
Alan H. Silverman	$315,000	5%

Effective January 1, 2017, Mr. Might’s base salary was reduced by 50% to $450,000 in connection with his transition from the role of CEO to Executive Chairman, and Ms. Laulis’ base salary was increased by 22% to $550,000 in connection with her promotion to President and CEO. No other NEO base salary changes were made for 2017.

Annual Cash Incentive Plan

Our annual cash incentive program is intended to motivate and reward our NEOs to achieve and exceed annual goals and milestones that are expected to advance our long-term growth strategy.

Each of our NEOs was awarded a cash incentive opportunity at the beginning of 2016, pursuant to the 2016 Bonus Plan. The 2016 Bonus Plan provided for payouts based on our financial performance compared to goals set immediately prior to the beginning of 2016, with a target bonus for each NEO expressed as a percentage of such executive’s base salary. For 2016, these target bonuses percentages were as follows: Mr. Might, 100%; Ms. Laulis, 50%; Mr. Coyle, 40%; Mr. Fox, 40%; and Mr. Silverman, 40%. Payouts are capped at 200% of target, and the Compensation Committee retains negative discretion to further reduce any payouts.

Bonus payouts under the 2016 Bonus Plan were subject to the attainment of goals related to Adjusted EBITDA growth and capital expenditures as a percentage of revenues. In order to determine Adjusted EBITDA, we begin with our net income (as defined under GAAP and described in our 2016 Annual Report on Form 10-K, filed on March 1, 2017) and adjust for net interest expense; income taxes; depreciation and amortization; equity-based incentive compensation expense; for 2015, pre-spin cash-based incentive compensation expense; loss (gain) on deferred compensation; other (income) expense, net; acquisition-related costs, loss on disposal of fixed assets; and other unusual operating expenses. Furthermore, the Compensation Committee was permitted to adjust the calculation of Adjusted EBITDA growth and capital expenditures as a percentage of revenues in the event of any share repurchases; losses on the disposition or acquisition of a business; expenses associated with changes in accounting principles, practices or interpretations; losses on discontinued operations; third-party legal fees or any payments associated with litigation; third-party legal, audit, consulting or banking costs associated with capital raising, merger or acquisition activity; and other expenses or losses that were disclosed as a special, one-time, unusual or infrequent item in accordance with GAAP.

We believe that the combination of Adjusted EBITDA growth and capital expenditures as a percentage of revenues reflect our performance across several key dimensions, including profitability, cash outflows for capital expenditures, and our ability to fund operations and make additional investments with internally-generated funds. As such, performance on these measures was the basis for determining earned bonuses under the 2016 Bonus Plan, as follows:

■	Actual 2016 Adjusted EBITDA growth over actual 2015 Adjusted EBITDA growth (as reported in our financial statements, and subject to adjustment as provided above); and

■	Capital spending as a percentage of total revenues (as reported in accordance with GAAP, and subject to adjustment as provided above).

			Adjusted EBITDA Growth

			Thresh.						Target					Max.
			<97%	98%	99%	100%	101%	102%	103%	104%	105%	106%	107%	108%
Capex as a % of Revenue	Thresh.	22%	0%	25%	30%	35%	40%	45%	50%	60%	70%	80%	90%	100%
		21%	0%	30%	36%	42%	48%	54%	60%	72%	84%	96%	108%	120%
		20%	0%	35%	42%	49%	56%	63%	70%	84%	98%	112%	126%	140%
		19%	0%	40%	48%	56%	64%	72%	80%	96%	112%	128%	144%	160%
		18%	0%	45%	54%	63%	72%	81%	90%	108%	126%	144%	162%	180%
	Target	17%	0%	50%	60%	70%	80%	90%	100%	120%	140%	160%	180%	200%
		16%	0%	58%	69%	81%	92%	104%	115%	138%	161%	184%	200%	200%
		15%	0%	65%	78%	91%	104%	117%	130%	156%	182%	200%	200%	200%
		14%	0%	73%	87%	102%	116%	131%	145%	174%	200%	200%	200%	200%
	Max.	13%	0%	80%	96%	112%	128%	144%	160%	192%	200%	200%	200%	200%

On March 1, 2017, the Compensation Committee certified the results of the performance goals. The Compensation Committee approved a performance factor of 200% based on Adjusted EBITDA growth of 110.3%, which was greater than the maximum level of 108%, and capital spending as a percentage of total revenues of 15.3%. The Compensation Committee did not apply any adjustment to the performance results under the 2016 Bonus Plan. The Compensation Committee approved the following bonus payments under the 2016 Bonus Plan for our NEOs:

2016 Bonus Plan Payouts

Name	Target Bonus Percentage	Target Bonus	Performance Results (as a Percentage of Target)	Bonus Payout
Thomas O. Might	100%	$900,000	200%	$1,800,000
Julia M. Laulis	50%	$225,000	200%	$450,000
Kevin P. Coyle	40%	$126,000	200%	$252,000
Stephen A. Fox	40%	$119,600	200%	$239,200
Alan H. Silverman	40%	$126,000	200%	$252,000

For our annual executive bonus plan for 2017, the target bonus percentage for Ms. Laulis was increased to 100% of base salary to reflect her appointment as President and CEO and her increased duties and responsibilities and the target bonus percentage for Messrs. Coyle, Fox and Silverman were increased to 50% of base salary to bring them in line with market standards. As a result of his appointment as Executive Chairman, Mr. Might will not be eligible to receive an annual bonus under our annual executive bonus plan for 2017. Payouts remain capped at 200% of target, and the Compensation Committee retains negative discretion to further reduce any payouts.

Special One-Time Bonuses

In March 2016, the Compensation Committee approved a one-time discretionary bonus of $37,999 for Mr. Coyle that was paid at the same time as 2015 cash bonuses were paid to our executives. This one-time bonus recognized his contributions to the successful completion of the spin-off, aligned his total compensation for 2015 with market standards and provided him with an additional cash bonus award in respect of fiscal year 2015 because his annual bonus under the 2015 Executive Incentive Compensation Plan (the “2015 EICP”) was prorated based on his hire date in 2015.

Long-Term Annual Equity Incentive

The Compensation Committee considers its long-term equity incentive program to be a critical component of the executive officer compensation program as it motivates and rewards executive officers over the long-term and further aligns the interests of our executives with those of our stockholders. Our typical practice is to grant our annual equity awards in the form of PSAs in early January each year. In addition, on a case-by-case basis, the Compensation Committee approves grants of equity awards, typically in the form of RSAs and SARs, for new hires, promotions and other special circumstances. Equity grants to our NEOs are described in greater detail in the 2016 Grants of Plan Based Awards and the Outstanding Equity Awards at Fiscal Year-End tables on pages 32 and 33, respectively, of this Proxy Statement.

2016 Performance-Based Stock Award Grants

For 2016, the Compensation Committee granted our NEOs equity awards entirely in the form of PSAs under the Existing 2015 Plan. The PSAs for 2016 were subject to the attainment of the same goals and performance targets related to Adjusted EBITDA growth and capital expenditures as a percentage of revenues as bonuses under the 2016 Bonus Plan because the Compensation Committee viewed these metrics as key indicators of our performance, as further described under the section “Annual Cash Incentive Plan” above. The decisions to use the same performance measures for the annual cash bonus plan and PSAs was based on: (1) the belief that these metrics are the best measures of performance and are the principle drivers of stockholder value; and (2) challenges in setting meaningful multi-year performance goals shortly following the spin-off. While earned over a one-year performance period, the PSAs cliff-vest on the third anniversary of the grant date, which supports retention and discourages executive officers from taking excessive risks for short-term gains as the value delivered ultimately is contingent on longer-term stock price performance. (For further information on the new design for 2017 PSA grants, which are based on three-year cumulative Adjusted EBITDA less capital expenditures, and as such, are differentiated from our 2017 annual executive bonus plan metrics, see “2017 Compensation Actions—2017 Performance-Based Stock Award Grants” below.)

Due to the large, non-recurring grants of restricted stock awards and SARs to our executives in 2015 that were intended to align their interests with those of our long-term stockholders and were also granted in lieu of the stock options, performance units and other special incentives certain of our NEOs had typically received as employees of GHC prior to the spin-off, the Compensation Committee determined to limit the 2016 annual equity grant to our NEOs to a target number of PSAs equal to 50% of each executive’s starting base salary for 2016, divided by the closing price of our common stock on the grant date, January 4, 2016, of $431.67. The PSAs are subject to the terms and conditions of the Existing 2015 Plan as well as an award agreement. The PSAs are scheduled to cliff-vest on January 4, 2019, generally subject to continued service with the Company through such date and achievement of the performance goals described above with respect to the fiscal year 2016.

On March 1, 2017, the Compensation Committee certified the results of the performance goals for our 2016 PSA grants. The Compensation Committee approved a performance factor of 200% based on Adjusted EBITDA growth of 110.3%, which was greater than the maximum level of 108%, and capital spending as a percentage of total revenues of 15.3%. The Compensation Committee did not apply any adjustment to the performance results. The Compensation Committee approved the following performance results for the 2016 PSAs for our NEOs:

2016 PSA Grants

Name	Target Number of PSAs	Performance Results (as a Percentage of Target)	Earned PSAs (1)
Thomas O. Might	1,037	200%	2,074
Julia M. Laulis	518	200%	1,036
Kevin P. Coyle	363	200%	726
Stephen A. Fox	344	200%	688
Alan H. Silverman	363	200%	726

(1) Earned PSAs are subject to service-based vesting conditions through January 4, 2019.

Other Benefits

Our NEOs are entitled to employee benefits generally available to all full-time employees of the Company, including health and welfare benefits. In designing these offerings, the Company seeks to provide an overall level of benefits that is competitive with the level of benefits offered by similar companies in the markets in which it operates. In addition, our NEOs are eligible to participate in certain retirement and deferred compensation plans as described in more detail below under “Retirement Plans.”

Perquisites

We provide our NEOs with limited perquisites. In 2016, we paid for certain costs in connection with certain of our NEOs’ and their spouses’ travel to and participation in sales or performance incentive trips and certain other business conferences. We also reimbursed Ms. Laulis and Mr. Fox an amount representing part of the cost of our data, video and voice service, a benefit that we provide at no cost to all of our employees who reside in one of our markets. For more information regarding these payments, please see the “All Other Compensation” column of the 2016 Summary Compensation Table on page 30 of this Proxy Statement. We do not provide any other perquisites to our NEOs.

Severance Benefits

Consistent with our policy, we have not entered into any employment or severance agreements with any of our NEOs. As such, we do not have any agreements with any of our NEOs that provide cash payments upon a termination of employment or a change of control of the Company (except for Mr. Might’s 1999 special deferred compensation award, the GHC Retirement Plan and the Cable One, Inc. Supplemental Executive Retirement Plan (the “Cable ONE SERP”) described below in the “Retirement Benefits” section beginning on page 34 of this Proxy Statement).

We do not provide any “single trigger” change of control benefits nor any gross-up payments on excise taxes under Section 280G of the Code. In order to encourage continuity of the executive officers in the event of a change of control and promote the successful execution of the Company’s short- and long-term business strategies, our outstanding equity awards contain a “double trigger” provision, which means the awards only vest upon a qualifying termination of employment that occurs within 18 months following a change of control, as described below in the “Potential Payments Upon Termination or Change of Control” section beginning on page 38 of this Proxy Statement.

Retirement Plans

Qualified Defined Contribution Plan

We maintain the Cable ONE 401(k) Plan, which is a tax-qualified defined contribution plan. We provide matching contributions on up to 5% of an employee’s eligible compensation, up to the salary limit applicable to tax-qualified plans ($265,000 in 2016). Employees, including our NEOs, are eligible to receive matching contributions after one year of service, with matches fully vested when made.

Nonqualified Supplemental Executive Retirement Plan

Effective as of the spin-off, we established the defined contribution portion and defined benefit portion of the Cable ONE SERP, under which we assumed all obligations to current and former Cable ONE employees who participated in the defined contribution portion or the defined benefit portion of the GHC SERP, including our NEOs other than Messrs. Coyle and Silverman. In connection with the spin-off, on July 1, 2015, benefit accruals were frozen under the Cable ONE SERP, and the plan was closed to new participants. No employee contributions were permitted under the defined contribution portion of the Cable ONE SERP after December 31, 2015.

Nonqualified Deferred Compensation Plans

Effective as of the spin-off, we established the Cable ONE Deferred Compensation Plan with terms substantially similar to the GHC Deferred Compensation Plan, under which plan we remain responsible for any obligations to current and former Cable ONE employees who participated in the GHC Deferred Compensation Plan, including our NEOs other than Messrs. Coyle and Fox. In connection with the spin-off, on July 1, 2015, the Cable ONE Deferred Compensation Plan was closed to new participants, and no deferrals were permitted after December 31, 2015.

Additionally, in 1999, Mr. Might was granted a special deferred compensation award by GHC in recognition of his extraordinary efforts in growing our Company. Annual payouts under this arrangement will commence when Mr. Might separates service with our Company. Since the award has been deferred beyond Mr. Might’s 65th birthday due to his continued employment with us, the base amounts began accruing interest on May 1, 2016 at an annual rate corresponding to the applicable rate for 12-month U.S. Treasury bills (set at each anniversary and carried forward), which is credited and compounded on an annual basis. The award may be payable in installments upon mutual agreement of Mr. Might and us, not to extend beyond a 10-year period; however, in the event of Mr. Might’s death, all amounts due will be payable in a lump sum within 60 days. No amounts were paid to Mr. Might in 2016, 2015 or 2014 in respect of this arrangement.

Further explanation of the retirement plans can be found in connection with the Pension Benefits Table and Nonqualified Deferred Compensation Table beginning on pages 36 and 37, respectively, of this Proxy Statement.

2017 Compensation Actions

2017 PSA Grants

As described above, the Compensation Committee approved a new design for the 2017 PSA grants under our Existing 2015 Plan, which are based on three-year cumulative Adjusted EBITDA less capital expenditures, and as such, are differentiated from our 2017 annual executive bonus plan metrics. See Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Metrics,” for the definition of Adjusted EBITDA less capital expenditures, which is reconciled to net income (the most directly comparable measure under GAAP) when used as a performance measure. In her new role as President and CEO, Ms. Laulis received a 2017 PSA grant with a target grant date fair value of 100% of her base salary ($550,000), which was increased from a target grant date fair value of 50% of her base salary for 2016. In his new role as Executive Chairman, Mr. Might was granted PSAs with a target grant date fair value of $950,000. Pursuant to the applicable award agreements, all or a portion of these awards may vest in the event of certain terminations of employment either prior to or following a change of control of the Company.

2017 RSA and SAR Grants

In January 2017, the Compensation Committee approved one-time RSA grants to Messrs. Coyle and Silverman, which are in respect of 500 shares each and vest in equal annual installments over four years. These grants were awarded in order to support retention. In addition, the Compensation Committee approved one-time grants of 5,000 SARs to Ms. Laulis and 1,000 SARs to Mr. Fox, which also vest in equal annual installments over four years and have a ten-year term (generally subject to the executive’s continued employment with us through the applicable vesting date). Ms. Laulis’ SARs grant was awarded in connection with her appointment as President and CEO effective January 1, 2017, and Mr. Fox’s SARs grant was awarded in order to support retention.

Corporate Governance Policies

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines applicable to our executives, including our NEOs, and our non-employee directors because we believe executives and directors will more effectively pursue the long-term interests of stockholders if they are stockholders themselves.

These guidelines generally require executives to hold shares of our common stock having a value equal to a multiple of the executives’ base salary and non-employee directors to hold shares of our common stock having a value equal to a multiple of the non-employee directors’ base retainer. Under the guidelines in effect for 2016, RSAs, PSAs (based on the target number of shares until the date the Compensation Committee determines whether the applicable performance goal has been achieved, and after such date, based on the actual number of shares earned), and unrestricted shares all counted towards the guidelines for executives and unvested and deferred restricted stock units (“RSUs”) all counted towards the guidelines for non-employee directors. SARs are not counted toward compliance with the guidelines. An executive or non-employee director is expected to achieve the applicable multiple set forth in the guidelines within five years of the later of the date of initial adoption of the guidelines, which was August 4, 2015, or the date of the executive’s initial election to such position or the non-employee director’s initial election to the Board, except as otherwise approved by the Compensation Committee (the “Compliance Period”). Compliance with these stock ownership guidelines is reviewed annually, and all of our NEOs and non-employee directors were in compliance with the stock ownership guidelines as of December 31, 2016. For 2016, the stock ownership guidelines for executives and non-employee directors were the following multiples:

Position	2016
CEO	5.0
President	2.5
Senior Vice President	2.0
Vice President	2.0
Non-Employee Director	0.5

In 2017, the Compensation Committee amended the stock ownership guidelines applicable to our executive officers, as a multiple of the executives’ base salary as follows:

Position	2017
Executive Chairman	6.0
CEO	6.0
President	3.5
Chief Operating Officer	3.5
Senior Vice President	3.0
Vice President	2.0

The amended stock ownership guidelines also include the following clarifications or modifications:

■	In the case of a promotion to a level with a higher ownership requirement, an additional two-year Compliance Period will be provided to acquire the incremental shares required.

■	In the case of an executive officer who holds a position at more than one level (e.g., CEO and President), the higher ownership requirement will apply.

■	Shares held in trust and by direct family members (i.e., spouses and children) and in retirement accounts all count towards the guidelines.

■	PSAs are not counted toward achievement of the applicable guideline until the performance contingencies have been satisfied.

■

During the Compliance Period, up to 50% of net after-tax shares can be sold at the time the PSA, RSA or RSU vests or the SAR is exercised, and the executive or non-employee director will be required to retain the remaining 50% of net after-tax shares until in compliance with the applicable guideline. Once outside of the Compliance Period, if an executive’s or a non-employee director’s ownership falls below the required ownership level, that person will be required to retain 100% of net after-tax shares at the time a PSA, RSA, or RSU vests or a SAR is exercised, until in compliance with the applicable guideline.

Prohibition on Derivative Trading, Hedging and Pledging

Our Insider Trading Policy provides that it is inappropriate for any executive officer or director, among others, to enter into speculative transactions in the Company’s securities and prohibits them from (1) trading derivative securities, such as puts, calls, options and similar instruments; (2) entering into hedging or monetization transactions or similar arrangements, such as collars and forward-sale contracts; (3) engaging in short sale transactions in the Company’s securities; and (4) buying the Company’s securities on margin or pledging any Company securities as collateral, including borrowing against any account in which such securities are held.

Clawback Policy

Our Existing 2015 Plan contains a recoupment provision, such that award agreements may require the repayment of cash and equity awards if (1) the participant has engaged in fraud or other willful misconduct that contributes to any financial restatements or irregularities or material loss to the Company or any of our affiliates; (2) the participant engages in conduct constituting “cause” (as defined in the award agreement); (3) the participant breaches the restrictive covenants that are applicable under the award agreement or (4) the participant otherwise violates any recoupment or clawback policy adopted by the Company to the extent necessary to address the requirements of applicable law (including the Dodd-Frank Wall Street Reform and Consumer Protection Act). All of our executive officers’, including our NEOs’, outstanding equity award agreements contain such a clawback requirement.

Policy with Respect to Tax Deductibility of Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. Section 162(m) provides that we may not deduct compensation of more than $1,000,000 paid in any year to the CEO or any of the three other most highly compensated officers (excluding the Chief Financial Officer), unless the compensation qualifies as “performance-based compensation” under Section 162(m). The Compensation Committee has considered the potential impact of Section 162(m) on our compensation plans and has determined that it is our preference to qualify our executives’ compensation for deductibility under Section 162(m), to the extent the Compensation Committee believes it is consistent with the Company’s best interests. Our compensation plans have generally been designed to permit the Compensation Committee to grant awards that qualify for deductibility under Section 162(m). While the Compensation Committee considers deductibility as one factor in determining executive compensation, the Compensation Committee believes that stockholder interests are best served by the Compensation Committee retaining the flexibility to approve compensation that is not deductible by the Company for tax purposes.

Compensation Program Risk Assessment

As part of its oversight role, the Compensation Committee considers the impact of our compensation program, policies and practices (both at the executive and below-executive levels), on the Company’s overall risk profile. Specifically, the Compensation Committee, with assistance from our CEO, reviews the compensation plans, incentive plan design, incentive payouts and factors that may affect the likelihood of excessive risk taking to determine whether they present a significant risk to the Company. We believe that our pay program provides an effective balance in cash and equity mix and short- and longer-term performance periods, and also allows for the Compensation Committee’s discretion. The Company also maintains policies to mitigate compensation-related risk such as stock ownership guidelines, caps on incentive payouts, vesting periods on equity, insider-trading prohibitions, and independent Compensation Committee oversight. Based on this review, the Compensation Committee determined that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Wallace R. Weitz, Chairman

Brad D. Brian

Alan G. Spoon

2016 Summary Compensation Table

The following table shows the compensation paid by the Company during 2016, 2015 and 2014 to the principal executive officer, the principal financial officer and the three other most highly compensated executive officers of the Company based on 2016 compensation, except in the cases of Mr. Fox, who was not an NEO in 2014 and Messrs. Coyle and Silverman, who were not NEOs in 2015 or 2014.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Thomas O. Might	2016	$900,000	—	$447,642	—	$1,800,000	—	$74,967	$3,222,609
Chairman of the Board and	2015	$900,000	—	$3,906,594	$2,956,758	$2,215,500	—	$69,498	$10,048,350
Chief Executive Officer	2014	$749,219	—	—	—	$1,642,500	$604,758	$32,089	$3,028,566
Julia M. Laulis	2016	$450,000	—	$223,605	—	$450,000	$8,676	$43,614	$1,175,895
President and Chief	2015	$450,000	—	$1,368,278	$1,160,026	$569,500	—	$27,200	$3,575,004
Operating Officer	2014	$384,616	—	—	—	$374,400	$29,782	$19,947	$808,745
Kevin P. Coyle	2016	$315,000	$37,999	$156,696	—	$252,000	—	$19,731	$781,426
Senior Vice President and Chief Financial Officer
Stephen A. Fox	2016	$299,000	—	$148,494	—	$239,200	$8,812	$30,862	$726,368
Senior Vice President and Chief Network Officer	2015	$299,000	—	$1,039,907	$950,698	$294,832	—	$18,566	$2,603,003
Alan H. Silverman	2016	$315,000	—	$156,696	—	$252,000	—	$24,229	$747,925
Senior Vice President, General Counsel and Secretary

(1)

Amounts in this column represent base salary earned by each NEO from GHC prior to the spin-off and from Cable ONE following the spin-off for 2015 and 2016 and base salary paid to each NEO by GHC for 2014.

(2)

Amounts in this column represent a discretionary bonus payment in recognition of Mr. Coyle’s contributions to the Company as described in further detail in the section entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Special One-Time Bonuses” above.

(3)

Amounts in this column represent the grant date fair value of the PSA, RSA and SAR awards computed in accordance with FASB ASC Topic 718 and reflect an estimate of the grant date fair value of PSA, RSA and SAR grants made through the close of the 2016 fiscal year, rather than amounts paid to or realized by our NEOs. The amounts included for the PSAs granted to each NEO are based on achievement of the underlying performance conditions at target (i.e., 100% of the target award value), which was determined to be the probable outcome at the time of grant. There can be no assurance that estimated amounts will be realized, and amounts could ultimately exceed the estimated amounts. See Note 11 of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K, filed on March 1, 2017, for a discussion of the assumptions used in valuation of the PSA, RSA and SAR awards.

Set forth below is the maximum value for the PSAs granted to the NEOs during 2016 (i.e., 200% of the target award value).

Name	Stock Awards – Maximum Value of PSAs
Thomas O. Might	$895,284
Julia M. Laulis	$447,210
Kevin P. Coyle	$313,392
Stephen A. Fox	$296,989
Alan H. Silverman	$313,392

(4)

Amounts in this column for 2016 represent payments under the 2016 Bonus Plan. Amounts in this column for 2015 represent payments under the 2015 EICP and prorated payments under the performance units granted under GHC’s 2012 Incentive Compensation Plan for the 2013-2016 award cycle (the “2013-2016 Performance Unit Plan”) for each NEO, as follows: Mr. Might, $1,278,000 in annual bonus and $937,500 in performance units; Ms. Laulis, $319,500 in annual bonus and $250,000 in performance units; and Mr. Fox, $169,832 in annual bonus and $125,000 in performance units. Amounts in this column for 2014 represent payments under the annual bonus component of GHC’s 2012 Incentive Compensation Plan (the “2014 AIP”) and the performance units granted under GHC’s 2012 Incentive Compensation Plan for the 2011-2014 award cycle (the “2011-2014 Performance Unit Plan”) for Mr. Might and Ms. Laulis, as follows: Mr. Might, $810,000 in annual bonus and $832,500 in performance units; and Ms. Laulis, $207,900 in annual bonus and $166,500 in performance units. The 2016 Bonus Plan is described in further detail in the section entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Annual Cash Incentive Plan” above.

(5)

There were no above-market or preferential earnings on compensation that was deferred on a basis that is not tax-qualified. Thus, no such earnings are reflected in the amounts shown in this column.

Changes in the present value of benefits in 2016 are attributable to the Cable ONE SERP as follows: Mr. Might, ($31,482); Ms. Laulis, $8,676; Mr. Fox, $8,812.

The values of accumulated plan benefits were determined using a discount rate of 3.95% at December 31, 2016 and 4.22% at December 31, 2015 and using RP-2016 Fully Generational Mortality Table for males and females using Scale MP-2016 at December 31, 2016 and RP-2015 Fully Generational Mortality Table for males and females using Scale MP-2015 at December 31, 2015.

See the Pension Benefits Table and the “Retirement Benefits” section below for additional information regarding these benefits.

(6)	For 2016, the amounts presented include the information in the following table:

All Other Compensation

Name	Perquisites(6a)	401(k) Company Contributions(6b)	PSA Dividends(6c)	Total
Thomas O. Might	$7,143	$—	$67,824	$74,967
Julia M. Laulis	$7,738	$11,192	$24,684	$43,614
Kevin P. Coyle	$—	$7,269	$12,462	$19,731
Stephen A. Fox	$900	$11,500	$18,462	$30,862
Alan H. Silverman	$—	$10,471	$13,758	$24,229

(6a)

Amounts in this column represent (i) for Mr. Might and Ms. Laulis, (A) travel and related expenses incurred by the NEO’s spouse in connection with attending industry conferences and/or a Company sales or performance incentive trip and (B) activity and entertainment expenses incurred by each of our NEOs and such person’s spouse on such trips and (ii) for Ms. Laulis and Mr. Fox, reimbursement for an amount representing part of the cost of our data, video and voice service, a benefit that we provide at no cost to all of our employees who reside in one of our markets.

(6b)

The NEOs are immediately 100% vested in the 401(k) Company contributions, which are described in further detail in the section entitled “Narrative Disclosure to Summary Compensation Table—Retirement Benefits—Defined Contribution Plans” below.

(6c)

Amounts in this column represent dividends attributable to PSAs granted under the Existing 2015 Plan that are not included in the grant date fair value of such PSAs reported in the “Stock Awards” column of the 2016 Summary Compensation Table. PSAs are credited with cash dividends, which are subject to the same vesting terms as the underlying award. Dividends on PSAs will not vest unless and until the performance conditions applicable to the award have been achieved.

2016 Grants of Plan-Based Awards

The following table shows information with respect to each equity-based award granted to our NEOs during 2016.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Sh)	Option Awards
Thomas O.	—	—	—	$900,000	$1,800,000	—	—	—	—	—	—	—
Might	01/04/2016	11/02/2015	—	—	—	—	1,037	2,074	—	—	—	$447,642
Julia M.	—	—	—	$225,000	$450,000	—	—	—	—	—	—	—
Laulis	01/04/2016	11/02/2015	—	—	—	—	518	1,036	—	—	—	$223,605
Kevin P.	—	—	—	$126,000	$252,000	—	—	—	—	—	—	—
Coyle	01/04/2016	11/02/2015	—	—	—	—	363	726	—	—	—	$156,696
Stephen A.	—	—	—	$119,600	$239,200	—	—	—	—	—	—	—
Fox	01/04/2016	11/02/2015	—	—	—	—	344	688	—	—	—	$148,494
Alan H.	—	—	—	$126,000	$252,000	—	—	—	—	—	—	—
Silverman	01/04/2016	11/02/2015	—	—	—	—	363	726	—	—	—	$156,696

(1)	The date in this column is the date the Compensation Committee took action to approve the equity-based award.

(2)	Amounts in this column represent the target and maximum payouts for the NEOs under the 2016 Bonus Plan. There is no threshold payout with respect to this award under the 2016 Bonus Plan.

(3)

Amounts in this column represent PSAs granted under the Existing 2015 Plan as part of our long-term incentive compensation program. There is no threshold payout with respect to the PSAs. The terms of the PSAs are described in further detail in the section entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Annual Equity Incentive” above.

Narrative Disclosure to 2016 Summary Compensation Table and 2016 Grants of Plan-Based Awards Table

The following describes the material features of the compensation disclosed in the 2016 Summary Compensation Table and the 2016 Grants of Plan-Based Awards table.

Consistent with our policy, we have not entered into any employment agreements with, or guaranteed severance packages to, any of our NEOs. For additional information about the base salary, annual cash incentive awards and special one-time discretionary bonus awarded to our NEOs, see the sections entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Base Salary,” “—Annual Cash Incentive Plan” and “—Special One-Time Bonuses” above.

Long-Term Equity Incentive Compensation. Each of our NEOs was awarded a long-term equity incentive opportunity at the beginning of 2016. The 2016 Summary Compensation Table reflects the grant date fair value of the PSAs granted in 2016. The “Stock Awards” column in the 2016 Summary Compensation Table and the “Estimated Possible Payouts Under Equity Incentive Plan Awards” column in the 2016 Grant of Plan-Based Awards table provide information regarding the long-term annual equity incentive program for each NEO in 2016. For additional information, see the section entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Annual Equity Incentive” above.

On July 1, 2015, the Compensation Committee approved the grant of PSAs under the Existing 2015 Plan to certain executives of the Company whose equity awards issued by GHC were forfeited in connection with the spin-off (the “Replacement Shares”) or who did not receive an equity award from GHC in 2015 in anticipation of the spin-off (the “Staking Shares” and, together with the Replacement Shares, the “Spin-Related Shares”). The Spin-Related Shares are subject to both service-based and performance-based vesting conditions. The Replacement Shares cliff-vested on December 12, 2016, which was the vesting date of the forfeited awards that they replaced, and the Staking Shares are scheduled to cliff-vest on January 2, 2018. The performance goals for the Spin-Related Shares, which have been met, related primarily to year over year growth in Adjusted EBITDA less capital expenditures. See Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Metrics,” for the definition of Adjusted EBITDA less capital expenditures, which is reconciled to net income (the most directly comparable measure under GAAP) when used as a performance measure. All Spin-Related Shares are subject to the terms and conditions of the Existing 2015 Plan as well as an award agreement entered into by each executive receiving a grant and the Company, the material terms of which were also approved by the Compensation Committee. The NEOs received the following Spin-Related Shares: Mr. Might, 5,125 Replacement Shares and 5,142 Staking Shares; Ms. Laulis, 1,025 Replacement Shares and 2,571 Staking Shares; Mr. Coyle, 1,714 Staking Shares; Mr. Fox, 1,025 Replacement Shares and 1,708 Staking Shares; and Mr. Silverman, 216 Replacement Shares and 1,714 Staking Shares. In addition, the Spin-Related Shares are credited with cash dividends, which are subject to the same vesting terms as the underlying award. Dividends on the Spin-Related Shares did not, and will not, vest unless and until the performance conditions applicable to the underlying award have been achieved. There were no PSAs or RSAs granted to our NEOs in 2014.

SARs. The 2016 Summary Compensation Table reflects the grant date fair value of the SAR awards made in 2015 to our NEOs (other than Messrs. Coyle and Silverman). On August 4, 2015, the Compensation Committee approved the grant of SARs under the Existing 2015 Plan to certain executives effective on September 1, 2015. The SARs vest in four equal ratable installments beginning on the first anniversary of the grant date (generally subject to the holder’s continued employment with the Company through the applicable vesting date) and are otherwise subject to the terms and conditions of the applicable award agreement, a form of which was approved by the Compensation Committee on August 4, 2015. The specified NEOs received the following SARs: Mr. Might, 33,900 SARs; Ms. Laulis, 13,300 SARs; and Mr. Fox, 10,900 SARs. There were no SARs granted to our NEOs in 2016 or 2014.

Perquisites. In 2016, 2015 and 2014, we paid for certain costs in connection with our NEOs’ and their spouses’ travel to and participation in sales or performance incentive trips and certain other business conferences. In 2016 and 2015, we also reimbursed our NEOs an amount representing part of the cost of our data, video and voice service, a benefit that we provide at no cost to all of our employees who reside in one of our markets. See the “All Other Compensation” column of the 2016 Summary Compensation Table for more information regarding these payments. We do not provide any other perquisites to our NEOs.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by exercisable and unexercisable SARs and unvested PSAs held by our NEOs on December 31, 2016.

		SAR Awards				Stock Awards
Name	Grant Date (1)	Exercisable	Unexercisable	SAR Exercise Price	SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)
Thomas O. Might	07/08/2015	—	—	—	—	5,142	$3,196,936
	09/01/2015	8,475	25,425	$422.31	09/01/2025	—	—
	01/04/2016	—	—	—	—	2,074	$1,289,468
Julia M. Laulis	07/08/2015	—	—	—	—	2,571	$1,598,468
	09/01/2015	3,325	9,975	$422.31	09/01/2025	—	—
	01/04/2016	—	—	—	—	1,036	$644,112
Kevin P. Coyle	07/08/2015	—	—	—	—	1,714	$1,065,645
	09/01/2015	1,500	4,500	$422.31	09/01/2025	—	—
	01/04/2016	—	—	—	—	726	$451,376
Stephen A. Fox	07/08/2015	—	—	—	—	1,708	$1,061,915
	09/01/2015	2,725	8,175	$422.31	09/01/2025	—	—
	01/04/2016	—	—	—	—	688	$427,750
Alan H. Silverman	07/08/2015	—	—	—	—	1,714	$1,065,645
	09/01/2015	2,825	8,475	$422.31	09/01/2025	—	—
	01/04/2016	—	—	—	—	726	$451,376

(1)

Generally, outstanding SARs granted under the Existing 2015 Plan vest 25% per year over a four-year period from the date of grant (vesting on September 1, 2016, 2017, 2018 and 2019). Replacement Shares cliff-vested on December 12, 2016 (the vesting date of the forfeited awards that they replaced) and, therefore, are not included in this table. Outstanding Staking Shares were granted on July 8, 2015 and are scheduled to cliff-vest on January 2, 2018, and outstanding PSAs granted in 2016 are scheduled to cliff-vest on January 4, 2019.

(2)

The Staking Shares and PSAs were subject to performance-based vesting conditions based on the achievement of certain performance goals selected from those specified in the Existing 2015 Plan. The Staking Shares were earned in full and the PSAs granted in 2016 were earned at 200% of target, in each case based on the achievement of applicable performance metrics, but remain subject to service-based vesting requirements. The SARs and the PSAs are described in further detail in the sections entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Annual Equity Incentive” and “Narrative Disclosure to Summary Compensation Table—Long-Term Equity Incentive Compensation” above.

(3)	Calculated using the closing price of a share of our common stock as reported by the NYSE as of December 30, 2016, the last trading day of 2016 ($621.73).

2016 Option Exercises and Stock Vested

The following table shows a summary of any SAR exercises and the vesting of restricted stock awards with respect to our NEOs in 2016.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Thomas O. Might	—	—	5,125	$3,105,033
Julia M. Laulis	—	—	1,025	$621,007
Kevin P. Coyle	—	—	—	—
Stephen A. Fox	—	—	1,025	$621,007
Alan H. Silverman	—	—	216	$130,866

(1)	Calculated using the closing price of a share of our common stock on the vesting date.

Retirement Benefits

Defined Benefit Pension Plans

Our employees, including our NEOs, participate in both tax-qualified and supplemental defined benefit retirement plans. Prior to the spin-off, our NEOs (other than Mr. Coyle) participated in GHC’s tax-qualified defined benefit plan, the Retirement Plan for GHC (the “GHC Retirement Plan”), and the associated nonqualified plan, the GHC Supplemental Executive Retirement Plan (the “GHC SERP”). The GHC Retirement Plan covered most employees of Cable ONE and provided benefits that were based on formulas that take into account base salary and service. Such formulas are contained in the individual benefits schedules for the GHC Retirement Benefits Schedule, Cash Balance Retirement Program (“CBRP”) and the Secure Retirement Account (“SRA”), as explained in further detail below. Benefits under the GHC Retirement Plan become vested after three or five years of service, depending on which schedules cover the individual employee. Upon the spin-off, the accrued benefits of our participating NEOs under the GHC Retirement Plan became vested and remain the obligation of GHC following the spin-off. GHC will continue to administer the plan, including making payments under the plan, with respect to our current and former employees with vested rights thereunder, including our participating NEOs.

Our NEOs (other than Mr. Coyle) have each earned a portion of their pension benefits under different benefits schedules of the GHC Retirement Plan. Mr. Might earned his pension benefit under the GHC Retirement Benefits Schedule, the CBRP and the SRA, and Ms. Laulis and Messrs. Fox and Silverman earned their pension benefits under the CBRP and the SRA.

Retirement Plan Benefits Under the GHC Retirement Benefits Schedule

Benefits payable under this schedule include the following, subject to the limitations on tax-qualified plans mentioned below (in “—DB SERP Benefits”):

■

An annual pension (payable one-twelfth each month) equal to (a) 1.75% of the average annual salary for the 60-month period producing the highest average; multiplied by (b) years of exempt accrued credited service; reduced by (c) an offset to partially reflect Social Security benefits to the extent funded by GHC. The Social Security offset is calculated by multiplying “covered compensation” by the “offset percentage.” Covered compensation in this context is the average Social Security Taxable Wage Base over the 35-year period prior to the year in which a participant reaches Social Security retirement age. The offset percentage applied to the benefit for Mr. Might was 0.57% (based on his year of birth), multiplied by years of exempt accrued credited service (which was limited up to 30 years, until the plan was amended in 2011 to recognize credited service in excess of 30 years).

■	An annual Cash Pension Supplement equal to $200 multiplied by years of credited service.

■	A temporary pre-age 65 supplement of $250 per month payable until age 65 to employees retiring at or after age 55 with 10 years of vesting service.

Vested benefits under the GHC Retirement Plan are generally payable in the form of a single life annuity. In addition, several optional forms are available that continue benefits to the employee’s spouse or beneficiary, with the monthly benefit amount reduced so that the resulting pension is actuarially equivalent to the single life annuity. The GHC Retirement Plan’s normal retirement age is 65. The GHC Retirement Benefits Schedule provides a reduced early retirement benefit beginning at age 55. The reduction is a percentage based on age at retirement. For example, at age 55 with 10 years of service, the reduction is 60%; at age 58, the reduction is 26%. However, if the employee’s age plus years of service at retirement is at least 90, then there is no reduction for early payment.

Retirement Plan Benefits Under the Secure Retirement Account and Cash Balance Retirement Program Schedule

The CBRP was provided to eligible employees of Cable ONE by GHC prior to the spin-off. Each employee has an account (expressed as a lump sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.25% to 3.75%, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Participants are 100% vested in their benefits after attaining age 65 while actively employed or after completion of three years of vesting service. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or alternatively, may elect a lump sum payment. Vested benefits are payable at any time after termination of employment, but must be paid by age 65 for employees who terminate employment prior to such age.

Under the SRA, each employee has an account (expressed as a lump sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.20% to 3.50%, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or alternatively, may elect a lump sum payment. Vested benefits are payable at any time after termination of employment, but must be paid by age 65 for employees who terminate employment prior to such age.

DB SERP Benefits

Effective as of the spin-off, we established the defined benefit portion of the Cable ONE SERP (the “Cable ONE DB SERP”) with terms substantially similar to the defined benefit portion of the GHC SERP (the “GHC DB SERP”). The Cable ONE DB SERP, under which we assumed all obligations to current and former Cable ONE employees, including our NEOs, who participated in the GHC DB SERP, is a nonqualified plan that provides key executives who participate in the GHC Retirement Plan with a “supplemental retirement benefit.” Prior to the spin-off, participants in the GHC SERP were selected by GHC’s management as employees whom management most wanted to retain because of their superior performance and were approved for participation by the GHC’s Compensation Committee. The GHC DB SERP provided, and the Cable ONE DB SERP provides, for benefits to such participants, including each of our participating NEOs, that were calculated based on the formulas in the GHC Retirement Plan, but included bonuses under GHC’s 2012 Incentive Compensation Plan, rather than just base salary, without regard to (i) the salary limitation applicable to tax-qualified plans ($265,000 in 2016) or (ii) the benefit limitation applicable to tax-qualified plans ($210,000 per year commencing at age 65 in 2016). The GHC DB SERP provided, and the Cable ONE DB SERP provides, benefits only to the extent that the benefit described above exceeds the benefit in the GHC Retirement Plan. Benefits under the Cable ONE DB SERP are paid at retirement or age 55, if later, and are payable either in the form of a life annuity or an actuarially equivalent optional form of benefit in the GHC Retirement Plan, provided that any benefits otherwise payable before the first day of the seventh month following retirement will be withheld until such date.

Pension Benefits Table

The following table shows years of credited service and the present value of accumulated benefits for each NEO (other than Messrs. Coyle and Silverman) under the Cable ONE SERP, computed as of December 31, 2016, which is the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the year ended December 31, 2016. Messrs. Coyle and Silverman do not participate in any pension plans sponsored or maintained by Cable ONE.

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)	Payments During Last Fiscal Year
Thomas O. Might	Cable ONE SERP	39	$4,852,812	—
Julia M. Laulis	Cable ONE SERP	17	$79,256	—
Stephen A. Fox	Cable ONE SERP	28	$75,067	—

(1)

Data in this column represents the number of years of credited service earned by the NEO as of December 31, 2016. Mr. Might has prior service with the GHC Retirement Benefits Schedule, which is included in this column.

(2)

Amounts in this column represent the actuarial present value of the NEO’s accumulated benefits under the plan as of December 31, 2016. The benefits valued for Mr. Might include GHC Retirement Benefits Schedule and CBRP amounts. The benefits valued for Ms. Laulis and Mr. Fox include CBRP amounts. The assumptions used in determining the present value of accumulated benefits are the RP-2016 Fully Generational Mortality Table for males and females and a 3.95% discount rate. The benefits valued reflect service and earnings through the accrual freeze date of June 30, 2015, and are valued as payable on the date at which they are unreduced for the GHC Retirement Benefits Schedule and at age 65 (or later for Mr. Might) for the CBRP. There can be no assurance that the amounts listed in this column will ever be fully paid out to the applicable NEO.

Benefits were assumed to commence at the age when benefits under the Cable ONE SERP are first unreduced and were discounted to the date as of which they were determined (either December 31, 2016 or December 31, 2015). Assumed benefit commencement ages are shown below, rounded to the nearest age:

Name	Age
Thomas O. Might	66 (12/31/2016); 65 (12/31/2015)
Julia M. Laulis	65 (12/31/2016 and 12/31/2015)
Kevin P. Coyle	n/a
Stephen A. Fox	65 (12/31/2016 and 12/31/2015)
Alan H. Silverman	n/a

Defined Contribution Plans

The Compensation Committee believes that both the U.S. tax-qualified and supplemental defined contribution plans are integral parts of our overall executive compensation program. Effective as of the spin-off, we established a defined contribution plan intended to be tax-qualified (the “Cable ONE 401(k) Plan”) and following the spin-off, all account balances of current and former Cable ONE employees, including our NEOs (other than Mr. Coyle), held by the Savings Plan for GHC Divisions, which is one of GHC’s qualified defined contribution 401(k) plans (the “GHC 401(k) Plans”), were transferred to the Cable ONE 401(k) Plan. The Cable ONE 401(k) Plan provides for non-discretionary matching contributions up to 5% of an employee’s eligible compensation up to the salary limitation applicable to tax-qualified plans ($265,000 in 2016). Participants are eligible to receive Company matching contributions after one year of service, and participants are immediately vested in the Company matching contributions.

Prior to the spin-off, our NEOs (other than Mr. Coyle) participated in the GHC 401(k) Plans, which provided for non-discretionary matching contributions up to 1% of an employee’s eligible compensation up to the salary limitation applicable to tax-qualified plans ($265,000 in 2016). Participants were immediately vested in the Company matching contributions. Benefits under these qualified plans were determined on the basis of base salary only, exclusive of all bonuses, sales commissions, deferred compensation and other forms of remuneration.

In addition, effective as of the spin-off, we established the defined contribution portion of the Cable ONE SERP (the “Cable ONE DC SERP”) with terms substantially similar to the defined contribution portion of the GHC SERP (the “GHC DC SERP”) under which we assumed all obligations to current and former Cable ONE employees who participated in the GHC DC SERP, including our participating NEOs. The GHC DC SERP provided, and the Cable ONE DC SERP provides, such executives with tax-deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the applicable 401(k) plans, to the extent that benefits exceed those under the sponsored basic plans because of the tax law limitations ($53,000 in 2016). Among the benefits provided under the GHC DC SERP and Cable ONE DC SERP is a supplemental defined contribution plan benefit wherein we provide a matching contribution percentage up to 3% of the participating executive’s base salary in excess of the annual covered compensation limit applied to qualified plan benefits. The executive was required to defer compensation to the applicable SERP in order to receive the applicable matching Cable ONE credit each year. Deferred amounts will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the Cable ONE DC SERP are payable on the first day of the seventh month following termination of service. No Company contributions were earned by Cable ONE DC SERP participants after July 1, 2015.

Deferred Compensation Plans

Effective as of the spin-off, we established the Cable ONE Deferred Compensation Plan with terms substantially similar to the GHC Deferred Compensation Plan, under which plan we remain responsible for any obligations to current and former Cable ONE employees who participated in the GHC Deferred Compensation Plan, including our NEOs (other than Messrs. Coyle and Fox).

Prior to the spin-off, the GHC Deferred Compensation Plan provided an opportunity for participants, including our NEOs (other than Mr. Coyle), to voluntarily defer the receipt of all or a portion of annual bonus and/or certain long-term cash awards under GHC’s 2012 Incentive Compensation Plan. Elections to defer must have been filed in advance of earning such awards. Deferred amounts will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the Cable ONE Deferred Compensation Plan are payable on the first business day of the seventh month following the date of separation from service or such other future date as specified by the participant at the time of election. Effective for deferral elections made on or after January 1, 2014, amounts deferred under the Cable ONE Deferred Compensation Plan are payable on the first business day of the seventh month following the date of separation of service regardless of the participant’s elections. No deferrals are permitted under the Cable ONE Deferred Compensation Plan after December 31, 2015.

Additionally, in 1999, Mr. Might was granted a special deferred compensation award by GHC in recognition of his efforts in growing our Company. Annual payouts under this arrangement will commence when Mr. Might separates service with our Company. The base amounts began accruing interest on May 1, 2016 at an annual rate corresponding to the applicable rate for 12-month U.S. Treasury bills (set at each anniversary and carried forward), credited and compounded on an annual basis. The award may be payable in installments upon mutual agreement of Mr. Might and us, not to extend beyond a 10-year period; however, in the event of Mr. Might’s death, all amounts due will be payable in a lump sum within 60 days. No amounts were paid to Mr. Might in 2016, 2015 or 2014 in respect of this arrangement.

Nonqualified Deferred Compensation Table

The following table shows quantitative information regarding our NEOs’ participation in the deferred compensation arrangements discussed above for 2016.

Name	Deferred Compensation Arrangement	Executive Contributions in 2016	Registrant Contributions in 2016	Aggregate Earnings in 2016 (1)	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31, 2016 (2)
Thomas O. Might	Cable ONE SERP	—	—	$8,590	—	$1,346,774
	Cable ONE Deferred Compensation Plan	—	—	$44,384	—	$12,025,322
	Special Deferred Compensation Award	—	—	$32,262	—	$2,007,345
Julia M. Laulis	Cable ONE SERP	—	—	$2,996	—	$39,484
	Cable ONE Deferred Compensation Plan	—	—	$3,901	$(23,473)	$83,789
Stephen A. Fox	Cable ONE SERP	—	—	$1,022	—	$15,721
Alan H. Silverman	Cable ONE Deferred Compensation Plan	—	—	$14,329	—	$191,367

(1)

Amounts in this column represent investment gains or losses to the Cable ONE SERP or to the Cable ONE Deferred Compensation Plan, as applicable, based on the NEO’s investment elections. These gains and losses are not included in the 2016 Summary Compensation Table; the gains and losses reflect market performance of investment indexes selected by the NEO. In the case of Mr. Might’s Special Deferred Compensation Award, the investment gains represent accrued interest from May 1, 2016 through December 31, 2016 at an annual rate corresponding to the applicable rate for 12-month U.S. Treasury bills (set at each anniversary and carried forward), credited and compounded on an annual basis.

(2)	Amounts in this column represent balances at December 31, 2016 for the Cable ONE SERP, the Cable ONE Deferred Compensation Plan and Mr. Might’s Special Deferred Compensation Award.

Potential Payments Upon Termination or Change of Control

We do not have any agreements with any of our NEOs that provide payments upon termination (except for Mr. Might’s 1999 special deferred compensation award, the GHC Retirement Plan and the Cable ONE SERP described above, and all of which are vested benefits, or the agreements described below) or in conjunction with a change of control (except as described below). The following description and table showing the estimated dollar value of potential accelerated vesting that would be provided to our NEOs (or, in the case of death, to their respective estates or beneficiaries) under the PSA, RSA and SAR award agreements following a termination of their employment, assumes, in accordance with the SEC regulations, all relevant events occurred on December 31, 2016.

Termination of Employment

In the event of death or disability of each of our NEOs on or following the first anniversary of the grant date, the restrictions that apply to a prorated portion of restricted shares will lapse, and a prorated portion of SARs will vest based on the number of days that have elapsed since the grant date.

In the event the employment of each of our NEOs is terminated by the Company other than for “Cause” or by the NEO with “Good Reason” (a “qualifying termination”) on or following the first anniversary of the grant date: (a) the restricted shares will remain outstanding and subject to any applicable performance conditions and the restrictions that apply to a prorated portion of restricted shares will lapse at the time the Compensation Committee determines the applicable performance conditions have been achieved based on the number of days that have elapsed since the grant date, and (b) a prorated portion of SARs will vest based on the number of days that have elapsed since the grant date. As defined in the applicable award agreements, “Cause” generally means any of the following: (i) fraud, misappropriation or embezzlement of Company property; (ii) failure by the executive to perform duties; (ii) conviction or plea of guilty or no contest to a felony or crime of moral turpitude; (iii) bad faith actions that result in a material detriment to the Company; or (iv) material non-compliance or breach of Company agreements and policies. As defined in the applicable agreements, “Good Reason” generally means any of the following: (i) a material reduction in base salary or target bonus opportunity; (ii) a material diminution of the executive’s title, duties or responsibilities; (iii) required relocation of the executive by more than 50 miles; or (iv) breach of the applicable agreement by the Company.

In the event of a qualifying termination of employment on December 31, 2016, no equity awards granted in 2016 would have vested because it was prior to the first anniversary of the grant date for such awards.

Change of Control

Outstanding PSAs, RSAs and SARs will not accelerate vesting in connection with a “change of control” of the Company unless either, (a) a successor company refuses to assume the outstanding awards or substitute awards with the same material terms and conditions (including vesting) or (b) within 18 months following a change of control, the NEO experiences a qualifying termination. In the event achievement of the applicable performance goals for the PSAs has not been determined prior to the change of control or qualifying termination, as applicable, such performance goals will be deemed achieved at target-level performance. For purposes of these agreements, change of control (as defined in the Existing 2015 Plan) generally means any of the following: (i) during any period of 24 months, our directors on the first day of such period (the “Incumbent Directors”) no longer constitute a majority of our directors (provided that any director supported by a majority of the Incumbent Directors will be considered an Incumbent Director); (ii) completion of a merger, sale of substantially all of the assets of, or similar transaction involving, the Company, following which the Company’s stockholders hold 50% or less of the combined voting power of the surviving entity; (iii) our stockholders approve a plan of complete liquidation or dissolution; or (iv) any person or entity becomes the beneficial owner of 30% or more of the combined voting power of the Company.

Restrictive Covenants and Release

The PSA, RSA and SAR award agreements contain restrictive covenants that (i) obligate the NEO not to disclose any of our confidential information at any time. In addition, for two years following termination of employment, an NEO is not permitted to (i) compete with us by directly or indirectly rendering services to, or owning or acquiring certain interests in, any entity that provides services similar to the services we provide in the same areas as our systems, provides services to communities where we own systems, or provide services to us, or (ii) directly or indirectly, solicit the employment of, employ, or cause any other person to take such actions with respect to any person who was our employee or an employee of our affiliates on, or within two years prior to, the effective date of termination. In addition, under the applicable award agreements, accelerated vesting of PSAs, RSAs and SARs upon a termination due to disability, by the Company without “Cause” or by the NEO for “Good Reason” is subject to execution of a general release of claims in favor of the Company and its affiliates.

The following table shows potential payments our NEOs would receive upon a qualifying termination of employment in various circumstances, including a qualifying termination of employment within 18 months following a change of control, in each case assuming that the qualifying termination or change of control occurred on December 31, 2016. In the event of a change in control without a qualifying termination (i.e., a single-trigger event), and assuming the successor company assumes any outstanding awards on the same material terms and conditions, our NEOs would not be entitled to any payments or benefits. Actual payments will only be determined upon the occurrence of any such event. For purposes of the values in this table, the intrinsic value of SARs and the value of PSAs and RSAs (including accrued dividends) are based on the closing price of our common stock as of December 30, 2016, the last trading day of 2016, of $621.73.

Name	Benefit	Termination Without Cause or for Good Reason (1)	Death or Disability (2)	Termination Without Cause or for Good Reason on or Following a Change of Control (3)
Thomas O. Might	Accelerated Equity Vesting	$2,509,674	$2,509,674	$9,607,666
Julia M. Laulis	Accelerated Equity Vesting	$1,194,014	$1,194,014	$4,257,293
Kevin P. Coyle	Accelerated Equity Vesting	$748,239	$748,239	$2,431,622
Stephen A. Fox	Accelerated Equity Vesting	$827,623	$827,623	$3,136,862
Alan H. Silverman	Accelerated Equity Vesting	$836,558	$836,558	$3,224,317

(1)

The amounts in this column represent the value of the pro-rata portion of outstanding SARs and outstanding Staking Shares granted prior to 2016 that would accelerate vesting upon a qualifying termination for each NEO. PSAs granted in 2016 would be forfeited upon such qualifying termination because it would have occurred prior to the first anniversary of grant.

(2)

The amounts in this column represent the value of the pro-rata portion of outstanding SARs and outstanding Staking Shares granted prior to 2016 that would accelerate vesting in the event of death or disability for each NEO. PSAs granted in 2016 would be forfeited upon such termination because it would have occurred prior to the first anniversary of grant.

(3)

The amounts in this column represent the value of all outstanding SARs, Staking Shares and outstanding PSAs (based on the number of earned PSAs as of December 31, 2016) for each NEO, which would accelerate vesting and become exercisable, if applicable, upon a qualifying termination within 18 months following a change of control.

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION FOR 2016

We are asking stockholders to approve an advisory resolution on the compensation of our NEOs as reported in this Proxy Statement, commonly referred to as the “say-on-pay” vote. We are voluntarily conducting the say-on-pay vote at the Annual Meeting although we are not yet required to hold such a vote. Although the say-on-pay vote is advisory and therefore non-binding on us, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

■	Attract and retain highly qualified and productive executives.

■	Motivate executives to enhance our overall performance and profitability through the successful execution of the Company’s short- and long-term business strategies, with an emphasis on the long-term.

■	Align the long-term interests of our executives and stockholders through ownership of Cable ONE stock by executives and by rewarding stockholder value creation.

■	Reflect our pay-for-performance philosophy.

■	Ensure that compensation opportunities are competitive.

We believe that our compensation programs have played a key role in our operating and financial success. We encourage stockholders to read the “Compensation Discussion and Analysis” above, which provides an overview of our executive compensation policies and procedures, how they operate and are designed to achieve our pay-for-performance objectives and how they were applied for 2016. The 2016 Summary Compensation Table and other related compensation tables and narrative provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of the NEOs reported in this Proxy Statement has contributed to our success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOs FOR 2016 ON AN ADVISORY BASIS.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are asking stockholders to cast a non-binding, advisory vote on whether future say-on-pay votes of the nature reflected in Proposal 3 should occur every one, two or three years.

After careful consideration of this proposal, our Board has determined that an advisory vote to approve NEO compensation that occurs every year is the most appropriate policy for the Company at this time, and therefore the Board recommends that you vote for an annual non-binding advisory vote on NEO compensation. While our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. An advisory vote every year to approve NEO compensation would allow our stockholders to provide us with more frequent and timely feedback on our executive compensation philosophy, policies and practices as disclosed in our annual proxy statements.

Stockholders will be able to specify one of four options for this proposal: “1 year,” “2 years,” “3 years” or “abstain.” Stockholders are not voting to approve or disapprove the Board’s recommendation. Although the say-on-frequency vote is advisory and therefore non-binding on us, the Board and the Compensation Committee will review and consider the voting results as appropriate when adopting a policy on the frequency of future say-on-pay votes. To the extent one option from among “1 year”, “2 years”, or “3 years” receives the highest number of votes cast by stockholders, such frequency will be considered by the Board as our stockholders’ recommendation as to the frequency of future say-on-pay votes. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may decide that it is in the best interest of our stockholders and the Company to conduct more or less frequent advisory say-on-pay votes than the frequency recommended by our stockholders and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EVERY “1 YEAR” AS THE FREQUENCY FOR FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION.

PROPOSAL 5: APPROVAL OF THE AMENDED AND RESTATED CABLE ONE, INC. 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

Proposal Summary

On March 27, 2017, the Board approved, subject to the approval of our stockholders, the Amended and Restated Cable One, Inc. 2015 Omnibus Incentive Compensation Plan. The 2015 Omnibus Plan is intended to replace the Existing 2015 Plan. The Existing 2015 Plan would be automatically terminated, replaced and superseded by the 2015 Omnibus Plan on the date on which the 2015 Omnibus Plan is approved by our stockholders, provided that any outstanding awards granted under the Existing 2015 Plan would remain in effect pursuant to their terms. If stockholder approval is not received, the Existing 2015 Plan will remain in place pursuant to its current terms and the changes described below will not be implemented.

We are seeking stockholder approval of the 2015 Omnibus Plan, which would (i) extend the term of the Existing 2015 Plan to May 2, 2027, (ii) amend the individual compensation limit for non-employee directors to $500,000 in cash or based on the grant date value of equity-based awards in any fiscal year and (iii) amend the minimum vesting provision to clarify that a non-employee director who serves his or her full term will be counted as having served for 12 months for purposes of such provision. We are not seeking approval of any additional shares for issuance under the 2015 Omnibus Plan, and the 2015 Omnibus Plan generally restates the term of the Existing 2015 Plan, except as noted above.

Stockholder approval of these amendments is sought to comply with the rules of the NYSE and the requirements of Section 162(m) of the Code, in order to preserve our ability to grant incentive awards that may qualify for a tax deduction, and the requirements of Section 422 of the Code for incentive stock options (“ISOs”) in order to qualify ISOs for special tax treatment.

Stockholder approval of the 2015 Omnibus Plan at the Annual Meeting will also constitute approval of (i) the performance criteria for performance-based awards that are intended to be deductible by us under Section 162(m) of the Code; (ii) the annual per-participant limits for awards under the 2015 Omnibus Plan; and (iii) the classes of employees eligible to receive awards under the 2015 Omnibus Plan.

We intend to grant cash and equity compensation to our executive officers, non-employee directors and certain other employees of the Company under the 2015 Omnibus Plan. The equity compensation granted under the Existing 2015 Plan is a mix of restricted stock, both service-based and performance-based, RSUs and SARs. As of March 17, 2017, we had 145,715 SARs (with weighted-average exercise price of $453.71 and weighted-average remaining contractual life of 8.7 years) outstanding under the Existing 2015 Plan, 45,271 shares of restricted stock (including both PSAs and RSAs, assuming maximum performance) outstanding under the Existing 2015 Plan and 4,584 RSUs (including deferred stock units (“DSUs”)) outstanding under the Existing 2015 Plan. In addition, as of March 17, 2017, a total of approximately 329,962 shares of common stock (excluding shares subject to outstanding SARs and RSUs and shares of restricted stock described in the previous sentence) remained available for future issuance under the Existing 2015 Plan.

Plan Summary

Purpose. The purpose of the 2015 Omnibus Plan would be to promote the interests of the Company and its stockholders by providing the employees, directors and consultants of the Company and its subsidiaries with incentives and rewards to encourage them to continue in the service of the Company and its subsidiaries and with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

Eligible Participants.  Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or its affiliates would be eligible to participate in the 2015 Omnibus Plan. We currently expect that awards will be generally limited to approximately 150 employees and non-employee directors (of whom there are currently seven eligible non-employee directors).

Effective Date. The 2015 Omnibus Plan would become effective on the date it is approved by stockholders and would remain in effect until May 2, 2027 unless it is terminated earlier by the Committee (as defined below) administering the 2015 Omnibus Plan.

Types of Awards. The 2015 Omnibus Plan would provide for the grant of options to purchase shares of our common stock, $0.01 par value (“Shares”), including stock options intended to qualify as ISOs under Section 422 of the Code and nonqualified stock options that are not intended to so qualify (“NQSOs”), SARs, restricted stock awards, RSUs, cash incentive awards, deferred share units, and other equity-based or equity-related awards (each, an “Award”). Awards (other than stock options or SARs) that would be structured to qualify as “qualified performance based compensation” under Section 162(m) of the Code are referred to under the 2015 Omnibus Plan as “Performance Compensation Awards.”

Administration. The 2015 Omnibus Plan would be administered by the Compensation Committee of the Board or such other committee as the Board may designate to administer the 2015 Omnibus Plan (the “Committee”). Subject to the terms of the 2015 Omnibus Plan and applicable law, the Committee would have the sole authority to: (i) take actions and make determinations that it deems necessary or desirable for the administration of the 2015 Omnibus Plan, (ii) designate Award recipients, (iii) determine the type of Awards, (iv) determine the number of Shares or dollar value to be covered by Awards, (v) determine the terms and conditions of any Award, (vi) determine the vesting schedules of Awards, which will provide for full vesting at least 12 months from the date of grant (provided that a non-employee director who serves his or her full term will count as 12 months for this purpose), except with respect to performance-based Awards, cash incentive Awards or Shares in a fixed pool of unrestricted Shares of common stock) (the “Unrestricted Pool”) and establish performance criteria for Awards and determine whether, and to what extent, the performance criteria have been attained, (vii) determine the methods by which and to what extent Awards may be settled, exercised, canceled, forfeited or suspended and determine whether Awards may be exercised or settled in cash, Shares, other securities or other Awards, (viii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards or other property will be deferred, (ix) interpret or reconcile any inconsistency in and correct any default in the 2015 Omnibus Plan, (x) establish, amend, suspend or waive rules and regulations and appoint agents as the Committee deems appropriate for proper administration of the 2015 Omnibus Plan, (xi) accelerate the vesting or exercisability of, payment for, or lapse of restrictions on, Awards (other than during the first 12 months following the grant date) and (xii) amend an outstanding Award or grant a replacement Award if the Committee determines the tax consequences of the Award differ from the consequences expected to occur or changes to tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated.

Share Reserve. We are not seeking approval of any additional shares for issuance under the 2015 Omnibus Plan. Subject to adjustment as provided below, the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the 2015 Omnibus Plan would be equal to the number of Shares remaining available for future issuance under the Existing 2015 Plan as of the date the 2015 Omnibus Plan is approved by our stockholders, regardless of whether such Shares are subject to outstanding awards as of May 2, 2017 (the “Share Pool”). Shares granted under the 2015 Omnibus Plan would consist, in whole or in part, of authorized and unissued Shares or of treasury Shares. The number of Shares remaining available for future issuance under the Existing 2015 Plan as of the date the 2015 Omnibus Plan is approved will be equal to 329,962 shares of common stock less (A) one Share for every Share that was subject to a stock option or stock-settled SAR granted under the Existing 2015 Plan after March 17, 2017 and prior to the date the 2015 Omnibus Plan is approved by stockholders and two Shares for every Share that was subject to an Award other than a stock option or stock-settled SAR granted under the Existing 2015 Plan after March 17, 2017 and prior to the date the 2015 Omnibus Plan is approved by stockholders plus (B) one Share for every Share not issued with respect to any stock option or stock-settled SAR granted under the Existing 2015 Plan, and two Shares in respect of every Share that was not issued with respect to any Award (other than a stock option or stock-settled SAR) granted under the Existing 2015 Plan, in each case that was forfeited, or otherwise terminated or was canceled without delivery of Shares, or was settled other than wholly through delivery of Shares, after March 17, 2017 and prior to the date the 2015 Omnibus Plan was approved by stockholders. No fractional Shares would be issued or delivered under the 2015 Omnibus Plan or any Award. The Committee shall determine whether cash, other securities or other property would be paid or transferred in lieu of any fractional Shares or whether fractional Shares or any rights thereto would be canceled, terminated or otherwise eliminated.

Share Counting Rules.  Each Share with respect to which a stock option or stock-settled SAR granted under the 2015 Omnibus Plan would reduce the Share Pool by one Share. Each Share with respect to which any other Award denominated in Shares is granted under the 2015 Omnibus Plan would reduce the Share Pool by two Shares. Upon exercise of a stock-settled SAR, the Share Pool would be reduced by the Share for each Share with respect to which such stock-settled SAR is exercised regardless of the number of Shares actually delivered upon settlement of such stock-settled SAR. Awards that are required to be settled in cash would not reduce the Share Pool. After the effective date of the 2015 Omnibus Plan, if any Award granted under the 2015 Omnibus Plan or the Existing 2015 Plan were forfeited or otherwise expired, terminated or were canceled without the delivery of all shares subject thereto, or were settled other than by the delivery of shares (including cash settlement), then the number of shares subject to such Award that were not issued would not be treated as issued for purposes of reducing the Share Pool. No Shares that were surrendered or tendered to us in payment of the exercise price of an award or any taxes required to be withheld in respect of an award would become available again to be delivered pursuant to awards under the 2015 Omnibus Plan.

Other Plan Limits.  The maximum aggregate number of Shares in the Share Pool that may be issued pursuant to ISOs would be 329,962 (the “ISO limit”). The maximum aggregate number of Shares with respect to which Awards may be granted in any fiscal year to any participant for Awards that would be intended to qualify as a Performance Compensation Award and be settled in Shares would be 50,000 (or the cash equivalent based on the Fair Market Value (as defined below) of a Share on the date of payment in the case of Performance Compensation Awards that are denominated in Shares but settled in cash). The maximum amount that may be payable pursuant to Performance Compensation Awards that are cash-based Awards granted to any employee under the 2015 Omnibus Plan during any fiscal year would be $15,000,000.

Limit for Non-Employee Directors. The aggregate grant date fair value of Awards (including Share-based and cash-based Awards) that may be granted under the 2015 Omnibus Plan to non-employee directors for service as director during any fiscal year may not exceed $500,000. Any amounts payable in respect of an Award would be counted in the fiscal year earned (not the fiscal year paid), and any interest or other earnings (including dividends that are not included in the grant date fair value of such Award) on any such compensation would not count towards the limit for non-employee directors.

Changes in Capitalization. In the event of any extraordinary dividend or distribution (whether in cash, Shares, other securities or other property), recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off, the Committee would equitably adjust any or all of (i) the number and class of Shares that thereafter may be made the subject of Awards (including the Share Pool, the ISO limit, the annual individual share limit and the Unrestricted Pool) and (ii) the terms of any outstanding Award, including the exercise price and the number or kind of Shares or other securities of the Company or other property subject to outstanding Awards.

In the event the Committee determines that any reorganization, merger, consolidation, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares, including any Change of Control as defined below, the Committee would in its discretion be permitted to make the equitable adjustments described above and (i) make cash payment to Award holders in exchange for the cancellation of the Award (including, in the case of options and SARs, the excess of the Fair Market Value over the exercise price) and (ii) cancel and terminate without payment any option or SAR having a per-Share exercise price greater than or equal to the Fair Market Value of the Shares subject to the Award.

Description of Awards

Stock Options. A stock option is a right to purchase Shares in the future at an exercise price determined by the Committee at the date of grant. Generally, the per-Share exercise price for stock options would not be less than the Fair Market Value (as defined below) on the date of grant (and not less than 110% of such Fair Market Value for ISO grants made to holders of more than 10% of the Company’s voting power). However, in the case of certain Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by, or that combines with, the Company or its affiliates (“Substitute Awards”), options would be permitted to be granted with a per-Share exercise price that is less than 100% of the Fair Market Value per-Share on the date of grant. The terms and conditions of stock options (including exercise price and vesting) would be determined by the Committee subject to limits set forth in the 2015 Omnibus Plan, including the 2015 Omnibus Plan’s 12-month minimum vesting provision, and as set forth in the applicable Award agreement. All stock options granted under the 2015 Omnibus Plan would be NQSOs unless the applicable Award agreement expressly states that the stock option is intended to be an ISO. All terms and conditions of all grants of ISOs would be subject to Section 422 of the Code and the regulations promulgated thereunder. The maximum term for an option is 10 years.

For purposes of the 2015 Omnibus Plan, “Fair Market Value” would mean with respect to Shares on a given date, (i) if there is a public market for the Shares and the Shares are listed on the NYSE or another national stock exchange or quotation system, the closing sale price of the Shares on such date as reported by the exchange or quotation system for such date or, if there were no sales on such date, then the immediately preceding date on which sales of the Shares have been so reported, and (ii) if there is no public market for the Shares on such date, the Fair Market Value would be the value determined by the Committee in good faith.

The exercise price of a stock option would be permitted to be paid with cash or its equivalent (e.g., check) or, in the sole and plenary discretion of the Committee, (1) by exchanging Shares owned by the participant (which are not the subject of any pledge or other security interest), (2) if there is a public market for the Shares at the time of exercise (subject to any rules that the Committee has established), through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the stock option and to deliver cash promptly to the Company an amount equal to the aggregate exercise price, (3) by having the Company withhold the number of Shares from the Shares otherwise issuable pursuant to the exercise of the stock option or (4) through any other method (or combination of methods) that the Committee approves, so long as the combined value of all cash and cash equivalents and the Fair Market Value of any Shares tendered to the Company, together with any Shares withheld by the Company as described above, as of the date of the tender, is equal to the aggregate exercise price and the amount of any Federal, state, local or foreign income or employment taxes required to be withheld.

SARs. A SAR is an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal to the appreciation of the Fair Market Value of a Share over an exercise price. The per-Share exercise price of a SAR would not be less than the Fair Market Value per Share on the date of grant, except for Substitute Awards. Subject to the 2015 Omnibus Plan’s 12-month minimum vesting provision, each SAR would be vested and exercisable at such time, in such manner and subject to such terms and conditions as the Committee may, in its discretion, specify in the applicable Award agreement or thereafter. Upon exercise of a SAR, the holder would receive the value of the appreciation in the Share subject to the SAR over the exercise price. SARs would be permitted to be settled in cash, Shares, other securities, other Awards, other property or a combination of any of the foregoing, as determined by the Committee. The maximum term for a SAR is 10 years.

Restricted Stock. A share of restricted stock would be an actual Share granted under the 2015 Omnibus Plan that would be subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified in the 2015 Omnibus Plan and in the applicable Award agreement. The terms and conditions of restricted shares would be determined by the Committee and set forth in the applicable Award agreement, including the vesting schedule (subject to the 2015 Omnibus Plan’s 12-month minimum vesting provision), vesting criteria, term and methods and form of settlement. Restricted shares would be evidenced in such manner as the Committee may determine. If certificates representing restricted stock are registered in the name of the applicable participant, the certificates would bear an appropriate legend referring to the terms, conditions and restrictions applicable to restricted stock, and the Company would, at its discretion, retain physical possession of the certificates until all applicable restrictions lapse.

RSUs. An RSU is an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award agreement. Each RSU would be granted with respect to a specified number of Shares (or a number of Shares determined pursuant to a specified formula) or would have a value equal to the Fair Market Value of a specified number of Shares (or a number of Shares determined pursuant to a specified formula). RSUs would be permitted to be settled in cash, Shares, other securities, other Awards or other property (as determined by the Committee) upon the lapse of restrictions applicable to such RSUs or in accordance with the applicable Award agreement. The terms and conditions of RSUs, would be determined by the Committee and set forth in the applicable Award agreement, including the vesting schedule (subject to the 2015 Omnibus Plan’s 12-month minimum vesting provision), vesting criteria, term and methods and form of settlement.

Performance Units. A performance unit is an Award that has an initial value that would be established by the Committee (or that would be determined by reference to a valuation formula specified by the Committee or the Fair Market Value of Shares) at the time of the grant. When granting a performance unit, the Committee would set performance goals that, depending on the extent to which they are met during a specified performance period, would determine the number and/or value of performance units that would be paid out to a participant.

Performance units, when earned, would be permitted to be settled in cash, Shares or any combination thereof that has an aggregate fair market value equal to the value of the earned performance units at the close of the applicable performance period. The form and timing of payout of performance units would be determined by the Committee and set forth in the applicable Award agreement. If a performance unit were intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, the requirements described in the section entitled “Performance Compensation Awards” below would be required to be satisfied.

Cash Incentive Awards. A cash incentive award is an Award payable to a participant in cash, which, in the sole discretion of the Committee, may be payable upon the attainment of performance goals that would be established by the Committee. Each cash incentive award would have an initial value that would be established by the Committee at the time of grant. The Committee would set performance goals or other payment conditions in its discretion, which, depending on the extent to which they are met during a specified performance period, would determine the amount and/or value of the cash incentive award that would be paid to the participant. After the applicable vesting period had ended, the holder of a cash incentive award would be entitled to receive a payout of the amount of the cash incentive award earned by the participant over the specified vesting period, which in the case of any cash incentive award subject to performance goals, would be determined by the Committee, in its sole and plenary discretion, as a function of the extent to which the corresponding performance goals or other conditions to payment have been achieved. If a cash incentive award were intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, the requirements described in the section entitled “Performance Compensation Awards” below would be required to be satisfied.

Other Stock-Based Awards. An other stock-based award is an equity-based or equity-related compensation Award not previously described above. Outright grants of fully vested Shares and deferred Share units (i.e. promises to deliver Shares) (whether payable in cash, equity or otherwise) would constitute other stock-based awards. The Committee would determine the amounts and terms and conditions of any such Awards, provided that they comply with applicable laws.

Performance Compensation Awards. The Committee would be permitted to designate any Award (other than stock options and SARs, for which no such designation is necessary) as a Performance Compensation Award in order for such Award to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. The Committee would, in its sole discretion, designate participants who would be eligible to receive a Performance Compensation Award in respect of a specified performance period within the first 90 days of such performance period (or, if shorter, within the maximum period allowed by Section 162(m) of the Code). The Committee would determine (i) the length of performance periods, (ii) the types of Performance Compensation Awards to be issued, (iii) the performance criteria that would be used to establish the performance goals, (iv) the performance formula used to determine whether a Performance Compensation Award had been earned for the performance period, and (v) such other terms and conditions that are consistent with the characterization of the Award as “qualified performance-based compensation” under Section 162(m) of the Code.

The performance measure or measures used to determine whether a Performance Compensation Award had been earned would be based on an objective formula measuring the attainment of specific levels of performance of the Company and/or any of its affiliates, subsidiaries, divisions, operational units, or any combination of the foregoing, and would be limited to the following: (A) share price; (B) net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and/or amortization (“EBITDA”)); (C) adjusted EBITDA (D) earnings per share (including specified types or categories thereof); (E) cash flow (including specified types or categories thereof); (F) revenues (including specified types or categories thereof); (G) return measures (including specified types or categories thereof); (H) stockholder return measures (including specified types or categories thereof); (I) sales or product volume; (J) working capital; (K) gross or net profitability/profit margins (including profitability of an identifiable business unit or product); (L) earnings from continuing operations; (M) costs (including specified types or categories thereof) and cost reduction goals; (N) budget comparisons; (O) implementation or completion of critical projects; (P) market share (in the aggregate or by segment); (Q) the formation of joint ventures, research or development collaborations, or the completion of other transactions; (R) economic value; (S) enterprise value; (T) book, economic book or intrinsic book value (including book value per share); (U) improvements in capital structure; (V) customer satisfaction survey results; (W) operating income; (X) product unit and pricing targets; (Y) combined ratio; (Z) operating ratio; (AA) leverage ratio; (BB) credit rating; (CC) borrowing levels; (DD) objective measures of productivity or operating efficiency; (EE) expenses (including specified types or categories thereof); (FF) product unit and pricing targets; (GG) safety and accident rates; (HH) days sales outstanding; (II) operating metrics relating to sales, installations or customer service or satisfaction; (JJ) capital spending management, network upgrades or product or service deployments; and (KK) market share or penetration, subscriber or customer acquisition or retention, ratings or viewership. Such performance criteria would be permitted to be applied on an absolute basis and/or be relative to one or more peer companies of the Company or indices or any combination thereof.

Requirements to Receive Payment for 162(m) Awards.  Except as otherwise permitted by Section 162(m) of the Code, in order to be eligible for payment in respect of a Performance Compensation Award for a particular performance period, participants would be required to be employed by us on the last day of the performance period, the performance goals for such period are required to be satisfied and certified by the Committee and the performance formula must determine that all or some portion of the Performance Compensation Award has been earned for such period.

The Committee would be permitted to adjust or modify the calculation of performance goals for a performance period, to the extent permitted under Section 162(m) of the Code, which generally would be permitted in the event of, or in anticipation of (but not limited to): (i) any unusual, non-recurring or infrequently occurring items, transactions, events or developments affecting the Company or any of its subsidiaries, affiliates, divisions or operating units (to the extent applicable to such performance goal), or the financial statements of the Company or any of its affiliates, subsidiaries, divisions or operating units (to the extent applicable to such performance goal, or (ii) changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.

Committee Negative Discretion.  In determining the actual size of an individual Performance Compensation Award for a performance period, the Committee would have full and plenary authority to reduce or eliminate the amount of the Award earned, even if applicable performance goals had been attained. The Committee would not however, have authority to: (i) grant or provide payment in respect of Performance Compensation Awards for a performance period if the performance goals for such performance period had not been attained, (ii) increase a Performance Compensation Award, or (iii) increase a Performance Compensation Award above the maximum Plan limitations described above in the Share Reserve and Other Plan Limits sections, except as permitted by Section 162(m) of the Code.

Form of Payment.  Performance Compensation Awards (other than restricted shares, RSUs and other stock-based awards) would be permitted to be paid in cash or in restricted stock, RSUs or fully vested Shares of equivalent value and would be paid on the terms determined by the Committee in its discretion. Any Shares of restricted stock or RSUs would be subject to the terms of the 2015 Omnibus Plan or any successor equity compensation plan and any applicable Award agreement. The number of Shares of restricted stock, RSUs or fully vested Shares that would be equivalent in value to a particular dollar amount would be determined in accordance with a methodology specified by the Committee within the first 90 days of a plan year (or, if shorter, the maximum period allowed under Section 162(m) of the Code).

Dividends and Dividend Equivalent Rights. A dividend equivalent right would entitle the holder to receive cash, Shares, other securities, other Awards or other property (as set forth in the applicable Award agreement), the value of which would be based on the cash dividends paid on Shares that are subject to another Award or on Shares that otherwise had not been issued to the participant. The Committee would be permitted to provide for the payment of dividends or dividend equivalent rights on Awards denominated in Shares that are not options or SARs, including by (i) payment directly to the participant, (ii) withholding of such amounts by the Company subject to vesting of the Award or (iii) reinvestment in additional Shares, Shares of restricted stock or other Awards. A participant would only be eligible to receive dividends or dividend equivalents in respect of any such Award only to the extent the applicable vesting criteria for such Award have been satisfied, and in the case of any Performance Compensation Award, Performance Unit or other performance-based Award to the extent that (A) the performance goals for the relevant performance period had been achieved and (B) the performance formula as applied against such performance goals determines that all or some portion of such Award had been earned.

Change of Control. In the event of a Change of Control (as defined below), unless provision were made in connection with the Change of Control for assumption of, or substitution for, Awards previously granted:

■	any options and SARs outstanding as of the date the Change of Control was determined to have occurred would become fully exercisable and vested, as of immediately prior to the Change of Control;

■

all performance units, cash incentive awards and other awards designated as Performance Compensation Awards would be paid out as if the date of the Change of Control were the last day of the applicable performance period and “target” performance levels had been attained; and

■

all other outstanding awards would automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto would lapse as of immediately prior to such Change of Control.

Unless otherwise provided in an award Agreement, a “Change of Control” would be defined to mean any of the following events, generally:

■

during any consecutive 24-month period, a change in the composition of a majority of the Board, as constituted on the first day of such period, that was not supported by a majority of the incumbent Board;

■

consummation of certain mergers, consolidations or statutory share exchanges or similar form of corporate transaction of the Company (or any of its subsidiaries, if voting securities are issuable) or a sale or other disposition of all or substantially all of its assets to an unaffiliated entity, following which the Company’s stockholders hold 50% or less of the combined voting power of the surviving entity;

■	stockholder approval of a complete liquidation or dissolution of the Company; or

■

the acquisition by any individual, entity or group (other than the Company or any subsidiary or affiliate and certain individuals or groups as provided in the 2015 Omnibus Plan) of beneficial ownership of at least 30% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors.

Amendment and Termination. Our Board may amend, suspend or terminate the 2015 Omnibus Plan, subject to approval of our stockholders if required by the applicable stock exchange listing rules or by applicable law. No such amendment, suspension or termination of the 2015 Omnibus Plan that would materially impair the rights of a holder of an outstanding award would be permitted to be taken without the holder’s consent. No amendment would be permitted to reduce the exercise price of an option or SAR, reprice the option or SAR under GAAP or repurchase or cancel an option or SAR at a time when its exercise price is greater than the fair market value of the underlying Shares, without the prior approval of stockholders.

Assignability. Except as otherwise specified in an Award agreement, Awards granted under the 2015 Omnibus Plan would not be permitted to be assigned, alienated, pledged, attached, sold or otherwise transferred, other than following the death of a participant by will or the laws of descent.

Equity Compensation Plan Information

The following table shows certain information as of December 31, 2016 concerning our compensation plans under which equity securities of the Company are authorized to be issued.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	47,219	$426.80	365,117
Equity compensation plans not approved by security holders	—	—	—
Total	47,219	$426.80	365,117

(1)

Column (a) includes 4,580 Shares underlying outstanding RSUs and DSUs and 42,639 Shares to be issued upon exercise of outstanding SARs. Because there is no exercise price associated with RSUs, these stock awards are not included in the weighted-average exercise price calculation presented in column (b). The SARs are exercisable for Shares with a value equal to the increase in the fair market value of our common stock over the exercise price. For the purposes of calculating the number of Shares to be issued upon exercise of the SARs, we have used the closing price of a Share as reported by the NYSE as of December 30, 2016, the last trading day of 2016 ($621.73).

New Plan Benefits

The amounts of future grants under the 2015 Omnibus Plan are not determinable as awards under the 2015 Omnibus Plan will be granted at the sole discretion of the Committee, or other delegated persons and we cannot determine at this time either the persons who will receive awards under the 2015 Omnibus Plan or the amounts or types of any such awards. For more information regarding the annual long-term incentive targets of our NEOs, please see the section entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Annual Equity Incentive.”

Additional Information Regarding the 2015 Omnibus Plan

The following table lists each NEO named in the 2016 Summary Compensation Table, each director nominee, all current executive officers as a group, all current directors (other than executive officers) as a group, each associate of the foregoing persons, each other person who received at least five percent of the options under the Existing 2015 Plan, and all current employees of the Company (other than executive officers) as a group, indicating, as of March 17, 2017, the aggregate number of SARs granted under the Existing 2015 Plan to each of the foregoing since the inception of the Existing 2015 Plan in 2015. The fair market value per Share on March 17, 2017 was $645.10.

OUTSTANDING AWARDS

Name and Principal Position	SARs Granted Under the Existing 2015 Plan from Inception	Weighted Average Exercise Price
Thomas O. Might, Executive Chairman	33,900	$422.31
Julia M. Laulis, President and Chief Executive Officer	18,300	$476.23
Kevin P. Coyle, Senior Vice President and Chief Financial Officer	4,500	$422.31
Stephen A. Fox, Senior Vice President, Chief Network Officer	11,900	$438.89
Alan H. Silverman, Senior Vice President, General Counsel, and Secretary	11,300	$422.31
Naomi M. Bergman, Director	—	—
Brad D. Brian, Director	—	—
Thomas S. Gayner, Director	—	—
Deborah J. Kissire, Director	—	—
Alan G. Spoon, Director	—	—
Wallace R. Weitz, Director	—	—
Katharine B. Weymouth, Director	—	—
All Current Executive Officers as a Group (eight persons)	106,175	$452.05
All Current Directors (Other than Executive Officers) as a Group (seven persons)	—	—
Associates of Executive Officers, Directors and Director Nominees	—	—
All Current Employees (other than Executive Officers) as a Group (10 persons)	39,000	$458.22

U.S. Federal Income Tax Consequences

The United States federal income tax consequences of the issuance and/or exercise of option awards under the 2015 Omnibus Plan is as follows. The summary is based on the law as in effect on March 17, 2017. The summary does not discuss state or local tax consequences or non-U.S. tax consequences.

Incentive Stock Options. An ISO results in no taxable income to the optionee or a deduction to the Company at the time it is granted or exercised for regular federal income tax purposes. However, upon exercise, the excess of the fair market value of the Shares acquired over the option exercise price is an item of adjustment in computing the alternative minimum taxable income of the optionee, if applicable. If the optionee holds the Shares received as a result of an exercise of an ISO for the later of two years from the date of the grant or one year from the date of exercise, then the gain realized on disposition of the Shares is treated as a long-term capital gain. If the Shares are disposed of during this period, however (i.e., a “disqualifying disposition”), then the optionee will include into income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the Shares, upon exercise of the option over the option exercise price (or, if less, the excess of the amount realized upon disposition of the Shares over the option exercise price). Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee. In the event of a disqualifying disposition, the Company will be entitled to a deduction, in the year of such a disposition, in an amount equal to the amount includible in the optionee’s income as compensation. The optionee’s tax basis in the Shares acquired upon exercise of an ISO is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition. Any further gain realized by the optionee will be taxed as short-term or long-term capital gain and would not result in any deduction by the Company. A disqualifying disposition occurring in the same calendar year as the year of exercise would eliminate the alternative minimum tax effect of the ISO exercise.

Special rules may apply where all or a portion of the exercise price of an ISO is paid by tendering Shares, or if the Shares acquired upon exercise of an ISO are subject to substantial forfeiture restrictions. The foregoing summary of tax consequences associated with the exercise of an ISO and the disposition of Shares acquired upon exercise of an ISO assumes that the ISO is exercised during employment or within three months following termination of employment. The exercise of an ISO more than three months following termination of employment will result in the tax consequences described below for NQSOs, except that special rules apply in the case of disability or death. An individual’s stock options otherwise qualifying as ISOs will be treated for tax purposes as NQSOs (and not as ISOs) to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

NQSOs. An NQSO results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising an NQSO will, at that time, realize taxable compensation in the amount equal to the excess of the then fair market value of the Shares over the option exercise price. Subject to the applicable provisions of the Code, the Company will be entitled to a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s tax basis in Shares received upon exercise is equal to the sum of the option exercise price plus the amount includible in his or her income as compensation upon exercise.

Any gain (or loss) upon subsequent disposition of the Shares will be a long or short-term capital gain to the optionee (or loss), depending upon the holding period of the Shares. If an NQSO is exercised by tendering previously owned Shares in payment of the option price, then, instead of the treatment described above, the following will apply: a number of new Shares equal to the number of previously owned Shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new Shares will be equal to the basis and holding period of the previously owned Shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new Shares received in excess of such number of exchanged Shares; the optionee’s basis in such excess Shares will be equal to the amount of such compensation income, and the holding period in such Shares will begin on the date of exercise. The foregoing summary assumes that the Shares acquired upon exercise of an NQSO option are not subject to a substantial risk of forfeiture.

Section 162(m). Section 162(m) of the Code currently provides that if, in any year, the compensation that is paid to the Chief Executive Officer or to any of the three other most highly compensated executive officers (currently excluding the Chief Financial Officer) exceeds $1,000,000 per person, any amounts that exceed the $1,000,000 threshold will not be deductible by the Company for U.S. federal income tax purposes, unless the compensation qualifies for an exception to Section 162(m) of the Code. Certain performance-based awards under plans approved by stockholders are not subject to the deduction limit. Performance-based compensation is not subject to the deduction limit if certain requirements are met. One requirement is stockholder approval of (i) the performance criteria upon which performance-based awards may be based, (ii) the annual per-participant limits on grants and (iii) the class of employees eligible to receive awards. In the case of restricted shares, RSUs and similar awards, other requirements generally are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee comprised solely of at least two outside directors, as defined under Section 162(m) of the Code, and that no discretion be retained to increase the amount payable under the awards. In the case of stock options and SARs, other requirements are that the option or SAR be granted by a committee of at least two outside directors and that the exercise price of the stock option or SAR be not less than the fair market value of the common stock on the date of grant. Stock options, SARs and Performance Compensation Awards that will be awarded under the 2015 Omnibus Plan are intended to be eligible for this performance-based exception.

Section 409A. Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules will result in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount, and a possible interest charge. Stock options granted with an exercise price that is not less than the fair market value of the underlying Shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options that will be awarded under the 2015 Omnibus Plan are intended to be eligible for this exception. In addition, it is intended that the provisions of the 2015 Omnibus Plan comply with Section 409A of the Code, and all provisions of the 2015 Omnibus Plan will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under these rules.

THE FULL TEXT OF THE 2015 OMNIBUS PLAN IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX B AND THE FOREGOING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH TEXT.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED CABLE ONE, INC. 2015 OMNIBUS INCENTIVE COMPENSATION PLAN AS SET FORTH IN ANNEX B TO THIS PROXY STATEMENT.

DIRECTOR COMPENSATION

The annual compensation arrangements for non-employee directors approved by the Board are comprised of the following components:

Component	Amount
Base Retainer	$150,000
Lead Independent Director or Committee Chair Retainer (“Additional Retainer”)	$15,000

Each such retainer is provided in the form of RSUs. Such RSUs will generally be granted on the date of the Company’s annual stockholder meeting and will vest on the first anniversary of the grant date, subject to the non-employee director’s continued service through such vesting date. Settlement of such RSUs will follow vesting, unless the director has previously elected to defer such settlement until his or her separation from service from the Board. Notwithstanding the foregoing, such RSUs will vest, and be settled, upon a Change of Control of the Company (as defined above in “Executive Compensation—Potential Payments Upon Termination or Change of Control”).

Non-employee directors who serve as a committee chair or lead independent director for less than the full year, or who serve in multiple roles, will be eligible for the Additional Retainer for such partial service or additional roles on a case-by-case basis, as determined by the Board. We also reimburse our non-employee directors for out-of-pocket expenses for the meetings they attended.

Employee directors do not receive additional compensation for serving on the Board.

Director Compensation Table

The following table shows the compensation paid by Cable ONE during the fiscal year ended December 31, 2016 to its non-employee directors.

Director (1)	Stock Awards (2),(3)	All Other Compensation (4)	Total
Naomi M. Bergman	$149,971	$2,120	$152,091
Brad D. Brian	$149,971	$2,120	$152,091
Thomas S. Gayner	$164,738	$950	$165,688
Deborah J. Kissire	$164,738	$2,628	$167,366
Alan G. Spoon	$149,971	$1,509	$151,480
Wallace R. Weitz	$164,738	$2,628	$167,366
Katharine B. Weymouth	$149,971	$442	$150,413

(1)

Thomas O. Might, the Chairman of the Board and Executive Chairman, and Julia M. Laulis, President, Chief Executive Officer and a director, are not included in this table because each is an employee of the Company and receives no additional compensation for his or her service as a director. The compensation received by Mr. Might and Ms. Laulis (who was elected to the Board in 2017) as employees is shown in the 2016 Summary Compensation Table.

(2)

Amounts in this column represent the grant date fair value of the RSU awards computed in accordance with FASB ASC Topic 718 and reflect an estimate of the grant date fair value of RSU grants made through the close of the 2016 fiscal year, rather than amounts paid to or realized by the non-employee directors. There can be no assurance that estimated amounts will be realized, and amounts could ultimately exceed the estimated amounts. The RSUs are scheduled to vest on the date of the Annual Meeting, subject to the service-based vesting conditions and settlement dates described in the narrative above. See Note 11 of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K, filed on March 1, 2017, for a discussion of the assumptions used in valuation of the RSU awards.

(3)	The following table shows the aggregate number of outstanding RSUs held by each non-employee director at December 31, 2016.

Director	RSUs Outstanding at 12/31/2016
Naomi M. Bergman	325
Brad D. Brian	325
Thomas S. Gayner	358
Deborah J. Kissire	358
Alan G. Spoon	325
Wallace R. Weitz	358
Katharine B. Weymouth	325

(4)

Amounts in this column represent the dollar value of dividend equivalents (based on the closing price per Share of our common stock on the dividend payment date) attributable to (i) RSUs granted under the Existing 2015 Plan that are not included in the grant date fair value of such RSU awards reported in the “Stock Awards” column ($508 each for Ms. Kissire and Messrs. Gayner and Weitz), and (ii) DSUs granted under the Existing 2015 Plan that were not included in the grant date fair value of such DSU awards in the applicable year in which they were reported in the “Stock Awards” column (Ms. Bergman - $2,120; Mr. Brian - $2,120; Mr. Gayner - $442; Ms. Kissire - $2,120; Mr. Spoon - $1,509; Ms. Weitz - $2,120; and Ms. Weymouth - $442).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of March 10, 2017 by:

■	each of our directors and nominees for director;

■	each executive officer named in the 2016 Summary Compensation Table;

■	all of our directors and executive officers as a group; or

■	each of our stockholders who we believe (based on the assumptions described below) will beneficially own more than 5% of our outstanding common stock.

Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities he, she or it holds, subject to applicable community property law.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Under such rules, a person is deemed to be the “beneficial owner” of stock if such person has (or shares) either investment power or voting power over such stock or has (or shares) the right to acquire such stock within 60 days by any of a number of means. The percentages shown are calculated based on 5,724,508 Shares outstanding on March 10, 2017. The numbers and percentages shown include Shares actually owned on March 10, 2017 and Shares, SARs (in the case of executive officers), RSUs or DSUs (in the case of non-employee directors) that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all Shares that the identified person or group had the right to acquire within 60 days of March 10, 2017 upon the exercise of SARs or the delivery of RSUs or DSUs are deemed to be outstanding for the purpose of computing the percentage of Shares owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of Shares owned by any other person or group.

Name	Direct Ownership	Exercisable SARs (1)	RSUs / DSUs (2)	Total Beneficial Ownership	Percent
Directors and Named Executive Officers:
Thomas O. Might (3)	23,806	2,868	—	26,674	*
Julia M. Laulis (4)	7,462	1,125	—	8,587	*
Kevin P. Coyle (5)	3,446	—	—	3,446	*
Stephen A. Fox (6)	6,210	922	—	7,132	*
Alan H. Silverman (7)	3,794	956	—	4,750	*
Naomi M. Bergman	—	—	759	759	*
Brad D. Brian	—	—	759	759	*
Thomas S. Gayner (8)	5,773	—	358	6,131	*
Deborah J. Kissire	—	—	835	835	*
Alan G. Spoon	44	—	713	757	*
Wallace R. Weitz	—	—	835	835	*
Katharine B. Weymouth	4,721	—	325	5,046	*
All directors and executive officers as a group, eliminating duplications (15 individuals)	61,985	7,013	4,584	73,582	1.3%

Name	Beneficial Ownership	Percent
Principal Stockholders:
Donald E. Graham (9)	982,338	17.2%
Daniel L. Mosley (10)	501,834	8.8%
T. Rowe Price Associates, Inc. (11)	601,240	10.5%
BlackRock, Inc. (12)	422,782	7.4%
The Vanguard Group (13)	353,932	6.2%

*     Less than 1%.

(1)

For the executive officers, includes the net number of Shares issuable upon exercise of vested SARs. Following vesting, upon exercise of a SAR, the holder would receive the value of the appreciation in the Share subject to the SAR over the exercise price. For purposes of this column, the net number of Shares issuable upon exercise has been calculated using the closing price of a Share as of March 10, 2017 ($638.32).

(2)

For non-employee directors, includes the number of Shares to be received at settlement upon the lapse of restrictions applicable to the RSUs or DSUs per the terms of the non-employee director’s deferral election.

(3)	The amount includes 10,270 Shares of restricted stock awarded to Mr. Might in accordance with the Existing 2015 Plan.

(4)

The amount includes 5,375 Shares of restricted stock awarded to Ms. Laulis in accordance with the Existing 2015 Plan and 1,377 Shares held in a trust with Ms. Laulis’ spouse, with whom Ms. Laulis shares voting and investment power.

(5)	The amount includes 3,446 Shares of restricted stock awarded to Mr. Coyle in accordance with the Existing 2015 Plan.

(6)

The amount includes 2,876 Shares of restricted stock awarded to Mr. Fox in accordance with the Existing 2015 Plan and 2,609 Shares held in a trust with Mr. Fox’s spouse, with whom Mr. Fox shares voting and investment power.

(7)	The amount includes 3,446 Shares of restricted stock awarded to Mr. Silverman in accordance with the Existing 2015 Plan.

(8)	The amount includes 5,200 Shares of our common stock held for the account of a number of beneficial owners in which Mr. Gayner disclaims beneficial ownership.

(9)

Based on a Schedule 13D filed on July 2, 2015, as amended, and a Form 4 filed on November 28, 2016, Mr. Graham was deemed to be the beneficial owner of 982,338 shares of our common stock. Based on the Schedule 13D, Mr. Graham has sole voting and investment power over 328,089 shares and shared voting and investment power over 685,849 shares. The address of Mr. Graham is 1300 North 17th Street, Arlington, Virginia 22209.

(10)

Based on a Schedule 13D filed on July 2, 2015, as amended, Mr. Mosley, as a Trustee of various trusts, has shared voting and investment power with respect to these shares. The address of Mr. Mosley is 825 Eighth Avenue, New York, New York 10019.

(11)

Based on a Schedule 13G/A filed on January 10, 2017, T. Rowe Price Associates, Inc. (“T. Rowe”), an investment advisor, was deemed to be the beneficial owner of 601,240 shares of our common stock. Based on the Schedule 13G/A, T. Rowe has sole voting power over 121,383 shares and sole dispositive power over 601,240 shares. The address of T. Rowe is 100 E. Pratt Street, Baltimore, Maryland 21202.

(12)

Based on a Schedule 13G/A filed on January 23, 2017, BlackRock, Inc. (“BlackRock”), an investment advisor, was deemed to be the beneficial owner of 422,782 shares of our common stock. Based on the Schedule 13G/A, BlackRock has sole voting power over 405,985 shares and sole dispositive power over 422,782 shares. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(13)

Based on a Schedule 13G/A filed on February 10, 2017, The Vanguard Group (“Vanguard”), an investment advisor, was deemed to be the beneficial owner of 353,932 shares of our common stock. Based on the Schedule 13G/A, Vanguard has sole voting power over 2,757 shares, shared voting power over 561 shares, sole dispositive power over 350,859 shares and shared dispositive power over 3,073 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of copies of such reports, and on written representations, if any, from such reporting persons, we believe that during the fiscal year ended December 31, 2016, all such reporting persons filed the required reports on a timely basis under Section 16(a).

REPORT OF THE AUDIT COMMITTEE

One of the standing committees of the Board is the Audit Committee. Currently, there are three non-employee members of the Board on the Audit Committee: Naomi M. Bergman; Deborah J. Kissire, who serves as Chair of the Audit Committee; and Alan G. Spoon. The Audit Committee operates under a delegation of authority from the Board, which has determined that each Audit Committee member is “independent” under the listing standards of the NYSE.

Management has the primary responsibility for the preparation of the Company’s financial statements in accordance with generally accepted accounting principles and for the financial reporting process, including its system of internal control. The Company’s independent auditor, PricewaterhouseCoopers LLP, is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting in accordance with the requirements of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee’s role is one of oversight. In this context, the Audit Committee’s responsibility is to monitor and review these processes, as well as the independence and performance of the Company’s auditor.

In performing its oversight function, the Audit Committee has:

■	reviewed and discussed the audited fiscal year 2016 financial statements with the Company’s management;

■	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees; and

■

received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP their independence.

The Audit Committee has also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the independence of such firm and reviewed matters relating to the Company’s internal control over financial reporting.

Based on such review and discussion and in reliance thereon, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Deborah J. Kissire, Chair

Naomi M. Bergman

Alan G. Spoon

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Agreements with GHC

On July 1, 2015, Cable ONE became an independent company traded under the ticker symbol “CABO” on the NYSE after completion of its legal and structural separation from GHC in the spin-off. The spin-off was effected through the distribution by GHC of 100% of the outstanding shares of common stock of Cable ONE to GHC stockholders as of the record date for the distribution in a pro rata dividend (the “Distribution”).

In order to govern the ongoing relationships between us and GHC after the spin-off and to facilitate an orderly transition, we and GHC entered into agreements providing for various services and rights following the spin-off, and under which we and GHC will indemnify each other against certain liabilities arising from our respective businesses. The following summarizes the terms of the material agreements we entered into with GHC.

Separation and Distribution Agreement

We entered into a Separation and Distribution Agreement with GHC before the Distribution. The Separation and Distribution Agreement sets forth our agreements with GHC regarding the principal actions taken in connection with the spin-off. It also sets forth other agreements that govern aspects of our relationship with GHC following the spin-off.

Transfer of Assets and Assumption of Liabilities. The Separation and Distribution Agreement identifies certain transfers of assets and assumptions of liabilities that were necessary in advance of our separation from GHC so that we and GHC retained the assets of, and the liabilities associated with, our respective businesses. The Separation and Distribution Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between us and GHC.

Internal Transactions. The Separation and Distribution Agreement describes certain actions related to our separation from GHC that occurred prior to the Distribution.

Intercompany Arrangements. All agreements, arrangements, commitments and understandings, including most intercompany accounts payable or accounts receivable, between us, on the one hand, and GHC, on the other hand, terminated effective as of the Distribution, except specified agreements and arrangements that were intended to survive the Distribution.

Credit Support. We agreed to use reasonable best efforts to arrange, prior to the Distribution, for the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances of credit support provided by or through GHC or any of its affiliates for the benefit of us or any of our affiliates.

Representations and Warranties. In general, neither we nor GHC made any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation and Distribution Agreement, all assets were transferred on an “as is,” “where is” basis.

Further Assurances. The parties agreed to use reasonable best efforts to effect any transfers contemplated by the Separation and Distribution Agreement that were not consummated prior to the Distribution as promptly as practicable following the date of the Distribution. In addition, the parties agreed to use reasonable best efforts to effect any transfer or re-transfer of any asset or liability that was improperly transferred or retained as promptly as practicable following the Distribution.

The Distribution. The Separation and Distribution Agreement governs GHC’s and our respective rights and obligations regarding the Distribution. Prior to the Distribution, GHC delivered all the issued and outstanding shares of our common stock to the distribution agent. Following the date of the Distribution, the distribution agent electronically delivered the shares of our common stock to GHC stockholders based on the distribution ratio.

Exchange of Information. We and GHC agreed to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. We and GHC also agreed to use reasonable best efforts to retain such information in accordance with our respective record retention policies as in effect on the date of the Separation and Distribution Agreement. Each party also agreed to use its reasonable best efforts to assist the other with its financial reporting and audit obligation for an agreed period of time.

Release of Claims. We and GHC each agreed to release the other and its affiliates, successors and assigns, and all persons that prior to the Distribution had been the other’s stockholders, directors, officers, members, agents and employees, and their respective heirs, executors, administrators, successors and assigns, from any claims against any of them that arose out of or related to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Distribution. These releases are subject to exceptions set forth in the Separation and Distribution Agreement.

Indemnification. We and GHC each agreed to indemnify the other and each of the other’s current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of them, against certain liabilities incurred in connection with the spin-off and our and GHC’s respective businesses. The amount of either GHC’s or our indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The Separation and Distribution Agreement also specifies procedures regarding claims subject to indemnification.

Transition Services Agreement

We entered into a Transition Services Agreement pursuant to which GHC would provide us, and we would provide GHC, with specified services for a limited time to help ensure an orderly transition following the Distribution. The Transition Services Agreement specifies the calculation of our costs for these services.

The cost of these services was negotiated between us and GHC and may not necessarily be reflective of prices that we could have obtained for similar services from an independent third party.

GHC provided us certain administrative and tax services for a transitional period after the spin-off. The services to be provided under the Transition Services Agreement have been completed, and there were no payments associated with the Transition Services Agreement in 2016.

Tax Matters Agreement

We entered into a Tax Matters Agreement with GHC that governs the respective rights, responsibilities and obligations of GHC and us after the spin-off with respect to all tax matters (including tax liabilities, tax attributes, tax returns and tax contests).

The Tax Matters Agreement generally provides that we will be required to indemnify GHC for any taxes resulting from the failure of any step of the spin-off to qualify for its intended tax treatment under U.S. Federal income tax laws, if such taxes result from (1) untrue representations or breaches of covenants that we made and agreed to in connection with the spin-off, (2) the application of Section 355(e) of the Code to the spin-off by virtue of certain acquisitions of our stock or (3) any other action that we know or reasonably should expect would give rise to such taxes.

With respect to taxes other than those incurred in connection with the spin-off, the Tax Matters Agreement provides that we will indemnify GHC for (1) any taxes of ours or our subsidiaries for all periods after the Distribution, (2) any state or local taxes for all periods that are reported on tax returns that do not include GHC or any of its subsidiaries (other than us), and (3) any U.S. Federal taxes of the GHC group for periods prior to the Distribution to the extent attributable to us or our subsidiaries.

As a member of GHC’s consolidated U.S. Federal income tax group, we had (and continue to have following the spin-off) joint and several liability with GHC to the Internal Revenue Service for the consolidated U.S. Federal income taxes of the GHC group relating to the taxable periods in which we were part of the group.

The Tax Matters Agreement imposes certain restrictions on us (including restrictions on share issuances and repurchases, business combinations, an election to be treated as a real estate investment trust, sales of assets and similar transactions) that were designed to preserve the tax-free nature of the Distribution. These restrictions apply for the two-year period after the Distribution.

Employee Matters Agreement

We entered into an Employee Matters Agreement with GHC that addresses employment, compensation and benefits matters. The Employee Matters Agreement addresses the allocation and treatment of assets and liabilities relating to employees and compensation and benefit plans and programs in which our employees participated. The Employee Matters Agreement also addresses the allocation of responsibilities for certain benefit plans and programs, including retirement plans, nonqualified deferred compensation plans and stock options and restricted stock granted or awarded to our employees under GHC’s equity incentive plans.

In addition, in accordance with the Employee Matters Agreement, GHC provided for continued participation by our employees in certain GHC welfare plans for a limited transitional period following the spin-off. Under the Employee Matters Agreement, we have certain obligations for reimbursements and indemnities between GHC and us relating to such participation. For 2016, the aggregate cost and reimbursements we paid GHC under the Employee Matters Agreement totaled $1.6 million.

Other Arrangements

Prior to the spin-off, we had various other arrangements with GHC, including arrangements whereby GHC provided us with finance, human resources, legal, information technology, general insurance, risk management and other corporate functions. As described in more detail in “—Separation and Distribution Agreement” above, these arrangements, other than those contemplated pursuant to the Transition Services Agreement, were terminated in connection with the spin-off. We do not consider these arrangements with GHC to be material.

Policy and Procedures Governing Related Person Transactions

Our Board has adopted a written policy for the review and approval of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than 5% of any outstanding class of our voting securities, or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Nominating and Governance Committee (or its Chair or other committee member, under certain circumstances) is responsible for applying the policy with the assistance of our General Counsel or his or her designee (if any). Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which: the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; we are, will or may be expected to be a participant; and any related person has or will have a direct material interest or an indirect material interest.

The Nominating and Governance Committee (or its Chair or other committee member as the case may be) may take into account such factors it deems appropriate in its determination to approve or ratify a transaction, which may include:

■	the extent of the related person’s interest in the transaction;

■	whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling his or her duties and responsibilities to the Company;

■	whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

■	whether the transaction is in the best interests of the Company and its stockholders;

■	whether the transaction is consistent with any conflict of interest policies set forth in our Code of Business Conduct and other policies; and

■

whether in connection with any transaction involving a non-employee director or nominee for director, such transaction would compromise such director’s status as: (i) an independent director under the NYSE listing standards or our Corporate Governance Guidelines; (ii) an “outside director” under Section 162(m) of the Code or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such non-employee director serves on the Compensation Committee; or (iii) an independent director under Rule 10A-3 of the Exchange Act, if such non-employee director serves on the Audit Committee.

 The Nominating and Governance Committee (or its Chair or other committee member as the case may be) may impose such conditions or guidelines as it determines appropriate with respect to any related person transaction it approves or ratifies, including, but not limited to:

■	conditions relating to ongoing reporting to the Nominating and Governance Committee and other internal reporting;

■	limitations on the dollar amount of the transaction;

■	limitations on the duration of the transaction or the Nominating and Governance Committee’s approval of the transaction; and

■	other conditions for the protection of the Company and to avoid conferring an improper benefit, or creating the appearance of a conflict of interest.

Related Person Transactions

Thomas S. Gayner and Katharine B. Weymouth, who are members of our Board, also serve on the GHC board of directors. These members of our Board may be required to recuse themselves from deliberations relating to the arrangements with GHC described above and other arrangements between us and GHC in the future.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

Deadline for the Submission of Stockholder Proposals for Inclusion in Our Proxy Statement for Our 2018 Annual Meeting of Stockholders

If any stockholder wishes to submit a proposal to be considered for inclusion in our proxy materials for our 2018 annual meeting of stockholders, such proposal must comply with the requirements of the SEC’s proxy rules and be submitted in writing, received by November 28, 2017, and addressed to our Secretary at 210 E. Earll Drive, Phoenix, Arizona 85012.

Deadline and Procedures Under Our By-laws for Stockholder Nominations and Other Proposals Not Included in Our Proxy Statement for Our 2018 Annual Meeting of Stockholders

Under our By-laws, any stockholder of record wishing to appear at our 2018 annual meeting of stockholders and submit a proposal or nominate a person for election to our Board must submit the proposal or nomination to our Secretary at 210 E. Earll Drive, Phoenix, Arizona 85012 not earlier than January 2, 2018 and not later than February 1, 2018. Any such stockholder proposal or director nomination will not appear in our proxy statement. All stockholder proposals and director nominations, other than stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act, must comply with the requirements of our By-laws. If we do not receive notice by February 1, 2018, or if it meets other requirements of SEC rules, the persons named as proxies in the proxy materials relating to the 2018 annual meeting of stockholders will use their discretion in voting the proxies when these matters are raised at the meeting.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.

A number of brokers have instituted householding of proxy materials unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker. You may also call (800) 542-1061 or write to: Householding Department, Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s).

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

As of the date of this Proxy Statement, the only matters that the Board expects to present to the Annual Meeting are those discussed herein. If any other matter or matters are properly brought before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote on those matters in accordance with their best judgment.

ANNEX A
USE OF NON-GAAP FINANCIAL METRICS

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EBITDA less capital expenditures are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income, net profit margin or net cash provided by operating activities reported in accordance with GAAP. These terms, as defined by Cable ONE, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income in the Reconciliations of Non-GAAP Measures tables below. Adjusted EBITDA Margin is reconciled to net profit margin in the Reconciliations of Non-GAAP Measures tables below. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities in the Reconciliations of Non-GAAP Measures tables below.

“Adjusted EBITDA” is defined as net income plus net interest expense, provision for income taxes, depreciation and amortization, equity- and pre-spin cash-based incentive compensation expense, loss (gain) on deferred compensation, other (income) expense, net, acquisition-related costs, loss on disposal of fixed assets and other unusual operating expenses, as defined in the Reconciliations of Non-GAAP Measures tables below. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by total revenues.

“Adjusted EBITDA less capital expenditures” is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, provision for income taxes, changes in operating assets and liabilities and other unusual operating expenses, as defined in the Reconciliations of Non-GAAP Measures tables below, when used as a liquidity measure.

The Company uses Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EBITDA less capital expenditures to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally-generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities and outstanding 5.75% senior unsecured notes due 2022 to determine compliance with the covenants contained in the facilities and notes. For the purpose of calculating compliance with leverage covenants, the Company uses a measure similar to Adjusted EBITDA, as presented. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes Adjusted EBITDA and Adjusted EBITDA Margin are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its stockholders.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA less capital expenditures and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EBITDA less capital expenditures may not be directly comparable to similarly titled measures reported by other companies.

A-1

Reconciliations of Non-GAAP Measures

	Year Ended December 31,
(in thousands)	2016	2015
Net Income	$98,939	$89,033
Plus: Interest expense, net	30,221	16,090
Provision for income taxes	64,168	56,387
Depreciation and amortization	142,183	140,635
Equity- and pre-spin cash-based incentive compensation expense	12,298	9,739
Loss (gain) on deferred compensation	312	(1,141)
Other (income) expense, net	(5,121)	232
Acquisition-related costs	4,719	-
Loss on disposal of fixed assets	2,821	1,735
Billing system implementation costs	-	5,007
Adjusted EBITDA	$350,540	$317,717
Less: Capital expenditures	125,534	166,361
Adjusted EBITDA less capital expenditures	$225,006	$151,356

	Year Ended December 31,
(in thousands)	2016	2015
Net cash provided by operating activities	$251,831	$246,413
Amortization of financing costs	(1,642)	(902)
Excess income tax benefit for equity-based compensation activities	822	-
Deferred income taxes	403	11,282
Gain on sale of cable system	4,096	-
Changes in operating assets and liabilities	731	(16,177)
Interest expense	30,221	16,090
Provision for income taxes	64,168	56,387
Cash-based incentive compensation expense	-	526
Loss (gain) on deferred compensation	312	(1,141)
Other (income) expense, net	(5,121)	232
Acquisition-related costs	4,719	-
Billing system implementation costs	-	5,007
Capital expenditures	(125,534)	(166,361)
Adjusted EBITDA less capital expenditures	$225,006	$151,356

A-2

ANNEX B

AMENDED AND RESTATED CABLE ONE, INC.

 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

SECTION 1. Purpose. This Amended and Restated Cable One, Inc. 2015 Omnibus Incentive Compensation Plan (the “Plan”) is intended to promote the interests of the Company and its stockholders by providing the employees, directors and consultants of the Company and its Subsidiaries with incentives and rewards to encourage them to continue in the service of the Company and its Subsidiaries and with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company. This Plan is intended to replace the Prior Plan (as defined below), which Prior Plan shall be automatically terminated and replaced and superseded by this Plan on the Effective Date (as defined below). Notwithstanding the foregoing, any awards granted under the Prior Plan shall remain in effect pursuant to their respective terms.

SECTION 2. Definitions. As used herein, the following terms shall have the meanings set forth below:

“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and/or (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

“Award” means any award that is permitted under Section 6 and granted under the Plan or the Prior Plan.

“Applicable Exchange” means the New York Stock Exchange or any other national stock exchange or quotation system on which the Shares may be listed or quoted.

“Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing any Award, which may (but need not) require execution or acknowledgment by a Participant.

“Board” means the Board of Directors of the Company.

“Cash Incentive Award” means an Award (a) granted pursuant to Section 6(h), (b) that is settled in cash and (c) the value of which is set by the Committee and is not calculated by reference to the Fair Market Value of a Share.

“Change of Control” shall (a) have the meaning set forth in an Award Agreement; provided, however, that except in the case of a transaction similar to a transaction described in subparagraph (b)(iii) below, any definition of Change of Control set forth in an Award Agreement shall provide that a Change of Control shall not occur until consummation or effectiveness of a change in control of the Company, rather than upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the Company, or (b) if there is no definition set forth in an Award Agreement, mean the occurrence of any of the following events following the Effective Date:

(i) during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act) (a “Person”), in each case other than the Board;

(ii) the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (a “Sale”), in each case, if such Reorganization or Sale requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) all or substantially all the Persons who were the “beneficial owners” (as used in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding, for such purposes, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any entity controlled by the Continuing Company) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (3) at least a majority of the members of the board of directors of the Continuing Company were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (ii) above that does not otherwise constitute a Change of Control; or

(iv) any Person, corporation or other entity or “group” (as used in Section 13(d) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate or (C) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change of Control for purposes of subparagraph (ii) above;

provided that, to the extent any Award provides for the payment of non-qualified deferred compensation subject to Section 409A of the Code, an event set forth above shall not constitute a “Change of Control” unless it also constitutes a “change in ownership”, a “change in the effective control” or a “change in the ownership of substantial assets” of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5) and such limitation is necessary to avoid an impermissible distribution or other event resulting in adverse tax consequences under Section 409A.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board or a subcommittee thereof, or such other committee of the Board as may be designated by the Board to administer the Plan.

“Company” means Cable ONE, Inc., a corporation organized under the laws of Delaware, together with any successor thereto.

“Deferred Share Unit” means a deferred share unit Award that represents an unfunded and unsecured promise to deliver Shares in accordance with the terms of the applicable Award Agreement.

“Effective Date” shall have the meaning set forth in Section 10(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Exercise Price” means (a) in the case of each Option, the price specified in the applicable Award Agreement as the price-per-Share at which Shares may be purchased pursuant to such Option or (b) in the case of each SAR, the price specified in the applicable Award Agreement as the reference price-per-Share used to calculate the amount payable to the Participant pursuant to such SAR.

“Fair Market Value” means, except as otherwise provided in the applicable Award Agreement, (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (b) with respect to Shares, as of any date, (i) the closing per-share sales price of Shares as reported by the Applicable Exchange for such stock exchange for such date or if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

“Incentive Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) of the Plan or the Prior Plan and (b) is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.

“Independent Director” means a member of the Board (a) who is neither an employee of the Company nor an employee of any Affiliate, and (b) who, at the time of acting, is a “Non-Employee Director” under Rule 16b-3.

“Nonqualified Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) of the Plan or the Prior Plan and (b) is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.

“Participant” means any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or its Affiliates who is eligible for an Award under Section 5 and who is selected by the Committee to receive an Award under the Plan or who receives a Substitute Award pursuant to Section 4(c).

“Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 6(f) of the Plan or the Prior Plan.

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award or Performance Unit or, if applicable, any Cash Incentive Award.

“Performance Formula” means, for a Performance Period, the one or more formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award or Performance Unit or, if applicable, the Cash Incentive Award of a particular Participant, whether all, some portion but less than all, or none of such Award has been earned for the Performance Period.

“Performance Goal” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

“Performance Period” means the one or more periods of time as the Committee may select over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award or Performance Unit or, if applicable, a Cash Incentive Award.

“Performance Unit” means an Award under Section 6(f) of the Plan or the Prior Plan that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee or the Fair Market Value of Shares), which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, upon achievement of such Performance Goals during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.

“Plan” shall have the meaning specified in Section 1.

“Prior Plan” means the Cable ONE, Inc. 2015 Omnibus Incentive Compensation Plan.

“Restricted Share” means a Share that is granted under Section 6(d) of the Plan or the Prior Plan that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the applicable Award Agreement.

“RSU” means a restricted stock unit Award that is granted under Section 6(e) of the Plan or the Prior Plan and is designated as such in the applicable Award Agreement and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.

“Rule 16b-3” means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

“SAR” means a stock appreciation right Award that is granted under Section 6(c) of the Plan or the Prior Plan and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR, subject to the terms of the applicable Award Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Shares” means shares of common stock of the Company, $0.01 par value, or such other securities of the Company (a) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (b) as may be determined by the Committee pursuant to Section 4(b).

“Subsidiary” means any entity in which the Company, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of its stock.

“Substitute Awards” shall have the meaning specified in Section 4(c).

“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unrestricted Pool” means a number of Shares equal to 5% of the total number of Shares originally available for issuance pursuant to Section 4 of the Prior Plan less a number of Shares issued pursuant to Awards granted under the Prior Plan prior to the Effective Date.

SECTION 3. Administration. (a) Composition of the Committee. The Plan shall be administered by the Committee, which shall be composed of one or more directors, as determined by the Board; provided that, to the extent necessary to comply with the rules of the Applicable Exchange and Rule 16b-3 and to satisfy any applicable requirements of Section 162(m) of the Code and any other applicable laws or rules, the Committee shall be composed of two or more directors, all of whom shall be Independent Directors and all of whom shall (i) qualify as “outside directors” under Section 162(m) of the Code and (ii) meet the independence requirements of the Applicable Exchange.

(b) Authority of the Committee. Subject to the terms of the Plan and applicable law, and in addition to the other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including the authority to (i) designate Participants, (ii) determine the type or types of Awards to be granted to a Participant, (iii) determine the number of Shares or dollar value to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards, (iv) determine the terms and conditions of any Awards, (v) determine the vesting schedules of Awards (which, except for Awards (A) relating to a number of Shares not to exceed the Unrestricted Pool, (B) Cash Incentive Awards and (C) Awards subject to vesting in whole or part based on performance criteria, shall provide for full vesting no earlier than 12 months after the applicable grant date (which minimum vesting period shall be deemed satisfied with respect to an Award granted to an Independent Director in connection with an annual shareholder meeting if such Award vests upon or after the immediately following annual shareholder meeting), subject to any accelerated vesting and/or exercisability, as applicable, determined by the Committee in an Award Agreement, the Plan, the Prior Plan or any other applicable arrangement to apply upon the occurrence of a specified event) and, if certain performance criteria must be attained in order for an Award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (vi) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended, (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee, (viii) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan or the Prior Plan, (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, (xi) amend an outstanding Award or grant a replacement Award for an Award previously granted under the Plan or the Prior Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award and any stockholder. Without limiting the generality of the foregoing, the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment. The employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such Participant is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee determines otherwise. A Participant who ceases to be an employee of the Company but continues, or simultaneously commences, services as a director of the Company shall not be deemed to have had a termination of employment for purposes of the Plan.

(d) Indemnification. No member of the Board, the Committee or any employee of the Company (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company from and against (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s organizational documents, in each case, as may be amended from time to time. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s organizational documents, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

(e) Delegation of Authority to Senior Officers. The Committee may delegate, on such terms and conditions as it determines in its sole and plenary discretion, to one or more senior officers of the Company, subject to such restrictions and limitation as the Committee may specify and to the requirements of applicable law, the authority to make grants of Awards to officers (other than any officer subject to Section 16 of the Exchange Act), employees and consultants of the Company and its Affiliates (including any prospective officer (other than any such officer who is expected to be subject to Section 16 of the Exchange Act), employee or consultant), and all necessary and appropriate decisions and determinations with respect thereto.

(f) Awards to Independent Directors. Notwithstanding anything to the contrary contained herein, the Board may, in its sole and plenary discretion, at any time and from time to time, grant Awards to Independent Directors or administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority and responsibility granted to the Committee herein.

SECTION 4. Shares Available for Awards; Cash Payable Pursuant to Awards. (a) Shares and Cash Available. (i) Subject to adjustment as provided in Section 4(b), the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan (the “ Plan Share Limit”) shall be equal to 329,962 Shares, less (A) one Share for every Share that was subject to an Option or stock-settled SAR granted under the Prior Plan after March 17, 2017 and prior to the Effective Date and two Shares for every Share that was subject to an Award other than an Option or stock-settled SAR granted under the Prior Plan after March 17, 2017 and prior to the Effective Date plus (B) one Share for every Share not issued with respect to any Option or stock-settled SAR granted under the Prior Plan, and two Shares in respect of every Share that was not issued with respect to any Award (other than an Option or stock-settled SAR) granted under the Prior Plan, in each case that was forfeited, or otherwise terminated or was canceled without delivery of Shares, or was settled other than wholly through delivery of Shares, after March 17, 2017 and prior to the Effective Date under the Prior Plan.

(ii) Subject to adjustment as provided in Section 4(b), (A) each Share with respect to which an Option or stock-settled SAR is granted under the Plan shall reduce the aggregate number of Shares that may be delivered under the Plan by one Share and (B) each Share with respect to which any other Award denominated in Shares is granted under the Plan shall reduce the aggregate number of Shares that may be delivered under the Plan by two Shares. Upon exercise of a stock-settled SAR, each Share with respect to which such stock-settled SAR is exercised shall be counted as one Share against the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan as provided above, regardless of the number of Shares actually delivered upon settlement of such stock-settled SAR. Awards that are required to be settled in cash will not reduce the Plan Share Limit. Subject to adjustment as provided in Section 4(b), the maximum aggregate number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be equal to 329,962 (such amount, the “Plan ISO Limit”).

(iii) If, after the Effective Date, any Award granted under the Plan or the Prior Plan is (A) forfeited, or otherwise expires, terminates or is canceled without the delivery of all Shares subject thereto, or (B) is settled other than wholly by delivery of Shares (including cash settlement), then, in the case of clauses (A) and (B), the number of Shares subject to such Award that were not issued with respect to such Award will not be treated as issued for purposes of reducing the Plan Share Limit. For the avoidance of doubt, no Shares that are surrendered, withheld or tendered to the Company in payment of the exercise price of an Option or any taxes required to be withheld in respect of any Award shall again become available to be delivered pursuant to Awards granted under the Plan.

(iv) With respect to Awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, subject to adjustment as provided in Section 4(b), (A) in the case of Awards that are settled in Shares, the maximum aggregate number of Shares with respect to which Awards may be granted in any fiscal year of the Company under the Plan to any Participant (other than an Independent Director) shall be 50,000 (the “Annual Individual Plan Share Limit”), (B) in the case of Awards that are settled in cash based on the Fair Market Value of a Share, the maximum aggregate amount of cash that may be paid pursuant to Awards granted to any Participant (other than an Independent Director) in any fiscal year of the Company under the Plan shall be equal to the per-Share Fair Market Value as of the relevant vesting, payment or settlement date multiplied by the Annual Individual Plan Share Limit, and (C) in the case of all Awards to Participants (other than Independent Directors) other than those described in clauses (A) and (B), the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than Shares that may be paid or delivered pursuant to Awards under the Plan to any Participant (other than an Independent Director) in any fiscal year of the Company shall be equal to $15,000,000.

(v) Notwithstanding any other provision in the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Independent Director during any fiscal year, plus the aggregate amount of all payments made in cash or other property earned and paid or payable pursuant to Awards to such director for services rendered for the same fiscal year, shall not exceed $500,000 (the “Annual Independent Director Compensation Limit”).  For the avoidance of doubt, any amounts payable in respect of an Award shall be counted in the fiscal year earned (not the fiscal year paid) and any interest, dividends, dividend equivalents or other earnings on any such compensation, to the extent not included in the calculation of the grant date fair value of such Awards, shall not count towards the Annual Independent Director Compensation Limit.

(b) Adjustments for Changes in Capitalization and Similar Events. (i) In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off, the Committee shall equitably adjust any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (1) Plan Share Limit, (2) the Plan ISO Limit, (3) the Annual Individual Plan Share Limit and (4) the Unrestricted Pool, and (B) the terms of any outstanding Award, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (2) the Exercise Price, if applicable, with respect to any Award; provided, however, that the Committee shall determine the method and manner in which to effect such equitable adjustment.

(ii) In the event that the Committee determines that any reorganization, merger, consolidation, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares (including any Change of Control) such that an adjustment is determined by the Committee in its discretion to be appropriate or desirable, then the Committee may (A) in such manner as it may deem appropriate or desirable, equitably adjust any or all of (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (V) the Plan Share Limit, (W) the Plan ISO Limit (X) the Annual Individual Plan Share Limit and (Y) the Unrestricted Pool, and (2) the terms of any outstanding Award, including (X) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (Y) the Exercise Price, if applicable, with respect to any Award, (B) if deemed appropriate or desirable by the Committee, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (C) if deemed appropriate or desirable by the Committee, cancel and terminate any Option or SAR having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

(c) Substitute Awards. Awards may, in the discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Affiliates or a company acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines (“Substitute Awards”); provided, however, that in no event may any Substitute Award be granted in a manner that would violate the prohibitions on repricing of Options and SARs, as set forth in clauses (i), (ii) or (iii) of Section 7(b). The number of Shares underlying any Substitute Awards shall be counted against the Plan Share Limit; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall not be counted against the Plan Share Limit; provided further that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify for special tax treatment under Sections 421 and 422 of the Code that were previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall be counted against the maximum aggregate number of Shares available for Incentive Stock Options under the Plan.

(d) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

SECTION 5. Eligibility. Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any of its Affiliates shall be eligible to be designated a Participant.

SECTION 6. Awards. (a) Types of Awards. Awards may be made under the Plan in the form of (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) RSUs, (v) Performance Compensation Awards, (vi) Performance Units, (vii) Cash Incentive Awards, (viii) Deferred Share Units and (ix) other equity based or equity related Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Company. Awards may be granted in tandem with other Awards. No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is ineligible to receive an Incentive Stock Option under the Code.

(b) Options. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom Options shall be granted, (B) subject to Section 4(a), the number of Shares subject to each Option to be granted to each Participant, (C) subject to Section 4(b)(ii), the Exercise Price thereof, (D) whether each Option shall be an Incentive Stock Option or a Nonqualified Stock Option and (E) the terms and conditions of each Option, including the vesting criteria, term, methods of exercise and methods and form of settlement. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any regulations related thereto, as may be amended from time to time. Each Option granted under the Plan shall be a Nonqualified Stock Option unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if, for any reason, such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Stock Options.

(ii) Exercise Price. The Exercise Price of each Share covered by each Option shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the Option is granted); provided, however, that in the case of each Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the per-Share Exercise Price shall be no less than 110% of the Fair Market Value per Share on the date of the grant; provided further that Options granted as Substitute Awards may be granted with a per Share exercise price that is less than 100% of the Fair Market Value per Share on the date of grant. Unless otherwise specified by the Committee, each Option is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

(iii) Vesting and Exercise. Subject to the minimum vesting provisions of Section 3(b)(v), each Option shall be vested and exercisable at such times, in such manner and subject to such terms and conditions as the Committee may, in its sole and plenary discretion, specify in the applicable Award Agreement or thereafter. Except as otherwise specified by the Committee in the applicable Award Agreement, each Option may only be exercised to the extent that it has already vested at the time of exercise. Each Option shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment pursuant to Section 6(b)(iv) for the Shares with respect to which the Award is exercised has been received by the Company. Each Option may be exercised in whole or in part; provided, however, an Option shall not be exercisable with respect to fractional Shares and, except as the Committee may, in its sole and plenary discretion, permit otherwise, each partial exercise of an Option shall be with respect to a minimum of 500 Shares. The partial exercise of an Option shall not cause the expiration, termination or cancelation of the remaining portion thereof. Exercise of each Option in any manner shall result in a decrease in the number of Shares that thereafter may be available for sale under the Option and, except as expressly set forth in Sections 4(a) and 4(c), in the number of Shares that may be available for purposes of the Plan, by the number of Shares as to which the Option is exercised. The Committee may impose such conditions with respect to the exercise of each Option, including any conditions relating to the application of Federal or state securities laws, as it may deem necessary or advisable.

(iv) Payment. (A) No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company, and the Participant has paid to the Company (or the Company has withheld in accordance with Section 9(d)) an amount equal to any Federal, state, local and foreign income and employment taxes required to be withheld. Such payments may be made in cash (or its equivalent) or, in the Committee’s sole and plenary discretion, (1) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest), (2) if there shall be a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver cash promptly to the Company, (3) by having the Company withhold Shares from the Shares otherwise issuable pursuant to the exercise of the Option (for the avoidance of doubt, the Shares withheld shall be counted against the maximum number of Shares that may be delivered pursuant to the Awards granted under the Plan as provided in Section 4(a) or (4) through any other method (or combination of methods) as approved by the Committee; provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company, together with any Shares withheld by the Company in accordance with this Section 6(b)(iv) or Section 9(d), as of the date of such tender, is at least equal to such aggregate Exercise Price and the amount of any Federal, state, local or foreign income or employment taxes required to be withheld, if applicable.

(B) Wherever in the Plan or any Award Agreement a Participant is permitted to pay the Exercise Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

(v) Expiration/Forfeiture. Except as otherwise set forth in the applicable Award Agreement, each Option shall expire immediately, without any payment, upon the tenth anniversary of the date the Option is granted (or, in the case of vested Options, three months after the date the Participant who is holding the Option ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates, if earlier). In no event may an Option be exercisable after the tenth anniversary of the date the Option is granted.

(c) SARs. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom SARs shall be granted, (B) subject to Section 4(a), the number of SARs to be granted to each Participant and (C) subject to Section 4(c)(ii), the Exercise Price thereof and (D) the terms and conditions of each SAR, including the vesting criteria, term, methods of exercise and methods and form of settlement.

(ii) Exercise Price. The Exercise Price of each Share covered by a SAR shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the SAR is granted); provided that SARs granted as Substitute Awards may be granted with a per Share exercise price that is less than 100% of the Fair Market Value per Share on the date of grant. Unless otherwise specified by the Committee, each SAR is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

(iii) Vesting and Exercise. Each SAR shall entitle the Participant to receive an amount upon exercise equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the Exercise Price thereof. The Committee shall determine, in its sole and plenary discretion, whether a SAR shall be settled in cash, Shares, other securities, other Awards, other property or a combination of any of the foregoing. Subject to the minimum vesting provisions of Section 3(b)(v), each SAR shall be vested and exercisable at such time, in such manner and subject to such terms and conditions as the Committee may, in its discretion, specify in the applicable Award Agreement or thereafter.

(iv) Expiration/Forfeiture. Except as otherwise set forth in the applicable Award Agreement, each SAR shall expire immediately, without any payment, upon the tenth anniversary of the date the SAR is granted (or, in the case of vested SARs, three months after the date the Participant who is holding the SAR ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates, if earlier). In no event may SAR be exercisable after the tenth anniversary of the date the SAR is granted.

(d) Restricted Shares. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom Restricted Shares shall be granted, (B) subject to Section 4(a), the number of Restricted Shares to be granted to each Participant, (C) subject to the minimum vesting provisions of Section 3(b)(v), the duration of the period during which, and the conditions, if any, under which, the Restricted Shares may vest or may be forfeited to the Company and (D) the terms and conditions of each such Award, including the vesting criteria, term and methods and form of settlement.

(ii) Share Certificates. Each Restricted Share may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the applicable Participant, such certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of such certificates until such time as all applicable restrictions lapse.

(iii) Rights as a Stockholder. In connection with each grant of Restricted Shares, except as provided in the applicable Award Agreement and subject to Section 6(j), the Participant shall be entitled to the rights of a stockholder (including the right to vote and the payment of dividends or dividend equivalents) in respect of such Restricted Shares.

(e) RSUs. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom RSUs shall be granted, (B) subject to Section 4(a), the number of RSUs to be granted to each Participant, (C) subject to the minimum vesting provisions of Section 3(b)(v), the duration of the period during which, and the conditions, if any, under which, the RSUs may vest or may be forfeited to the Company and (D) the terms and conditions of each such Award, including the vesting criteria, term and methods and form of settlement.

(ii) Payment/Lapse of Restrictions. Each RSU shall be granted with respect to a specified number of Shares (or a number of Shares determined pursuant to a specified formula) or shall have a value equal to the Fair Market Value of a specified number of Shares (or a number of Shares determined pursuant to a specified formula). RSUs shall be paid in cash, Shares, other securities, other Awards or other property, as determined in the sole and plenary discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.

(f) Performance Compensation Awards. (i) General. The Committee shall have the authority, at the time of grant of any Award, to designate such Award (other than an Option or SAR) as a Performance Compensation Award in order for such Award to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. Options and SARs granted under the Plan shall not be included among Awards that are designated as Performance Compensation Awards under this Section 6(f).

(ii) Eligibility. The Committee shall, in its sole discretion, designate within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants shall be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant as eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle such Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 6(f). Moreover, designation of a Participant as eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant as eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

(iii) Discretion of the Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select (A) the length of such Performance Period, (B) the type(s) of Performance Compensation Awards to be issued, (C) the Performance Criteria that will be used to establish the Performance Goal(s), (D) the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply to the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, (E) any additional vesting conditions whether or not performance-based (that are not deemed Performance Goals) that may apply to such Awards and (F) the Performance Formula; provided that any such Performance Formula shall be objective and non-discretionary. Within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.

(iv) Performance Criteria. Notwithstanding the foregoing, the Performance Criteria that shall be used to establish the Performance Goal(s) with respect to Performance Compensation Awards shall be based on the attainment of specific levels of performance of the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and shall be limited to one or any combination of the following criteria: (A) share price; (B) net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and/or amortization) (“EBITDA”); (C) adjusted EBITDA (D) earnings per share (including specified types or categories thereof); (E) cash flow (including specified types or categories thereof); (F) revenues (including specified types or categories thereof); (G) return measures (including specified types or categories thereof); (H) stockholder return measures (including specified types or categories thereof); (I) sales or product volume; (J) working capital; (K) gross or net profitability/profit margins (including profitability of an identifiable business unit or product); (L) earnings from continuing operations; (M) costs (including specified types or categories thereof) and cost reduction goals; (N) budget comparisons; (O) implementation or completion of critical projects; (P) market share (in the aggregate or by segment); (Q) the formation of joint ventures, research or development collaborations, or the completion of other transactions; (R) economic value; (S) enterprise value; (T) book, economic book or intrinsic book value (including book value per share); (U) improvements in capital structure; (V) customer satisfaction survey results; (W) operating income; (X) product unit and pricing targets; (Y) combined ratio; (Z) operating ratio; (AA) leverage ratio; (BB) credit rating; (CC) borrowing levels; (DD) objective measures of productivity or operating efficiency; (EE) expenses (including specified types or categories thereof); (FF) product unit and pricing targets; (GG) safety and accident rates; (HH) days sales outstanding; (II) operating metrics relating to sales, installations or customer service or satisfaction (JJ) capital spending management, network upgrades or product or service deployments; and (KK) market share or penetration, subscriber or customer acquisition or retention, ratings or viewership. Such Performance Criteria may be applied on an absolute basis, be relative to one or more peer companies of the Company or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of the applicable Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective manner the method of calculating the Performance Criteria it selects to use for such Performance Period.

(v) Modification of Performance Goals. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), or any time thereafter (but only to the extent the exercise of such authority after such 90-day period (or such shorter period, if applicable) would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code), in its sole and plenary discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code, including but not limited to, (A) in the event of, or in anticipation of, any unusual or nonrecurring corporate item, transaction, event or development affecting the Company, or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal) or (B) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or the financial statements of the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.

(vi) Payment of Performance Compensation Awards. (A) Condition to Receipt of Payment. A Participant must be employed by the Company or one of its Subsidiaries on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. Notwithstanding the foregoing and to the extent permitted by Section 162(m) of the Code, in the discretion of the Committee, Performance Compensation Awards may be paid to Participants who have retired or whose employment has terminated prior to the last day of the Performance Period for which a Performance Compensation Award is made, or to the designee or estate of a Participant who died prior to the last day of a Performance Period.

(B) Limitation. Except as otherwise permitted by Section 162(m) of the Code, a Participant shall be eligible to receive a payment in respect of a Performance Compensation Award only to the extent that (1) the Performance Goal(s) for the relevant Performance Period are achieved and certified by the Committee in accordance with Section 6(f)(vi)(C) and (2) the Performance Formula as applied against such Performance Goal(s) determines that all or some portion of such Participant’s Performance Compensation Award has been earned for such Performance Period.

(C) Certification. Following the completion of a Performance Period, the Committee shall certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the objective Performance Formula. The Committee shall then determine the actual amount of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply negative discretion as authorized by Section 6(f)(vi)(D).

(D) Negative Discretion. In determining the actual amount of an individual Performance Compensation Award for a Performance Period, the Committee may, in its sole and plenary discretion, reduce or eliminate the amount of the Award earned in the Performance Period, even if applicable Performance Goals have been attained and without regard to any employment agreement between the Company and a Participant.

(E) Discretion. Except as otherwise permitted by Section 162(m) of the Code, in no event shall any discretionary authority granted to the Committee by the Plan be used to (1) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained, (2) increase a Performance Compensation Award for any Participant at any time after the first 90 days of the Performance Period (or, if shorter, the maximum period allowed under Section 162(m) of the Code) or (3) increase the amount of a Performance Compensation Award above the maximum amount payable under Section 4(a) of the Plan. Nothing in this Section 6(f) is intended to limit the Committee’s discretion to adopt conditions with respect to any Award that is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code or the Committee’s discretion in respect of conditions that are not Performance Goals with respect to any Award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(F) Form of Payment. In the case of any Performance Compensation Award other than a Restricted Share, RSU or other equity-based Award that is subject to performance-based vesting conditions, such Performance Compensation Award shall be payable, in the discretion of the Committee, in cash or in Restricted Shares, RSUs or fully vested Shares of equivalent value and shall be paid on such terms as determined by the Committee in its discretion. Any Restricted Shares and RSUs shall be subject to the terms of this Plan (or any successor equity-compensation plan) and any applicable Award Agreement. The number of Restricted Shares, RSUs or Shares that is equivalent in value to a dollar amount shall be determined in accordance with a methodology specified by the Committee within the first 90 days of the relevant Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code).

(g) Performance Units. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Performance Units shall be granted.

(ii) Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met during a Performance Period, will determine in accordance with Section 4(a) the number and/or value of Performance Units that will be paid out to the Participant.

(iii) Earning of Performance Units. Subject to the provisions of the Plan, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number and value of Performance Units earned by the Participant over the Performance Period, to be determined by the Committee, in its sole and plenary discretion, as a function of the extent to which the corresponding Performance Goals have been achieved.

(iv) Form and Timing of Payment of Performance Units. Subject to the provisions of the Plan, the Committee, in its sole and plenary discretion, may pay earned Performance Units in the form of cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions in the applicable Award Agreement deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payout of such Awards shall be set forth in the applicable Award Agreement.

(h) Cash Incentive Awards. (i) Grant. Subject to the provisions of the Plan, the Committee, in its sole and plenary discretion, shall have the authority to determine (A) the Participants to whom Cash Incentive Awards shall be granted, (B) subject to Section 4(a), the amount of Cash Incentive Awards to be granted to each Participant, (C) the duration of the period during which, and the conditions, if any, under which, the Cash Incentive Awards may vest or may be forfeited to the Company and (D) the other terms and conditions of each Cash Incentive Award. Each Cash Incentive Award shall have an initial value that is established by the Committee at the time of grant. The Committee may set performance goals or other payment conditions in its discretion, which, depending on the extent to which they are met during a specified performance period, shall determine the amount and/or value of the Cash Incentive Award that shall be paid to the Participant.

(ii) Earning of Cash Incentive Awards. Subject to the provisions of the Plan, after the applicable vesting period has ended, the holder of a Cash Incentive Award shall be entitled to receive a payout of the amount of the Cash Incentive Award earned by the Participant over the specified vesting period, which, in the case of any Cash Incentive Award the vesting of which is subject to the achievement of performance goals, shall be determined by the Committee, in its sole and plenary discretion, as a function of the extent to which the corresponding performance goals or other conditions to payment have been achieved.

(i) Other Stock-Based Awards. Subject to the provisions of the Plan, including the minimum vesting provisions of Section 3(b)(v), the Committee shall have the sole and plenary authority to grant to Participants other equity-based or equity-related Awards (including Deferred Share Units and fully vested Shares) (whether payable in cash, equity or otherwise) in such amounts and subject to such terms and conditions as the Committee shall determine; provided that any such Awards must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law.

(j) Dividends and Dividend Equivalents. In the sole and plenary discretion of the Committee, the Committee may provide in the applicable Award Agreement, other than for an Option, SAR or Cash Incentive Award, for the payment of dividends or dividend equivalents to the Participant, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole and plenary discretion, including (i) payment directly to the Participant, (ii) withholding of such amounts by the Company subject to vesting of the Award or (iii) reinvestment in additional Shares, Restricted Shares or other Awards; provided, however, that a Participant shall be eligible to receive dividends or dividend equivalents in respect of any such Award only to the extent that the applicable vesting criteria for such Award have been satisfied and in the case of any Performance Compensation Award, Performance Unit or other performance-based Award that is payable upon the achievement of Performance Goals, (A) the Performance Goals for the relevant Performance Period are achieved and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Award has been earned for such Performance Period.

SECTION 7. Amendment and Termination. (a) Amendments to the Plan. Subject to any applicable law or government regulation, to any requirement that must be satisfied if the Plan is intended to be a stockholder-approved plan for purposes of Section 162(m) of the Code and to the rules of the Applicable Exchange, the Plan may be amended, modified or terminated by the Board without the approval of the stockholders of the Company, except that stockholder approval shall be required for any amendment that would (i) increase either the Plan Share Limit or the Plan ISO Limit, (ii) change the class of employees or other individuals eligible to participate in the Plan or (iii) result in the amendment, cancellation or action described in clause (i), (ii) or (iii) of the second sentence of Section 7(b) being permitted without the approval by the Company’s stockholders; provided, however, that any adjustment under Section 4(b) shall not constitute an increase for purposes of this Section 7(a)(i). No amendment, modification or termination of the Plan may, without the consent of the Participant to whom any Award shall theretofor have been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such Award, unless otherwise provided by the Committee in the applicable Award Agreement or made to comply with applicable law, tax rules, stock exchange rules or accounting rules.

(b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award theretofor granted, prospectively or retroactively; provided, however, that, except as set forth in the Plan, for such actions taken to comply with applicable law, tax rules, stock vesting rules or accounting rules or as otherwise provided by the Committee in the applicable Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any Award theretofor granted shall not to that extent be effective without the consent of the applicable Participant, holder or beneficiary. Notwithstanding the preceding sentence, in no event may any Option or SAR (i) be amended to decrease the Exercise Price thereof, (ii) be canceled at a time when its Exercise Price exceeds the Fair Market Value of the underlying Shares in exchange for another Option or SAR or any Restricted Share, RSU, other equity-based Award, award under any other equity-compensation plan or any cash payment or (iii) be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or SAR, unless such amendment, cancelation or action is approved by the Company’s stockholders. For the avoidance of doubt, an adjustment to the Exercise Price of an Option or SAR that is made in accordance with Section 4(b) or Section 8 shall not be considered a reduction in Exercise Price or “repricing” of such Option or SAR.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 6(f)(v) and the penultimate sentence of Section 7(b), the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including the events described in Section 4(b) or the occurrence of a Change of Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law (i) whenever the Committee, in its sole and plenary discretion, determines that such adjustments are appropriate or desirable, including providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event, (ii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by providing for a cash payment to the holder of an Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (iii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by canceling and terminating any Option or SAR having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

SECTION 8. Change of Control. Unless otherwise provided in the applicable Award Agreement, in the event of a Change of Control after the Effective Date, unless provision is made in connection with the Change of Control for (a) assumption or continuation of Awards previously granted or (b) substitution for such Awards of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and the Exercise Prices, if applicable, (i) any outstanding Options or SARs then held by Participants that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change of Control, (ii) all Performance Units, Cash Incentive Awards and Awards designated as Performance Compensation Awards shall automatically vest as of immediately prior to such Change of Control as if the date of the Change of Control were the last day of the applicable Performance Period and “target” performance levels had been attained and shall be paid out as soon as practicable following such Change of Control, and (iii) all other outstanding Awards (i.e., other than Options, SARs, Performance Units, Cash Incentive Awards and Awards designated as Performance Compensation Awards) then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto shall lapse as of immediately prior to such Change of Control and shall be paid out as soon as practicable following such Change of Control. The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control has occurred and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

SECTION 9. General Provisions. (a) Nontransferability. Except as otherwise specified in the applicable Award Agreement, during the Participant’s lifetime, each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative, and no Award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that (i) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance; (ii) no transfer by will or the laws of descent and distribution of any Award, or the right to exercise any Award, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Award; and (iii) the Board or the Committee may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability; provided, however, that Incentive Stock Options shall not be transferable in any way that would violate Section 1.422-2(a)(2) of the Treasury Regulations and in no event may any Award (or any rights and obligations thereunder) be transferred in any way in exchange for value. All terms and conditions of the Plan and all Award Agreements shall be binding upon any permitted successors and assigns.

(b) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

(c) Share Certificates. All certificates or book entry credits for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, the Applicable Exchange and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Shares shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates.

(d) Withholding. (i) Authority to Withhold. A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii) Alternative Ways to Satisfy Withholding Liability. Without limiting the generality of Section 9(d)(i), subject to the Committee’s discretion, a Participant may satisfy, in whole or in part, the foregoing withholding liability (A) by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest) or by delivery of irrevocable instructions to a broker to sell Shares and promptly deliver to the Company the proceeds from the sale of Shares, in each case, with the amount realized equal to the amount required to cover such withholding liability or (B) by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option or SAR, or the lapse of the restrictions on any other Award (in the case of SARs and other Awards, if such SARs and other Awards are settled in Shares), the number of whole Shares necessary to satisfy such withholding liability based on the fair value of such Shares at such time.

(e) Section 409A. (i) It is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(ii) No Participant or the creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.

(iii) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (A) such Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant.

(iv) Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

(f) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

(g) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares, other types of equity-based awards (subject to stockholder approval if such approval is required) and cash incentive awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(h) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as a director, officer, employee or consultant of or to the Company or any Affiliate, nor shall it be construed as giving a Participant any rights to continued service on the Board. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any directorship or consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(i) No Rights as Stockholder. No Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Except as otherwise provided in Section 4(b), Section 7(c) or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, or other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

(j) Governing Law. (i) The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

(k) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l) Other Laws; Restrictions on Transfer of Shares. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole and plenary discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole and plenary discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal and any other applicable securities laws.

(m) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant or any other Person, on the other. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.

(n) Recoupment of Awards. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that an Award granted thereunder shall be canceled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, (a) violates a non-competition, non-solicitation or non-disclosure covenant or agreement, (b) otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion or (c) to the extent applicable to the Participant, otherwise violates any policy adopted by the Company or any of its Affiliates relating to the recovery of compensation granted, paid, delivered, awarded or otherwise provided to any Participant by the Company or any of its Affiliates as such policy is in effect on the date of grant of the applicable Award or, to the extent necessary to address the requirements of applicable law (including Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Exchange Act, Section 304 of the Sarbanes-Oxley Act of 2002 or any other applicable law), as may be amended from time to time. The Committee may also provide in an Award Agreement that (i) a Participant will forfeit any gain realized on the vesting or exercise of such Award if the Participant engages in any activity referred to in the preceding sentence, or (ii) a Participant must repay the gain to the Company realized under a previously paid Performance Compensation Award, Performance Unit or any other Award that vested or was earned with respect to performance objectives if a financial restatement reduces the amount that would have been earned under such Award. Notwithstanding the foregoing, none of the non-disclosure restrictions in this Section 9(n) or in any Award Agreement shall, or shall be interpreted to, impair the Participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act).

(o) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(p) Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If an Award recipient, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make such an election and the Participant makes the election, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the Internal Revenue Service (or any successor thereto) or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or any other applicable provision.

(q) Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten days of such disposition.

(r) Headings and Construction. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Whenever the words “include”, “includes” or “including” are used in the Plan, they shall be deemed to be followed by the words “but not limited to”, and the word “or” shall not be deemed to be exclusive.

SECTION 10. Term of the Plan. (a) Effective Date. The Plan shall be effective as of the date of its adoption by the Board and approval by the Company’s stockholders (the date of such approval, the “Effective Date”).

(b) Expiration Date. No Award shall be granted under the Plan after the tenth anniversary of the Effective Date. No Incentive Stock Option shall be granted under the Plan after the tenth anniversary of the date of its adoption by the Board. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award, shall nevertheless continue thereafter.

CABLE ONE

CABLE ONE, INC.
210 EAST EARLL DRIVE
PHOENIX, AZ 85012

SCAN TO
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VOTE BY INTERNET - www.proxyvote.com or scan the QR code above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM, Eastern Time, the day before the cut-off date or meeting date **scheduled for May 2, 2017**. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
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E20579-P87052 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CABLE ONE, INC.

The Board of Directors unanimously recommends you vote FOR all Nominees.

Vote on Directors

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Alan G. Spoon	☐	☐	☐
1b. Wallace R. Weitz	☐	☐	☐

Vote on Proposals

The Board of Directors unanimously recommends you vote 1 YEAR on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
4. To select the frequency of future advisory votes on executive compensation on an advisory basis	☐	☐	☐	☐

The Board of Directors unanimously recommends you vote FOR proposal 5.	**For**	**Against**	**Abstain**
5. To approve the Amended and Restated Cable One, Inc. 2015 Omnibus Incentive Compensation Plan	☐	☐	☐

Please mark the box if you plan to attend the Annual Meeting. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V1.1

ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 2, 2017
8:30 a.m. (local time)

You may vote over the Internet, by telephone, or by mail.
Please read the card carefully for instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E20580-P87052

CABLE ONE, INC.
This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 2, 2017

The undersigned stockholder of CABLE ONE, INC., a Delaware corporation (the "Company"), hereby appoints Kevin P. Coyle and Alan H. Silverman, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Stockholders to be held on Tuesday, May 2, 2017, at 8:30 a.m., local time, at the Millenium Hilton, 55 Church Street, New York, New York 10007, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.

The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side for each proposal; **however, if no instruction is given on the reverse side, this proxy will be voted in accordance with the Board of Directors' recommendations;** and (ii) to vote, in their discretion, with respect to such other matters (including matters incidental to the conduct of the meeting) as may properly come before the meeting or any postponements or adjournments thereof.

Continued and to be signed on reverse side

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